 Filed pursuant to Rule 424(b)(1)
 Registration No. 333-249434
PROSPECTUS
NEUROTROPE BIOSCIENCE, INC.
8,969,340 shares of Common Stock
(par value $0.0001) and Warrants to purchase 3,911,326 shares of Common Stock

This prospectus (the “Prospectus”) is being furnished to you as a securityholder in Neurotrope. Inc., a Nevada corporation (“Neurotrope”), in connection with the planned distribution (the “Spin-Off “ or the “Distribution”) by Neurotrope to its holders of common stock, preferred stock and certain holders of warrants to purchase shares of Neurotrope common stock (the “Neurotrope Warrants”), of all the shares of common stock, par value $0.0001 per share (the “Common Stock”), of Neurotrope Bioscience, Inc. (“Neurotrope Bioscience,” “we,” “us,” “our,” or the “Company”) held by Neurotrope immediately prior to the Spin-Off and the planned issuance by us of warrants (collectively referred to in this prospectus as the “Spin-Off Warrants”) to purchase up to an aggregate of 3,911,326 shares of Common Stock to the holders of Neurotrope Warrants that choose to obtain the Spin-Off Warrants instead of shares of Common Stock pursuant to an anti-dilution provision contained in the Neurotrope Warrants. The Spin-Off Warrants are exercisable for a period of five years from the consummation of the Spin-Off and consist of 157,792 Series A Warrants to purchase up to 157,792 shares of Common Stock with an exercise price of $49.43 per share (the “Series A Warrants”), 623,250 Series B Warrants to purchase up to 623,250 shares of Common Stock with an exercise price of $19.77 per share (the “Series B Warrants”), 908,464 Series C Warrants to purchase up to 908,464 shares of Common Stock with an exercise price of $9.89 per share (the “Series C Warrants”) and 2,221,820 Series D Warrants to purchase up to 2,221,820 shares of Common Stock with an exercise price of $3.95 per share. The Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants are collectively referred to in this prospectus as the “Spin-Off Warrants.” Immediately prior to the time of the Distribution, Neurotrope will hold 100% of the outstanding shares of Common Stock.
At the time of the Spin-Off, Neurotrope will distribute all the outstanding shares of Common Stock held by it to holders of Neurotrope’s equity securities and we will issue Spin-Off Warrants to purchase an aggregate of 3,911,326 shares of Common Stock to holders of Neurotrope Warrants that choose to obtain the Spin-Off Warrants instead of shares of Common Stock pursuant to an anti-dilution provision contained in the Neurotrope Warrants. Every five shares of Neurotrope’s common stock outstanding as of 5:00 p.m., New York City time, on a date to be determined and announced on or prior to the date of the special meeting of the stockholders of Neurotrope that is expected to be held on November 25, 2020 (the “Record Date”), will entitle the holder thereof to receive one share of Common Stock, every holder of Neurotrope’s preferred stock will be entitled to receive one share of Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock held as of the Record Date, holders of certain Neurotrope Warrants that are entitled to participate in the Spin-Off pursuant to the terms thereof will receive one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of their Neurotrope Warrants held as of the Record Date, and the holders of Neurotrope Warrants that elected to receive Spin-Off Warrants will receive corresponding Spin-Off Warrants exercisable for one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of their Neurotrope Warrants held as of the Record Date. The Distribution will be made in book-entry form by a distribution agent. Fractional shares of Common Stock will not be distributed in the Spin-Off and the Spin-Off Warrants will be rounded up to the nearest whole number. The distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each holder (net of any required withholding for taxes applicable to each holder) who would otherwise have been entitled to receive a fractional share in the distribution.
The Spin-Off will be effective as of the date that is on or about the fifth business day after the Record Date. Immediately after the Spin-Off, the Company is expected to be an independent publicly-traded company.
We have asked the Neurotrope stockholders to vote on the Spin-Off, but believe that it is not required under Nevada law and reserve the right to consummate the Spin-Off even if the Neurotrope stockholders do not approve it. Neurotrope stockholders will not be required to pay any consideration for the Common Stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of Neurotrope’s common stock or take any other action in connection with the Spin-Off.
Neurotrope currently owns all the outstanding shares of Common Stock. Accordingly, there is currently no public market for the Common Stock. We have filed an application to have our Common Stock quoted on the OTCQB market of the OTC Markets Group, Inc. (the “OTCQB”) under a symbol that is yet to be determined, but there are no assurances that our Common Stock will be approved for quotation on the OTCQB. We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this Prospectus and may elect to do so in future filings.
You should read carefully this Prospectus and any applicable prospectus supplement, together with the additional information described in this Prospectus under the heading “Where You Can Find More Information,” before you invest in any of our securities.
In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 22 of this Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Prospectus is November 9, 2020

i

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF
The following questions and answers briefly address some commonly asked questions about the Spin-Off. They may not include all the information that is important to you. We encourage you to read carefully this entire Prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.
Q:
What is the Spin-Off ?

A:
The Spin-Off is the method by which we will separate from Neurotrope. In the Spin-Off, Neurotrope will distribute to its holders of common stock and preferred stock and certain holders of Neurotrope Warrants, all the outstanding shares of our Common Stock and we will issue the Spin-Off Warrants to the holders of Neurotrope Warrants that elect to obtain Spin-Off Warrants instead of shares of Common Stock pursuant to provisions contained in the Neurotrope Warrants. Following the Spin-Off, we will be an independent publicly-traded company, and Neurotrope will not retain any ownership interest in us.

Q:
Will the number of Neurotrope shares of common stock I own change as a result of the Spin-Off ?

A:
No, the number of shares of Neurotrope common stock you own will not change as a result of the Spin-Off.

Q:
What are the reasons for the Spin-Off ?

A:
The Neurotrope board of directors considered the following potential benefits in deciding to pursue the Spin-Off:

•
The Spin-Off will allow investors to separately value Neurotrope (to become Petros Pharmaceuticals, Inc. (“Petros”) in connection with the Mergers described below) and Neurotrope Bioscience based on each company’s unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Spin-Off will also provide investors with two distinct and targeted investment opportunities.

•
The Spin-Off will allow each business to more effectively pursue its own distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. Upon the consummation of the contemplated mergers involving Neurotrope and Metuchen Pharmaceuticals, LLC, a Delaware limited liability company (“Metuchen”) (the “Mergers”), the management of Petros will focus on the men’s health sector. Our management will be able to focus exclusively on the Neurotrope Bioscience business.

•
The Spin-Off will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology and value-enhancing M&A opportunities.

•
The Spin-Off will create independent, public companies that will afford each company direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities.

•
The Spin-Off will facilitate incentive compensation arrangements for employees and management that are more directly tied to the performance of each relevant company’s business and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Q:
What will I receive in the Spin-Off ?

A:
If you are a holder of shares of Neurotrope common stock, you will receive shares of Common Stock based on the application of the expected distribution ratio of one share of our Common Stock for every five shares of Neurotrope common stock. If you are a holder of shares of preferred stock, you will receive one share of our Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock held as of the Record Date. You will receive shares of Common Stock through the same channels that you currently use to hold or trade Neurotrope common stock, whether through a brokerage account or other channel. Receipt of our shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.
If you own Neurotrope common stock or Neurotrope preferred stock as of a date to be determined and announced on or prior to the date of the special meeting of the stockholders of Neurotrope that is being held on November 25, 2020, the Record Date for the Distribution, Neurotrope, with the assistance of Philadelphia Stock Transfer, Inc. (“Philadelphia Stock Transfer”), the distribution agent for the Distribution, will electronically distribute shares of Common Stock to you or to your brokerage firm on your behalf in book-entry form. Philadelphia Stock Transfer will mail you a book-entry account statement that reflects your shares of Neurotrope Bioscience Common Stock, or your bank or brokerage firm will credit your account for the shares.
If you are a holder of Neurotrope Warrants, pursuant to the terms of the Neurotrope Warrants, you will receive either (i) shares of Common Stock based on the application of the expected distribution ratio of one share of our Common Stock for every Neurotrope Warrant to purchase five shares of Neurotrope common stock or (ii) the Spin-Off Warrants, which will be exercisable into a number of shares of Common Stock based on the same ratio used to determine the number of shares of Common Stock that common stockholders of Neurotrope will receive in the Spin-Off.
Q:
What is being distributed to holders of Neurotrope common stock in the Spin-Off ?

A:
Neurotrope will distribute approximately 5,058,014 shares of our Common Stock in the Spin-Off, based, among other things, on the application of the distribution ratio of one share of our Common Stock for every five shares of Neurotrope common stock to approximately 23,790,667 shares of Neurotrope common stock outstanding as of October 26, 2020 and certain holders of Neurotrope Warrants. The actual number of shares of our Common Stock that Neurotrope will distribute will depend on the number of shares of Neurotrope common stock outstanding on the Record Date and the number of shares certain other holders of Neurotrope Warrants will be entitled to. The shares of our Common Stock that Neurotrope distributes will constitute all of the issued and outstanding shares of our Common Stock immediately prior to the Spin-Off. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock — Common Stock.”

Q:
What is being distributed to holders of the Neurotrope Warrants?

A:
If you are a holder of Neurotrope Warrants, pursuant to the terms of the Neurotrope Warrants, you will receive either (i) shares of Common Stock based on the application of the expected distribution ratio of one share of our Common Stock for every Neurotrope Warrant to purchase five shares of Neurotrope common stock or (ii) the Spin-Off Warrants, which will be exercisable into a number of shares of Common Stock based on the same ratio used to determine the number of shares of Common Stock that common stockholders of Neurotrope will receive in the Spin-Off. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock — Common Stock.”

Q:
What is the Record Date for the Distribution?

A:
Neurotrope will designate the close of business as of a date to be determined and announced on or prior to the date of the special meeting of the stockholders of Neurotrope that is expected to be held on November 25, 2020, which we refer to as the “Record Date”, as the record ownership date for the Distribution. The Record Date will occur prior to the closing of the Mergers so that former Metuchen stakeholders will not participate in the Spin-Off.

Q:
When will the Distribution to Neurotrope holders of common stock and Neurotrope Warrants occur?

A:
The completion and timing of the Distribution are dependent upon a number of conditions, including the consummation of the Mergers. The exact timing and ratio of the Distribution, as well as any participation by holders of common stock and certain holders of Neurotrope Warrants, are as yet undetermined.

Q:
What do I have to do to participate in the Distribution?

A:
You are not required to take any action, but we urge you to read this Prospectus carefully. Holders of Neurotrope common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of Neurotrope common stock, in order to receive shares of our Common Stock in the Distribution. We have asked the Neurotrope stockholders to vote on the Spin-Off, but believe that it is not required under Nevada law and reserve the right to consummate the Spin-Off even if the Neurotrope stockholders do not approve it.

Q:
If I sell my shares of Neurotrope common stock on or before the Distribution Date, will I still be entitled to receive shares of the Common Stock in the Distribution?

A:
If you hold shares of Neurotrope common stock on the Record Date and decide to sell them on or before the Distribution Date, you may choose to sell your Neurotrope common stock with or without your entitlement to our Common Stock. You should discuss these alternatives with your bank, broker or other nominee. See “The Spin-Off — Trading Prior to the Distribution Date” for more information.

Q:
How will Neurotrope distribute shares of our Common Stock?

A:
Registered stockholders: If you are a registered stockholder (meaning you own your shares of Neurotrope common stock directly through Neurotrope’s transfer agent, Philadelphia Stock Transfer), our distribution agent will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account with our transfer agent on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of whole shares of our Common Stock you own. You will be able to access information regarding your book-entry account holding our Common Stock at Philadelphia Stock Transfer.

“Street name” or beneficial stockholders: If you own your shares of Neurotrope common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.
We will not issue any physical stock certificates to any stockholders, even if requested. See “The Spin- Off — When and How You Will Receive Company Common Stock” for a more detailed explanation.
Q:
If I transfer my Neurotrope Warrants on or before the Distribution Date, will I still be entitled to receive either shares of the Common Stock or the Spin-Off Warrants in the Distribution?

A:
If you hold Neurotrope Warrants on the Record Date and decide to transfer them on or before the Distribution Date, you may choose to transfer your Neurotrope common stock with or without your entitlement to our Common Stock or Spin-Off Warrants, as applicable. See “The Spin-Off — Trading Prior to the Distribution Date” for more information.

Q:
How will Neurotrope distribute shares of our Common Stock or the Spin-Off Warrants, as applicable?

A:
If you have elected to receive Common Stock pursuant to the terms of the Neurotrope Warrants held by you, our distribution agent will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account with our transfer agent on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of whole shares of our Common Stock you own. You will be able to access information regarding your book-entry account holding our Common Stock at Philadelphia Stock Transfer. We will not issue any physical stock certificates to any stockholders, even if requested. See “The Spin- Off — When and How You Will Receive Company Common Stock” for a more detailed explanation. If you have chosen to receive the Spin-Off Warrants pursuant to the terms of the Neurotrope Warrants held by you, we will issue the Spin-Off Warrants to you in the appropriate amount upon the consummation of the Spin-Off.

Q:
How will fractional shares be treated in the Distribution?

A:
The distribution agent will not distribute any fractional shares of our Common Stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Neurotrope stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). There are no assurances that trading in the Common Stock will commence immediately following the Spin-Off, if ever. See “The Spin-Off — Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

Q:
What are the U.S. federal income tax consequences of the Spin-Off to Neurotrope stockholders who are U.S. taxpayers?

A:
The Spin-Off will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each Neurotrope stockholder that is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders”) would generally be treated as receiving a taxable distribution equal to the sum of the fair market value of our Common Stock (determined at the time of the Spin-Off) and cash in lieu of a fractional share (if any) received by such stockholder in the Spin-Off. Such distribution would be treated as a taxable dividend to the extent of such Neurotrope stockholder’s ratable share of Neurotrope’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in its shares of Neurotrope common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for more information regarding the potential tax consequences of the Spin-Off to U.S. Holders.

Q:
Does the Company intend to pay cash dividends?

A:
Following the Spin-Off, we do not anticipate paying any dividends on our Common Stock in the foreseeable future. See “Dividend Policy” for more information.

Q:
How will the Common Stock trade?

A:
Currently, there is no public market for our Common Stock. We have filed an application to be quoted on the OTCQB under a symbol that is yet to be determined. There are no assurances that trading in the Common Stock will commence immediately following the Spin-Off, if ever. See “The Spin-Off — Trading Prior to the Distribution Date” for more information. We cannot predict the trading prices for the Common Stock before, on or after the Distribution Date.

Q:
Will the Spin-Off affect the trading price of my Neurotrope common stock?

A:
It may. Although the trading price will no longer reflect the value of the Neurotrope and Neurotrope Bioscience businesses (including the cash that will go with us and not be retained by Neurotrope in the Mergers), it is possible that the market for Neurotrope common stock already reflects both the Spin-Off and the contemplated Mergers. There can be no assurance that the aggregate market value of shares of Neurotrope common stock and Neurotrope Bioscience Common Stock following the Distribution will be higher or lower than the market value of shares of Neurotrope common stock if the Spin-Off and Distribution did not occur. This means, for example, that the combined trading prices of one share of Neurotrope common stock and one share of Neurotrope Bioscience Common Stock after the Distribution may be equal to, greater than or less than the trading price of one share of Neurotrope common stock before the Distribution.

Q:
Do I have appraisal rights in connection with the Spin-Off ?

A:
No. Holders of Neurotrope common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:
Who is the transfer agent and registrar for the Common Stock?

A:
Philadelphia Stock Transfer, Inc. is the transfer agent and registrar for the Common Stock.

Q:
Are there risks associated with owning shares of the Common Stock?

A:
Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this Prospectus.

Q:
Are there any conditions to completing the Spin-Off ?

A:
Yes. The Spin-Off is conditional upon a number of matters, including the authorization and approval of the board of directors of Neurotrope, the consummation of the Mergers and the declaration of effectiveness of our Registration Statement on Form S-1, of which this Prospectus is a part, by the Securities and Exchange Commission. See “Summary of the Spin-Off — Conditions to the Spin-Off ” for a more detailed explanation of the conditions to completing the Spin-Off.

Q:
Where can I get more information?

A:
Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact:

Neurotrope, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
Attention: Corporate Secretary
After the Spin-Off, if you have any questions relating to the Company, you should contact:
Neurotrope Bioscience, Inc.
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
Attention: Corporate Secretary

SUMMARY
This summary of certain information contained in this Prospectus may not include all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the Spin-Off, you should read this Prospectus in its entirety and the documents to which you are referred. See “Where You Can Find More Information.”
In this Prospectus, unless the context otherwise requires:
•
“Neurotrope” refers to Neurotrope, Inc. and, except for all periods following the Spin-Off, its consolidated subsidiary, Neurotrope Bioscience, Inc.,

•
“Neurotrope Bioscience,” “Company,” “we,” “our” and “us” refer to Neurotrope Bioscience, Inc., and

•
“Petros Pharmaceuticals, Inc.” or “Petros” refers to the combined company of Neurotrope and Metuchen that will be formed following the Spin-Off and upon the consummation of the Mergers.

Overview
On May 17, 2020, in connection with the contemplated Mergers, as provided in the merger agreement by and among Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., (“Petros”) a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (as defined herein), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), which was subsequently amended on July 23, 2020 and September 30, 2020, Neurotrope announced plans for the complete legal and structural separation of the Company from Neurotrope. Neurotrope will distribute all of our Common Stock to Neurotrope’s holders of common stock and preferred stock and certain holders of warrants to purchase shares of Neurotrope common stock (the “Neurotrope Warrants”) that have elected to receive shares of Common Stock pursuant to the terms of the Neurotrope Warrants. Furthermore, pursuant to warrant amendment agreements entered into by Neurotrope with certain existing holders of Neurotrope Warrants, such holders of Neurotrope Warrants to purchase an aggregate of 3,911,326 shares of Neurotrope common stock have elected to receive, pursuant to the terms of the Neurotrope Warrants, in lieu of any other consideration under the Neurotrope Warrants, warrants (the “Spin-Off Warrants”) to purchase up to an aggregate of 3,911,326 shares of Common Stock. Following the Distribution, we will be an independent publicly traded company. The Distribution will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each Neurotrope stockholder that is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders”) would generally be treated as receiving a taxable distribution equal to the sum of the fair market value of our Common Stock (determined at the time of the Spin-Off) and cash in lieu of a fractional share (if any) received by such stockholder in the Spin-Off. Such distribution would be treated as a taxable dividend to the extent of such Neurotrope stockholder’s ratable share of Neurotrope’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in its shares of Neurotrope common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for more information regarding the potential tax consequences of the Spin-Off to U.S. Holders. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.
Pursuant to the Distribution, all cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operations, assets and liabilities of Neurotrope not retained by Neurotrope in connection with the Mergers, will be transferred to us. Accordingly, our business and financial position is essentially the business and financial position of Neurotrope prior to the Mergers, but minus $20,000,000 of cash and with a somewhat different capital structure. The Record Date, the timing of the Distribution, as well as the degree of participation by holders of common stock and certain holders of Neurotrope Warrants in the distribution have not yet been determined. We do not know whether our Common Stock will be quoted on the OTCQB, and, if not, we cannot be certain that an active trading market for our shares of common stock with develop or be sustained after the distribution. We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Summary — Implications of Being an Emerging Growth Company.”
Implication of Being An Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of our most recently completed second fiscal quarter or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,
•
we may reduce our executive compensation disclosure;

•
we may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Prospectus;

•
we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•
we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

We have availed ourselves in this Prospectus of the reduced reporting requirements described above with respect to compensation disclosure requirements and selected financial data. As a result, the information that we provide stockholders may be less comprehensive than what you might receive from other public companies. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have not elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company.”
Smaller Reporting Company
We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Our Company
We are a biopharmaceutical company with product candidates in pre-clinical and clinical development. We are principally focused on developing a product platform based upon a drug candidate called bryostatin for the treatment of Alzheimer’s disease (“AD”), which is in the clinical testing stage. We are also evaluating potential therapeutic applications of bryostatin for other neurodegenerative or cognitive diseases and dysfunctions, such as Fragile X syndrome, Multiple Sclerosis, and Niemann-Pick Type C disease, which have undergone pre-clinical testing. Neurotrope Bioscience has been a party to a technology license and services agreement with the original Blanchette Rockefeller Neurosciences Institute (“BRNI”) (which has been known as Cognitive Research Enterprises, Inc. (“CRE”) since October 2016), and its affiliate NRV II, LLC, which we collectively refer to herein as “CRE,” pursuant to which Neurotrope Bioscience now has an exclusive non-transferable license to certain patents and technologies required to develop our proposed products. Neurotrope Bioscience was formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, until March 2013, had been financed through funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health, which is part of the U.S. Department of Health and Human Services, and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through Neurotrope in collaboration with CRE. Licensing agreements have been entered into with Stanford University for the exclusive use of synthetic bryostatin and for the potential use of bryostatin-like compounds, called Bryologs, for certain therapeutic indications.
Corporate Information
Neurotrope is a Nevada corporation incorporated on June 13, 2013. Neurotrope Bioscience is a Delaware corporation incorporated on October 31, 2012. The address of our principal executive offices is 1185 Avenue of the Americas, 3rd Floor, New York, New York. Our telephone number after the Distribution will be (973) 242-0005. We maintain an Internet site at http://www.neurotropebioscience.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision. The information and other content contained in, or accessible through, our website are not part of, and is not incorporated into, this Prospectus, and investors should not rely on any such information in deciding whether to invest in our Common Stock.

The Offering
Common Stock being offered . . . . . . . . .
5,058,014 shares of common stock, par value $0.0001 per share (“Common Stock”) after the application of the distribution ratio of one share of Common Stock for every five shares of Neurotrope common stock, one share of Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock and one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of the Neurotrope Warrants whose holders are entitled to participate in the Spin-Off pursuant to the terms thereof.
Warrants being offered . . . . . . . . .
Spin-Off Warrants to purchase up to 3,911,326 shares of common stock, par value $0.0001 per share (“Common Stock”) pursuant to certain anti-dilution provisions contained in the Neurotrope Warrants.
Common Stock outstanding . . . . . . . . . .
23,790,667 shares (as of October 26, 2020)
Use of Proceeds . . . . . . . . . . . . . . . . . .
We will not receive any proceeds from the Distribution of the Common Stock in the Spin-Off. However, we will receive the exercise price upon any exercise of the Spin-Off Warrants, to the extent exercised on a cash basis. If the Spin-Off Warrants are exercised in full on a cash basis, we would receive gross proceeds of approximately $37.8 million. We currently intend to use such proceeds, if any, for research and development, general corporate purposes and working capital. The holders of the Spin-Off Warrants are not obligated to exercise the Spin-Off Warrants, and we cannot predict whether and when, if ever, the holders of the Spin-Off Warrants will choose to exercise the Spin-Off Warrants, in whole or in part. See “Use of Proceeds.”
Dividend policy . . . . . . . . . . . . . . . . . .
We intend to retain any earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.
Risk Factors . . . . . . . . . . . . . . . . . . . .
Owning our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in shares of our Common Stock, you should carefully review and consider the “Risk Factors” section of this Prospectus.
Stock exchange symbol . . . . . . . . . . . . .
We have applied to have our Common Stock quoted on the OTCQB under a symbol that is yet to be determined, but there is no assurance that our Common Stock will be approved for quotation on the OTCQB.
Summary of the Spin-Off
Distributing Company . . . . . . . . . . . . .
Neurotrope, Inc., a Nevada corporation, which holds all of our Common Stock issued and outstanding prior to the Distribution. After the Distribution, Petros will not own any shares of our Common Stock or our preferred stock.
Distributed Company . . . . . . . . . . . . . .
Neurotrope Bioscience, Inc., a Delaware corporation and a wholly-owned subsidiary of Neurotrope. Pursuant to the

Distribution, all cash in excess of $20,000,000, subject to certain adjustments, and all of the operations, assets and liabilities of Neurotrope not retained by Neurotrope will be transferred to us. After the Spin-Off, we will be an independent publicly traded company.
Distributed Securities . . . . . . . . . . . . . .
All of the shares of our Common Stock are owned by Neurotrope. Based on the approximately 23,790,667 shares of Neurotrope common stock outstanding on October 26, 2020, and applying the distribution ratio of one share of Common Stock for every five shares of Neurotrope common stock, one share of Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock and one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of the Neurotrope Warrants whose holders are entitled to participate in the Spin-Off pursuant to the terms thereof, approximately 5,058,014 shares of our Common Stock will be distributed. Finally, we will distribute Spin-Off Warrants to purchase approximately 3,911,326 shares of our Common Stock to certain holders of Neurotrope Warrants that elected to receive Spin-Off Warrants pursuant to the terms of their Neurotrope Warrants, based on the application of the distribution ratio of Spin-Off Warrants exercisable into one share of our Common Stock for every Neurotrope Warrant exercisable into five shares of Neurotrope common stock.
Record Date . . . . . . . . . . . . . . . . . . . .
The Record Date will be a date to be determined and announced on or prior to the date of the special meeting of the stockholders of Neurotrope that is expected to be held on November 25, 2020.
Distribution Date. . . . . . . . . . . . . . . .
The Distribution Date will be the date that is on or about the fifth business day after the Record Date.
Distribution Ratio . . . . . . . . . . . . . . . .
Each holder of Neurotrope common stock will receive one share of our Common Stock for every five shares of Neurotrope common stock it holds on the Record Date. Each holder of preferred stock will receive one share of Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock, held as of the Record Date. Each holder of Neurotrope Warrants that are entitled to participate in the Spin-Off pursuant to the terms thereof will receive one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of their Neurotrope Warrants held as of the Record Date. The distribution agent will distribute only whole shares of our Common Stock in the Spin-Off. See “The Spin-Off — Treatment of Fractional Shares” for more detail. Please note that if you sell your shares of Neurotrope common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the Neurotrope shares that you sold. See “The Spin-Off — Trading Prior to the Distribution Date” for more detail.
The Distribution . . . . . . . . . . . . . . . .
On the Distribution Date, Neurotrope will release the shares of our Common Stock to the distribution agent to distribute to Neurotrope holders of common stock and certain holders of Neurotrope Warrants. Neurotrope will distribute our shares in book-entry form, and thus we will not issue any physical stock certificates. We expect that it will take the distribution agent up to two weeks to electronically issue shares of our Common Stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your shares of Neurotrope common stock or take any other action to receive your shares of our Common Stock.
Fractional Shares . . . . . . . . . . . . . . . . .
The distribution agent will not distribute any fractional shares of our Common Stock to Neurotrope stockholders. Instead, the distribution agent will first aggregate fractional shares into whole shares, then sell the whole shares in the open market at prevailing market prices on behalf of Neurotrope stockholders entitled to receive a fractional share, and finally distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). See “The Spin-Off — Treatment of Fractional Shares” for more detail. If you receive cash in lieu of fractional shares, you will not be entitled to any interest on the payments. The cash you receive in lieu of fractional shares generally will, for U.S. federal income tax purposes, be taxable as described under “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders.”
Conditions to the Spin-Off . . . . . . . . . .
The Spin-Off is subject to the satisfaction, or the Neurotrope board of directors’ waiver, of the following conditions:
•
the Neurotrope board of directors shall have authorized and approved the Spin-Off and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to holders of Common Stock;

•
the Separation Agreement and the ancillary agreements contemplated by the Separation Agreement shall have been executed by each party thereto;

•
the consummation of the contemplated Mergers;

•
the Securities and Exchange Commission (the “SEC”) shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of Neurotrope shall have occurred or failed to occur that prevents the consummation of the Spin-Off;

•
no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the Neurotrope board of directors, would result in the Spin-Off having a material adverse effect on Neurotrope or its holders of common stock;

•
prior to the Distribution Date, this Prospectus shall have been mailed to the Neurotrope holders of common stock and certain holders of Neurotrope Warrants as of the Record Date;

•
Neurotrope shall have duly elected the individuals to be listed as members of our post-Spin-Off board of directors in this Prospectus, and such individuals shall be the members of our board of directors, which we refer to as our “Board,” immediately after the Spin-Off; provided that our current directors shall appoint at least one independent director to serve on our Board and Audit and Finance Committee prior to the date on which trading of our Common Stock commences;

•
immediately prior to the Distribution Date, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each in substantially the form filed as an exhibit to the Registration Statement on Form S-1, of which this Prospectus is a part, shall be in effect; and

•
Neurotrope shall have received a certificate signed by our Chief Financial Officer, dated as of the Distribution Date, certifying the satisfaction of certain conditions.

The fulfillment of the foregoing conditions will not create any obligation on the part of Neurotrope to effect the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our Common Stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Spin-Off. Neurotrope has the right not to complete the Spin-Off if, at any time, the Neurotrope board or directors determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Neurotrope or its holders of common stock or is otherwise not advisable.
Trading Market and Symbol . . . . . . . . .
We have filed an application to have our Common Stock quoted on the OTCQB under a symbol that is yet to be determined. We expect that “regular-way” trading of our Common Stock will begin the first trading day after the

Distribution Date. However, there are no assurances that trading in the Common Stock will commence immediately following the Spin-Off, if ever.
We also anticipate that, as early as two trading days prior to the Record Date, there will be two markets in Neurotrope common stock: (i) a “regular-way” market on which shares of Neurotrope common stock will trade with an entitlement for the purchaser of Neurotrope common stock to receive shares of our Common Stock to be distributed in the Distribution, and (ii) an “ex-distribution” market on which shares of Neurotrope common stock will trade without an entitlement for the purchaser of Neurotrope common stock to receive shares of our Common Stock. See “The Spin- Off — Trading Prior to the Distribution Date.”
Tax Consequences . . . .
The Spin-Off will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each Neurotrope stockholder that is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders”) would generally be treated as receiving a taxable distribution equal to the sum of the fair market value of our Common Stock (determined at the time of the Spin- Off) and cash in lieu of a fractional share (if any) received by such stockholder in the Spin-Off.
Such distribution would be treated as a taxable dividend to the extent of such Neurotrope stockholder’s ratable share of Neurotrope’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in its shares of Neurotrope common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for more information regarding the potential tax consequences of the Spin-Off to U.S. Holders.
We urge you to consult your tax advisor as to the specific tax consequences of the Spin-Off to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.
Relationship with Neurotrope after the Spin-Off . . . . . . . . . . . . . . . . . . . . .
We intend to enter into agreements with Neurotrope related to the Spin-Off, which will govern the relationship between Neurotrope and us up to and after completion of the Spin-Off and allocate between Neurotrope and us various assets, liabilities, rights and obligations. These agreements include:
•
a Separation Agreement that will set forth Neurotrope’s and our agreements regarding the principal actions that both parties will take in connection with the Spin-Off and aspects of our relationship following the Spin-Off;

•
a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of Neurotrope and us after the Spin-Off with respect to all tax matters; and

We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions — Agreements with Neurotrope,” and describe some of the risks of these arrangements under “Risk Factors — Risks Relating to the Spin-Off.”
Dividend Policy . . . . . . . . . . . . . . . . . .
Following the Spin-Off, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. See “Dividend Policy” for more information.
Transfer Agent . . . . . . . . . . . . . . . . . .
Philadelphia Stock Transfer, Inc.
Risk Factors . . . . . . . . . . . . . . . . . . . .
Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being an independent publicly-traded company. Accordingly, you should read carefully the information set forth under “Risk Factors.”

Summary Historical Consolidated Financial and Operating Information
The following summary historical consolidated financial information for the years ended December 31, 2018 and 2019 have been derived from the audited financial statements of Neurotrope, Inc. included elsewhere in this Prospectus. The following summary historical consolidated financial information for the six months ended June 30, 2019 and 2020 have been derived from the unaudited interim consolidated financial statements of Neurotrope, Inc. included elsewhere in this Prospectus. In our opinion, such unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements of Neurotrope, Inc. and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial position of Neurotrope, Inc. Results as of and for the six months ended June 30, 2019 and 2020 are not necessarily indicative of results that may be expected for the entire year.
Prior to the Spin-Off, substantially all operations of Neurotrope, Inc., our parent, were conducted by us as the only subsidiary, and thus Neurotrope and Neurotrope Bioscience have had substantially identical operations since our incorporation in October 2012. In addition, substantially all of the assets of Neurotrope, Inc. are currently owned directly by us. As such, the historical financial information derived from the consolidated financial statements of Neurotrope, Inc. describes the net assets subsequently retained by us in the Spin-Off, as if the retained net assets were our business for all historical periods included in this Prospectus. The historical statements of operations of Neurotrope, Inc. represent all costs attributable to the retained net assets and there for all of Neurotrope Bioscience’s costs of doing business. All costs recognized at the parent company were directly attributable to Neurotrope Bioscience. Accordingly, we believe the consolidated historical financial statements of Neurotrope Inc. show the historical performance and financial history of Neurotrope Bioscience for all periods presented.
You should read the following summary historical consolidated financial and operating information in conjunction with the information appearing under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the audited consolidated financial statements Neurotrope, Inc. and the related notes, as well as the pro forma condensed financial statements which reflects the Spin off from Neurotrope Inc. and the equity structure of Neurotrope Bioscience, all appearing elsewhere in this Prospectus. Any adjustments relating to specific assets and liabilities not assumed by the registrant would be reflected in the pro-forma condensed financial statements.

NEUROTROPE, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2019	December 31, 2018	June 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . .	$17,382,038	$28,854,218	$30,251,180
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .	494,112	603,324	589,559
TOTAL CURRENT ASSETS . . . . . . . . . . . . . . . . .	17,876,150	29,457,542	30,840,739
Fixed assets, net of accumulated depreciation . . . . . . . .	21,671	20,842	24,667
TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .	$17,897,821	$29,478,384	$30,865,416
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$413,081	$2,898,583	$967,632
Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .	65,975	58,492	99,946
TOTAL CURRENT LIABILITIES . . . . . . . . . . . . .	479,056	2,957,075	1,067,578
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock – 100,000 shares authorized, $0.0001 par value; 500 shares issued and outstanding as of June 30, 2020, 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018 Liquidation preference of $500,000 as of June 30, 2020 and $0 as of December 31, 2019 and 2018, respectively	—	—	1
Common stock – 150,000,000 shares authorized, $0.0001 par value; 23,674,089 shares issued and outstanding as of June 30, 2020; 13,068,023 shares issued and outstanding as of December 31, 2019; 12,922,370 shares issued and outstanding as of December 31, 2018	1,307	1,292	2,368
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . .	106,234,301	100,202,110	124,081,782
Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . .	(88,816,843)	(73,682,093)	(94,286,313)
TOTAL SHAREHOLDERS’ EQUITY . . . . . . . . . .	17,418,765	26,521,309	29,797,838
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$17,897,821	$29,478,384	$30,865,416
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	Year Ended December 31, 2018	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
OPERATING EXPENSES:
Research and development – related party	$—	$262,012	$—	$—
Research and development . . . . . . . . . . . . .	4,540,947	4,623,551	594,470	3,427,734
General and administrative – related party	50,000	50,000	7,361	25,000
General and administrative . . . . . . . . . . . . .	6,740,510	3,997,222	3,953,051	3,033,891
Stock-based compensation – related party . . .	220,856	291,577	21,001	125,466
Stock-based compensation . . . . . . . . . . . . .	3,961,144	1,925,034	1,040,095	2,295,994
TOTAL OPERATING EXPENSES . . . . .	15,513,457	11,149,396	5,615,978	8,908,085
OTHER INCOME (EXPENSE):
Interest income . . . . . . . . . . . . . . . . . . . . .	378,707	127,110	146,508	211,461
Net loss before income taxes . . . . . . . . . . .	15,134,750	11,022,286	5,469,470	8,696,624
Provision for income taxes . . . . . . . . . . . .	—	—	—	—
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . .	$15,134,750	$11,022,286	$5,469,470	$8,696,624
PER SHARE DATA:
Basic and diluted loss per common share . . . .	$(1.16)	$(1.37)	$(0.27)	$(0.67)
Basic and diluted weighted average common shares outstanding . . . . . . . . . . . . . . . . .	12,992,900	8,050,700	20,155,900	12,931,200
See accompanying notes to consolidated financial statements.

Summary Pro Forma Consolidated Balance Sheet of Neurotrope Bioscience, Inc.
The following summary pro forma balance sheet and statement of operations data for Neurotrope Bioscience, Inc. as of June 30, 2020 has been derived from the unaudited interim consolidated financial statements of Neurotrope, Inc. included elsewhere in this prospectus and gives effect on a pro forma basis to the Spin-Off and will give effect on a pro forma basis for this offering. Please see “Prospectus Summary” for a discussion of the Spin-Off and Distribution.
You should read the following summary pro forma balance sheet and statement of operations data in conjunction with the information appearing under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements Neurotrope, Inc. and the related notes, as well as the pro forma financial statements which reflects the Spin-Off from Neurotrope, Inc. and the equity structure of Neurotrope Bioscience, all appearing elsewhere in this Prospectus.
NEUROTROPE BIOSCIENCE, INC.
PRO FORMA CONDENSED BALANCE SHEET
AS OF JUNE 30, 2020
Unaudited
	Neurotrope, Inc. As Reported	Pro Forma Adjustments for Spin-off		Share Distribution Adjustment		Neurotrope Bioscience, Inc. Pro Forma As Adjusted
ASSETS:
CURRENT ASSETS:
Cash	$30,251,180	$(20,000,000)	(A)	$—		$10,251,180
Prepaid expenses and other current assets	589,559	—		—		589,559
Total current assets	30,840,739	(20,000,000)		—		10,840,739
Property and equipment, net	24,677	—		—		24,677
TOTAL ASSETS	$30,865,416	$(20,000,000)		$—		$10,865,416
CURRENT LIABILITIES:
Accounts payable	967,632					967,632
Accrued expenses	99,946	—		—		99,946
Total current liabilities	1,067,578	—		—		1,067,578
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT) (I):
Preferred stock	1	(1)	(B)(E)	—		—
Common stock	2,368	(2,368)	(C)	—
		2,368	(D)	—
		30	(E)	—
		122	(G)	(2,016)	(F)	504
Additional paid-in-capital	124,081,782	(20,000,000)	(A)	—
		1	(B)(E)	—
		2,368	(C)	—
		(30)	(E)	—
		(2,368)	(D)	—
		(122)	(G)	2,016	(F)	104,083,647
Retained earnings (accumulated deficit)	(94,286,313)	—		—		(94,286,313)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	29,797,838	(20,000,000)		—		9,797,838
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$30,865,416	$(20,000,000)		$—		$10,865,416

NEUROTROPE BIOSCIENCE, INC.
PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
Unaudited
	Neurotrope, Inc.	Pro Forma Adjustments for Spin-off	Share Distribution Adjustment	Pro Forma As Adjusted
REVENUES	$—	$—	$—	$—
OPERATING EXPENSES
Research and development expenses	594,470	—	—	594,470
General and administrative expenses	3,960,412	—	—	3,960,412
Stock-based compensation	1,061,096	—	—	1,061,096
TOTAL OPERATING EXPENSES	5,615,978	—	—	5,615,978
OPERATING LOSS	(5,615,978)	—	—	(5,615,978)
Interest income	146,508			146,508
Net loss before income taxes	(5,469,470)	—	—	(5,469,470)
Income tax benefit	—	—	—	—
NET LOSS	$(5,469,470)	$—	$—	$(5,469,470)
NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED	$(0.27)			$(1.26)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	20,155,900			4,335,887	(H)

(A)
Reflects $20 million retained by Petros in connection with the Mergers and all other assets and liabilities spun off to Neurotrope Bioscience, Inc..

(B)
Preferred stock retained by Neurotrope, Inc. and exchanged in the Mergers.

(C)
Common stock retained by Neurotrope, Inc. and exchanged in the Mergers.

(D)
Represents issuance of Neurotrope Bioscience, Inc. Common Stock to existing Neurotrope, Inc. shareholders through pro rata dividend distribution.

(E)
Assumes issuance of common shares to preferred shareholders.

(F)
Reflects pro rata adjustment to outstanding shares of common stock together with warrant holders who did not exchange for Neurotrope Bioscience, Inc. warrants and preferred shareholders on a one-for-five basis.

Common shares outstanding as stated June 30, 2020	23,674,089
Common shares issued to preferred shareholders upon spin-off	303,031
Common shares issued to existing warrantholders not amending	1,220,502
Total common shares issuable upon spin-off	25,197,622
Par value per share	$0.0001
Total common share par value before one for five adjustment	2,520
One for five adjustment (ending pro forma par value)	504
Adjustment to affect ending par value adjustment	2,016

(G)
Reflects common stock issued to warrant holders of Neurotrope, Inc. that have not entered into warrant amendment agreements to receive Spin-Off Warrants.

(H)
Weighted average shares outstanding is computed as follows:

Weighted average common shares outstanding for the six months ended June 30, 2020	20,155,900
Common shares issuable to preferred shareholders upon merger	303,031
Shares issuable to warrantholders of Neurotrope, Inc. (See note G above)	1,220,502
Total weighted average pro forma common shares outstanding for the six months ended June 30, 2020	21,679,433
Adjustment to share issuance pro rata (Footnote F above)	One for five
Adjusted weighted average common shares outstanding, pro forma	4,335,887

(I)
Does not reflect the adjustment for issuance of 3,911,326 new Warrants in Neurotrope Bioscience, Inc. which affects retained earnings and additional paid in capital.

RISK FACTORS
You should carefully consider all of the information in this Prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our Common Stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the trading price of the Common Stock could be materially adversely affected.
Risks Related to Our Business and Financial Condition
If we continue to execute our current development strategy, we will need additional financing to fund our operations in the future. If we are unable to obtain additional financing on acceptable terms, we will need to curtail or cease our development plans and operations.
Immediately following the Spin-Off, we expect to have approximately $8 million, as well as a grant from the National Institutes of Health, of available cash and cash equivalents. Our cash position is sufficient for at least the next 12 months from the date of this filing as we continue to determine how to proceed with the current development programs. While we anticipate our current cash resources on hand will be sufficient to sustain operations and to fund most of our planned follow-on clinical trial, we do not have sufficient capital to complete such planned follow-on or all necessary clinical trials in order to have a product approvable for commercial sale. As a result, we will need to raise additional capital and/or obtain a strategic partner to facilitate our development program and bringing a product to market.
Our operating plans and capital requirements are subject to change based on how we determine to proceed with respect to our current development programs for Bryostatin-1. We are currently reviewing our current operating plans, and we will require additional capital in the future. Additional funds may be raised through the issuance of equity securities and/or debt financing, there being no assurance that any type of financing on terms acceptable to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. If such financing is not available when required or is not available on acceptable terms, we may be required to reduce or eliminate certain product candidates and development activities, including those related to bryostatin, the “bryologs” or polyunsaturated fatty acid analogs, and it may ultimately require us to suspend or cease operations, which could cause investors to lose the entire amount of their investment.
Our ongoing viability as a company depends on our ability to successfully develop and commercialize our licensed technology.
We are principally focused on developing a drug, bryostatin, for the treatment of AD and other diseases, which is still in the clinical testing stage and has not yet been fully developed. Our potential success is highly uncertain since our principal product candidate (bryostatin to treat AD) did not achieve statistical significance on the primary endpoint, in its Phase 2 of development. Our other product candidates (use of bryostatin to treat Niemann Pick Type-C and Fragile X syndrome) are earlier in their development cycles. Bryostatin is also subject to regulatory approval. Our potential success depends upon our ability to raise more capital, complete development of and successfully commercialize bryostatin in a timely manner for the treatment of AD or other diseases. We must develop bryostatin, successfully test it for safety and efficacy in the targeted patient population, and manufacture the finished dosage form on a commercial scale to meet regulatory standards and receive regulatory approvals. The development and commercialization process is both time-consuming and costly, and involves a high degree of business risk. Bryostatin is still at an early stage in its product development cycle, and any follow-on product candidates are still at the concept stage. The results of pre- clinical and clinical testing of our product candidates are uncertain and we cannot assure anybody that we will be able to obtain regulatory approvals of our product candidates. If obtained, regulatory approval may take longer or be more expensive than anticipated. Furthermore, even if regulatory approvals are obtained, our products may not perform as we expect and we may not be able to successfully and profitably produce and market any products. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect our future operating results by restricting (or even prohibiting) the introduction and sale of our products.
If the CRE License were terminated, we may be required to cease operations.
Our rights to develop, commercialize and sell certain of our proposed products, including bryostatin, is, in part, dependent upon the Amended and Restated Technology License and Services Agreement by and between Neurotrope Bioscience, CRE and NRV II, LLC, dated February 4, 2015 (“CRE License”). CRE has the right to terminate this agreement after 30 days prior notice in certain circumstances, including if we were to materially breach any provisions of the agreement after a 60-day cure period for breaches that are capable of being cured, in the event of certain bankruptcy or insolvency proceedings. Additionally, the CRE License provides that the license may not be assigned, including by means of a change of control of the Company, or sublicensed without the consent of CRE. For additional information regarding the CRE License, see “Business — Intellectual Property — Technology License and Services Agreement.” If the CRE License were terminated, we would lose rights to a substantial portion of the intellectual property currently being developed by us and no longer have the rights to develop, commercialize and sell some of our proposed products. As a result, we may be required to cease operations under such circumstance.
We rely on independent third-party contract research organizations to perform clinical and non-clinical studies of our drug candidate and to perform other research and development services.
The CRE License requires us to use CRE to provide research and development services and other scientific assistance and support services, including clinical trials, under certain conditions. The CRE License limits our ability to make certain decisions, including those relating to our drug candidate, without CRE’s consent. See “Business — Intellectual Property — Technology License and Services Agreement.” Under certain conditions, we may, however, also rely on independent third-party contract research organizations (“CROs”), to perform clinical and non-clinical studies of our drug candidate. We have previously entered into services agreements with Worldwide Clinical Trials, Inc. (“WCT”), relating to our clinical trials of bryostatin. Many important aspects of the services that may be performed for us by CROs are out of our direct control. If there were to be any dispute or disruption in our relationship with such CROs, including WCT, the development of our drug candidate may be delayed. Moreover, in our regulatory submissions, we would expect to rely on the quality and validity of the clinical work performed by our CROs. If any of our CROs’ processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could be materially adversely impacted.
We have relied on the representations and materials provided by CRE, including scientif ic, peer-reviewed and non-peer reviewed publications, abstracts, slides, internal documents, verbal communications, patents and related patent f ilings, with respect to the results of its research related to our proposed products.
BRNI (now known as CRE) began the development of the intellectual property that forms the basis for our proposed products in 1999. We have relied on the quality and validity of the research results obtained by CRE with respect to this intellectual property, and we have conducted limited verification of the raw preclinical and clinical data produced by CRE. No independent third-party has verified any such data. If any of CRE’s basic processes, methodologies or results were determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals, could be materially adversely impacted.
We have a limited operating history upon which investors can evaluate our future prospects.
Our drug product, bryostatin, is in an early development stage and we are subject to all of the risks inherent in the establishment of a new business enterprise. While development of our product candidates was started in 1999 by BRNI (now known as CRE), we were incorporated on October 31, 2012 and on that same date entered into the Technology License and Services Agreement with CRE and NRV II, LLC for the continuing development and commercialization of our product candidates, and, therefore, we have a limited operating history. Our proposed products are currently in the research and development stage and we have not generated any revenues, nor do we expect our products to generate revenues for the near term, if ever. As a result, any investment in our securities must be evaluated in light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established pharmaceutical development business. The risks include, but are not limited to, the possibilities that any or all of our potential products will be found to be unsafe, ineffective or, that the products once developed, although effective, are not economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; or the failure to receive necessary regulatory clearances for our proposed products. To achieve profitable operations, we must successfully develop, obtain regulatory approval for, introduce and successfully market, sell or license at a profit, product candidates that are currently in the research and development phase. We only have one product candidate in clinical development, i.e., bryostatin to treat AD. Much of the clinical development work and testing for our product candidates remains to be completed. No assurance can be given that our research and development efforts will be successful, that required regulatory approvals will be obtained, that any of our candidates will be safe and effective, that any products, if developed and introduced, will be successfully marketed, sold or licensed or achieve market acceptance or that products will be marketed at prices necessary to generate profits. Failure to successfully develop, obtain regulatory approvals for, or introduce and market, sell or license our products would have material adverse effects on our business prospects, financial condition and results of operations.
If we do not obtain the necessary regulatory approvals in the United States and/or other countries, we will not be able to sell our drug candidates.
We cannot assure you that we will receive the approvals necessary to commercialize bryostatin, or any other potential drug candidates we acquire or attempt to develop in the future. We will need approval from the FDA to commercialize our drug candidates in the U.S. and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our drug candidates in those jurisdictions. In order to obtain FDA approval of bryostatin or any other drug candidate for the treatment of AD, we must submit first an Investigational New Drug (“IND”) application and then a New Drug Application (“NDA”) to the FDA, demonstrating that the drug candidate is safe, pure and potent, and effective for its intended use. This demonstration requires significant research including completion of clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depending upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. We cannot predict whether our clinical trials will demonstrate the safety and efficacy of our drug candidates or if the results of any clinical trials will be sufficient to advance to the next phase of development or for approval from the FDA. We also cannot predict whether our research and clinical approaches will result in drugs or therapeutics that the FDA considers safe and effective for the proposed indications. The FDA has substantial discretion in the drug approval process. The approval process may be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may prevent or delay commercialization of, and our ability to derive revenues from, our drug candidates and diminish any competitive advantages that we may otherwise believe that we hold. Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our applications. We may never obtain regulatory clearance for any of our drug candidates. Failure to obtain FDA approval of our drug candidates will leave us without a saleable product and therefore without any source of revenues. In addition, the FDA may require us to conduct additional clinical testing or to perform post-marketing studies, as a condition to granting marketing approval of a drug product or permit continued marketing, if previously approved. If conditional marketing approval is obtained, the results generated after approval could result in loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of a product. The FDA has significant post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information and compliance with FDA-approved risk evaluation and mitigation strategies. The FDA’s exercise of its authority has in some cases resulted, and in the future could result, in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements and potential restrictions on sales of approved drugs. In foreign jurisdictions, the regulatory approval processes generally include the same or similar risks as those associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our drug candidates for sale either within or outside the United States.

The commencement and completion of clinical trials can be delayed or prevented for a number of reasons.
On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint. On January 22, 2020, Neurotrope reported additional analysis in connection with the confirmatory Phase 2 clinical trial. In connection with the additional analysis, Neurotrope also announced the receipt of a $2.7 million award from the National Institutes of Health to support an additional Phase 2 clinical study focused on the moderate stratum for which we saw improvement in the 203 study. We are planning to meet with the FDA to present the totality of the clinical data for Bryostatin-1. We are continuing to determine how to proceed with respect to our current development programs for Bryostatin-1. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. Clinical trials can be delayed or prevented for a number of reasons, including:
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direct and indirect effects of the ongoing COVID-19 pandemic on various aspects and stages of the clinical development process;

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difficulties obtaining regulatory approval to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

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delays in reaching or failing to reach agreement on acceptable terms with prospective CROs, contract manufacturing organizations, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly;

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failure of our third-party contractors, such as CROs and contract manufacturing organizations, or our investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner;

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insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials;

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difficulties obtaining institutional review board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;

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the FDA, EMA or other regulatory authority requiring alterations to any of our study designs, our pre-clinical strategy or our manufacturing plans;

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various challenges recruiting and enrolling subjects to participate in clinical trials, including size and nature of subject population, proximity of subjects to clinical sites, eligibility criteria for the trial, budgetary limitations, nature of trial protocol, change in the readiness of subjects to volunteer for a trial, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;

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difficulties in maintaining contact with subjects after treatment, which results in incomplete data;

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governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

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varying interpretations of data by the FDA and foreign regulatory agencies.

Changes in regulatory requirements and guidance may also occur and we may need to significantly amend clinical trial protocols or submit new clinical trial protocols with appropriate regulatory authorities to reflect these changes. Amendments may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs or ethics committees for re-examination, which may impact the costs, timing or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB or ethics committee overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us, due to a number of factors, including:
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failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

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inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

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unforeseen issues, including serious adverse events associated with a product candidate, or lack of effectiveness or any determination that a clinical trial presents unacceptable health risks;

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lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

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upon a breach or pursuant to the terms of any agreement with, or for any other reason by, current or future collaborators that have responsibility for the clinical development of any of our product candidates.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of one or more of our product candidates.
If we do not succeed in conducting and managing our preclinical development activities or clinical trials, or in obtaining regulatory approvals, we might not be able to commercialize our product candidates, or might be significantly delayed in doing so, which could have a material adverse effect on our business, prospects, financial condition and results of operations.
Even if regulatory approvals are obtained for our product candidates, we will be subject to ongoing government regulation. If we fail to comply with applicable current and future laws and government regulations, it could delay or prevent the promotion, marketing or sale of our products.
Even if marketing approval is obtained, a regulatory authority may still impose significant restrictions on a product’s indications, conditions for use, distribution or marketing or impose ongoing requirements for potentially costly post-market surveillance, post-approval studies or clinical trials, all of which may result in significant expense and limit our ability to commercialize our products. Our products will also be subject to ongoing requirements governing the labeling, packaging, storage, advertising, distribution, promotion, recordkeeping and submission of safety and other post-market information, including adverse events, and any changes to the approved product, product labeling or manufacturing process. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practice, or cGMP, requirements and other regulations.
If we, our drug products or the manufacturing facilities for our drug products fail to comply with applicable regulatory requirements, a regulatory agency may:
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issue warning letters or untitled letters;

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seek an injunction or impose civil or criminal penalties or monetary fines;

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suspend or withdraw marketing approval;

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suspend any ongoing clinical trials;

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refuse to approve pending applications or supplements to applications;

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suspend or impose restrictions on operations, including costly new manufacturing requirements;

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seize or detain products, refuse to permit the import or export of products or request that we initiate a product recall; or

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refuse to allow us to enter into supply contracts, including government contracts.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad, and compliance with such regulation may be expensive and consume substantial financial and management resources. If we or any future marketing collaborators or contract manufacturers are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies or are not able to maintain regulatory compliance, it could delay or prevent the promotion, marketing or sale of our products, which would adversely affect our business and results of operations.

Data from our Bryostatin-1 Phase 2 clinical trial and conf irmatory Phase 2 clinical trial may be subject to differing interpretations, and regulatory agencies, medical and scientif ic experts and others may not share the Company’s views of the data.
On May 1, 2017, we reported topline results from our Phase 2 clinical trial of bryostatin for the treatment of moderate to severe AD. In January 2018, we reported the secondary analysis of data from the Phase 2 clinical trial. Further, on September 9, 2019, we reported topline results from our confirmatory Phase 2 clinical trial. On January 22, 2020, we reported additional analysis in connection with the confirmatory Phase 2 clinical trial. Further analyses of the Phase 2 data and confirmatory Phase 2 data may lead to different interpretations of the respective data than the analyses conducted to date and/or may identify important implications of the Phase 2 data and Phase 2 confirmatory data, respectively, that are not currently known. Clinical trial data are subject to differing interpretations, and regulatory agencies, medical and scientific experts and others may not share our views of the data. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized.
We have not generated any revenues since our inception and we do not expect to generate revenue for the foreseeable future. If we do not generate revenues and achieve prof itability, we will likely need to curtail or cease our development plans and operations.
Our ability to generate revenues depends upon many factors, including our ability to complete our currently planned clinical study and development of our proposed products, our ability to obtain necessary regulatory approvals for our proposed products and our ability to successfully commercialize market and sell our products. We have not generated any revenues since we began operations on October 31, 2012. We expect to incur significant operating losses over the next several years. If we do not generate revenues, do not achieve profitability and do not have other sources of financing for our business, we will likely need to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment.
Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection. Our licensors’ failure to obtain and maintain patent protection for our products may have a material adverse effect on our business.
Pursuant to the CRE License, we have obtained rights to certain patents owned by CRE or licensed to NRV II, LLC by CRE as of or subsequent to October 31, 2012. For additional information regarding the CRE License, see “Business — Intellectual Property — Technology License and Services Agreement.” In the future, we may seek rights from third parties to other patents or patent applications. Our success will depend, in part, on our ability and the ability of our licensors to maintain and/or obtain and enforce patent protection for our proposed products and to preserve our trade secrets, and to operate without infringing upon the proprietary rights of third parties. Patent positions in the field of biotechnology and pharmaceuticals are generally highly uncertain and involve complex legal and scientific questions. We cannot be certain that we or our licensors were the first inventors of inventions covered by our licensed patents or that we or they were the first to file. Accordingly, the patents licensed to us may not be valid or afford us protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have material adverse effects on our competitive position and business prospects.
Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation.
It is possible that our licensed patented technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay additional licensing fees, pay to defend an infringement action or challenge the validity of the patents in court or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. Patent litigation is costly and time consuming, and we may not have sufficient resources to pay for such litigation. Pursuant to the CRE License, CRE has the exclusive right (but not the obligation) to apply for, file, prosecute or maintain patents and patent applications for our licensed technologies. However, in order to maintain our rights to use our licensed technologies, we must reimburse CRE for all of the attorney’s fees and other costs and expenses related to any of the foregoing. For additional information regarding the CRE License, see “Business — Intellectual Property — Technology License and Services Agreement.” If the patents licensed to us are determined to infringe a patent owned by a third party and we do not obtain a license under such third-party patents, or if we are found liable for infringement or are not able to have such third-party patents declared invalid, we may be liable for significant money damages, we may encounter significant delays in bringing products to market or we may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.
We will be dependent on Dr. Alan Tuchman, M.D., who we expect to appoint as our Chief Executive Off icer following the Spin-Off, for the successful execution of our business plan. The loss of Dr. Tuchman or other key members of our management team could have a material adverse effect on our business prospects.
We will be highly dependent on Dr. Tuchman, who will become our Chief Executive Officer upon the consummation of the Spin-Off. We are dependent on Dr. Tuchman’s and our directors’ networks of contacts and experience to recruit key talent to the Company. We do not have key-man insurance on any of our officers. Loss of the services of Dr. Tuchman or other key members of our management team, or of our Board’s ability to identify and hire key talent, could have a material adverse effect on our business prospects, financial condition and results of operations.
We may not be able to protect our trade secrets and other unpatented proprietary technologies, which could give our competitors an advantage over us.
In addition to our reliance on patents and pending patents owned by CRE, we rely upon trade secrets and other unpatented proprietary technologies. We may not be able to adequately protect our rights with regard to such unpatented proprietary technologies or competitors may independently develop substantially equivalent technologies. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information and, as a result, our competitors could gain a competitive advantage over us.
If we are unable to hire additional qualif ied personnel, our business prospects may suffer.
Our success and achievement of our business plans depend upon our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the implementation of our business plans and activities could have a material adverse effect on us. Our inability to attract and retain the necessary technical and managerial personnel and consultants and scientific and/or regulatory consultants and advisors could have a material adverse effect on our business prospects, financial condition and results of operations.
We may not be able to in-license or acquire new development-stage products or technologies.
Our product commercialization strategy relies, to some extent, on our ability to in-license or acquire product formulation techniques, new chemical entities, or related know-how that has proprietary protection. If resources permit, we may also seek to acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy. The acquisition of products requires the identification of appropriate candidates, negotiation of terms of acquisition, and financing for the acquisition and integration of the candidates into our portfolio. Failure to accomplish any of these tasks may diminish our growth rate and adversely alter our competitive position.
We are partly dependent upon the NCI to supply bryostatin for our clinical trials.
CRE has entered into a material transfer agreement with the National Cancer Institute of the National Institutes of Health (“NCI”), pursuant to which the NCI has agreed to supply bryostatin required for our pre-clinical research and clinical trials. This agreement does not provide for a sufficient amount of bryostatin to support the completion of our clinical trials that we are required to conduct in order to seek FDA approval of bryostatin for the treatment of AD. Therefore, CRE or we will have to enter into one or more subsequent agreements with the NCI for the supply of additional amounts of bryostatin. If CRE or we are unable to secure such additional agreements or if the NCI otherwise discontinues for any reason supplying us with bryostatin, then we would have to either secure another source of bryostatin or discontinue our efforts to develop and commercialize bryostatin for the treatment of AD. We have entered into license agreements with Stanford for the development of bryostatin structural derivatives known as “bryologs” and an accelerated synthesis of Bryostatin-1 as alternative potential sources of bryostatin. There can be no assurance that we will be able to secure future bryostatin supplies from any source on commercially reasonable terms, if at all.
We expect to rely on third parties to manufacture our proposed products and, as a result, we may not be able to control our product development or commercialization.
We currently do not have an FDA approved manufacturing facility. We expect to rely on contract manufacturers to produce quantities of products and substances necessary for product commercialization. See also the risk factor above captioned “We are partly dependent upon the NCI to supply bryostatin for our clinical trials.” Contract manufacturers that we use must adhere to cGMP enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted. As a result:
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there are a limited number of manufacturers that could produce the products for us and we may not be able to identify and enter into acceptable agreements with any manufacturers;

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the products may not be produced at costs or in quantities necessary to make them commercially viable;

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the quality of the products may not be acceptable to us and/or regulatory authorities;

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our manufacturing partners may go out of business or file for bankruptcy;

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our manufacturing partners may decide not to manufacture our products for us;

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our manufacturing partners could fail to manufacture to our specifications;

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there could be delays in the delivery of quantities needed;

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we could be unable to fulfill our commercial needs in the event we obtain regulatory approvals and there is strong market demand; or

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ongoing inspections by the FDA or other regulatory authorities may result in suspensions, seizures, recalls, fines, injunctions, revocations and/or criminal prosecutions.

If we are unable to engage contract manufacturers or suppliers to manufacture or package our products, or if we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we encounter delays or difficulties in our relationships with these manufacturers, or with a regulatory agency, then the submission of products for regulatory approval and subsequent sales of such products would be delayed. Any such delay may have a material adverse effect on our business prospects, financial condition and results of operations.
We may rely on third parties for marketing and sales and our revenue prospects may depend on their efforts.
We currently have no experience in sales, marketing or distribution. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. As a result, if our product development is successful, our future success will likely depend, in part, on our ability to enter into and maintain collaborative relationships with one or more third parties for sales, marketing or distribution, on the collaborator’s strategic interest in the products we have under development and on such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products as appropriate. However, we may not be able to establish or maintain such collaborative arrangements or, if we are able to do so, they may not have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. To the extent that we depend on third parties for marketing and distribution, any revenues received by us will depend upon the efforts of such third parties, which may not be successful.
If our products are not accepted by patients, the medical community or health insurance companies, our business prospects will suffer.
Commercial sales of any products we successfully develop will substantially depend upon the products’ efficacy and on their acceptance by patients, the medical community, providers of comprehensive healthcare insurance, healthcare benefit plan managers, the Centers for Medicare and Medicaid Services (“CMS”) (which is the U.S. federal agency which administers Medicare, Medicaid and the State Children’s Health Insurance Program), and other organizations. Widespread acceptance of our products will require educating patients, the medical community and third-party payors of medical treatments as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if they are accepted, we are unable to estimate the length of time it would take to gain such acceptance.
The branded prescription segment of the pharmaceutical industry in which we operate is competitive, and we are particularly subject to the risks of such competition.
The branded prescription segment of the pharmaceutical industry in which we operate is competitive, in part, because the products that are sold require extensive sales and marketing resources invested in their commercialization. The increasing cost of prescription pharmaceuticals has caused providers of comprehensive healthcare insurance, healthcare benefit plan managers, CMS, as well as other organizations, collectively known as third-party payors, to tightly control and dictate their drug formulary plans to control the costs associated with the use of prescription pharmaceutical products by enrollees in these plans. Our ability to gain formulary access to drug plans supported by these third-party payors is substantially dependent on the differentiated patient benefit that our proposed products can provide, compared closely to similar products claiming the same benefits or advantages. We may not be able to differentiate our proposed products from those of our competitors, successfully develop or introduce new products that are less costly or offer better performance than those of our competitors, or offer purchasers of our proposed products payment and other commercial terms as favorable as those offered by our competitors. We expect that some of our proposed products, even if successfully developed and commercialized, will eventually face competition from a significant number of biotechnology or large pharmaceutical companies. Because most of our competitors have substantially greater financial and other resources than we have, we are particularly subject to the risks inherent in competing with them. The effects of this competition could materially adversely affect our business prospects, financial condition and results of operations.
We compete with many companies, research institutes, hospitals, governments and universities that are working to develop products and processes to treat or diagnose AD. We believe that others are doing research on Fragile X syndrome and Niemann Pick disease. Many of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we do. However, there has been a dearth of new product introductions in the last 20 years for the treatment of AD symptoms in patients who begin exhibiting the memory and cognitive disorders associated with the disease. All of the products introduced to date for the treatment of AD have yielded negative or marginal results with little effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. The absolute determination of AD in patients is currently achieved only upon autopsy. We believe we are the only company currently pursuing PKCε activation as a mechanism to treat AD and neurodegenerative diseases. Although we believe that we have no direct competitors working in this same field on product candidates using the same mechanism of action, we cannot provide assurance that our competitors will not discover compounds or processes that may be competitive with our products and introduce such products or processes before us.
We are developing our product candidates to address unmet medical needs in the treatment of AD and other neurodegenerative diseases. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop our product candidates, complete preclinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.
Our business will expose us to potential product liability risks, which could result in significant product liability exposure.
Our business will expose us to potential product liability risks that are inherent in the testing, designing, manufacturing and marketing of human therapeutic products. Product liability insurance in the pharmaceutical industry is generally expensive, and we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities, if at all. A successful products liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations.
A successful clinical trial liability claim against us could have a material adverse effect on our financial condition even with such insurance coverage.
Our business will expose us to potential liability that results from risks associated with conducting clinical trials of our product candidates. Although we have procured clinical trial product liability insurance coverage for our bryostatin product candidate with coverages and deductibles we believe are adequate, there is no guarantee that our coverage will be adequate to satisfy any liability we may incur. We do not currently have insurance with respect to any other drug product. A successful clinical trial liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations even if we successfully obtain clinical trial insurance.
A successful liability claim against us could have a material adverse effect on our financial condition.
Our business and actions can expose us to potential liability risks that are inherent in business, generally, and in the pharmaceutical industry, specifically. While we maintain commercial general liability insurance with coverages and deductibles we believe are adequate, there is no guarantee that our coverage will be adequate to satisfy any liability we may incur. A successful liability claim brought against us could have a material adverse effect on our business prospects, financial condition and results of operations.
Reforms in the health care industry and the uncertainty associated with pharmaceutical and laboratory test pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.
Public and private entities are seeking ways to reduce or contain increasing health care costs. All generic pharmaceutical manufacturers whose products are covered by the Medicaid program are required to rebate to each state a percentage of their “average manufacturer price” for the products in question. The extension of prescription drug coverage to all Medicare recipients was approved by Congress several years ago. Numerous other proposals to curb rising pharmaceutical prices have also been introduced or proposed in Congress and in some state legislatures. We cannot predict the nature of the measures that may be adopted or their effect on our competitive position. Our ability to market our products depends, in part, on reimbursement levels for them and related treatment established by health care providers, private health insurers and other organizations, including health maintenance organizations and managed care organizations. In the event that governmental authorities enact additional legislation or adopt regulations that affect third party coverage and reimbursement, demand for our products may be reduced, which may materially adversely affect our business prospects, financial condition and results of operations.
Disruptions in federal government operations or extended government shutdowns may negatively impact our business.
Any disruption in federal government operations could have a material adverse effect on our business, results of operations and financial condition. An extended federal government shutdown resulting from failure to pass budget appropriations, to adopt continuing funding resolutions or to raise the debt ceiling, for example, or any other budgetary decisions limiting or delaying federal government spending, could negatively impact our business. In particular, disruptions in federal government operations may negatively impact regulatory approvals and guidance that are important to our operations, and create uncertainty about the pace of upcoming healthcare regulatory developments.
Our business and operations would suffer in the event of computer system failures.
Despite the implementation of security measures, our internal computer systems and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. Like other companies, we may from time to time experience threats to our data and systems, including malware and computer virus attacks, unauthorized access, systems failures and disruptions. In addition, our systems safeguard important confidential personal data regarding our subjects. If a disruption event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of bryostatin could be delayed.
Consolidation in the pharmaceutical industry could materially affect our ability to operate as an independent entity.
The pressure to grow revenues while containing the escalating costs of basic research and development has resulted in an increase in mergers and acquisitions in our industry. More consolidation in the pharmaceutical industry is expected over the next five years. We could become an acquisition target by a larger competitor and, as a consequence, suffer serious disruptions to our business model or even lose control of our ability to operate as an independent entity. Such events could have a material adverse effect on our product development efforts or the commercialization of our proposed products.
A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19 may materially and adversely affect our business and our financial results.
The novel coronavirus outbreak has affected segments of the global economy and may materially affect our operations, including potentially significant interruption of our clinical trial activities. COVID-19 originated in Wuhan, China, in December 2019 the virus has since spread to multiple countries, including the United States, where we are currently conducting our clinical trials. The continued spread of the coronavirus may result in a period of business disruption, including material delays in our clinical trials or material delays or disruptions in our pre-commercial launch activities. In addition, there could be a potential effect of COVID-19 to the business at FDA or other health authorities, which could result in delays of reviews and approvals, including with respect to our product candidates.
The continued spread globally could also have a material adverse effect our clinical trial operations in the United States and elsewhere, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.
We are closely monitoring the potential impact of the coronavirus outbreak, and the associated restrictions on travel and work that have been implemented, on our business and clinical trials. The extent to which the coronavirus impacts us will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. At present, we are not experiencing significant impact or delays from COVID-19 on our business and operations. However, in order to prioritize patient health and that of the investigators at clinical trial sites, we have paused enrollment of new patients in our Phase 2 clinical trial of Bryostatin-1 for the treatment of patients with Alzheimer’s disease. The coronavirus outbreak may delay enrollment in our planned or ongoing clinical trials due to prioritization of hospital resources toward the outbreak, the protection of the health of patients and investigators at the clinical trial sites, and restrictions on work and travel. In addition, some patients may be unwilling to enroll in our trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services. These and other factors could significantly delay our ability to conduct clinical trials or release clinical trial results. Our ability to re-open enrollment in our Phase 2 clinical trial will be dependent on many factors, including the progression of the pandemic and its impact on patients and the investigators at our clinical trial sites. Furthermore, our ability to re-open enrollment in our Phase 2 clinical trial will require collaboration with, and permission from, each of the clinical trial sites. Over the coming weeks and months, we will continue to monitor carefully the situation with respect to each of our clinical trials and follow guidance from local and federal health authorities.
COVID-19 may also affect employees of third-party contract research organizations located in affected geographies that we rely upon to carry out our clinical trials. The spread of COVID-19, or another infectious disease, could also negatively affect the operations at our third-party manufacturers, which could result in delays or disruptions in the supply of our product candidates. In addition, we have taken precautionary measures, and may take additional measures, intended to help minimize the risk of the virus to our employees, including temporarily requiring all employees to work remotely, suspending all non-essential travel worldwide for our employees, and discouraging employee attendance at industry events and in-person work-related meetings, which could negatively affect our business.
We cannot presently predict the extent to which current or future business shutdowns and disruptions may impact or limit our ability or the ability of any of the third parties with which we engage to conduct business in the manner and on the timelines presently planned. Any such impacts or limitations could have a material adverse impact on our business and our results of operation and financial condition. While the potential economic impact brought by and the duration of the coronavirus outbreak may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our Common Stock.
Risks Relating to the Spin-Off
Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
The historical information in this Registration Statement refers to our business as operated by and integrated with Neurotrope. Our historical and pro forma financial information included in this Registration Statement is derived from the consolidated financial statements and accounting records of Neurotrope and Neurotrope Bioscience. Although the Company represents substantially all of the assets, liabilities and operations of Neurotrope (except for $20,000,000), the historical and pro forma financial information included in this Registration Statement does not necessarily reflect the financial position, results of operations and cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily.
Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Neurotrope. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements, see “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this Registration Statement.
The Spin-Off will be a taxable distribution or U.S. federal income tax purposes and U.S. Holders may be required to pay taxes with respect thereof.
The Spin-Off will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each Neurotrope stockholder that is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders”) would generally be treated as receiving a taxable distribution equal to the sum of the fair market value of our Common Stock (determined at the time of the Spin-Off) and cash in lieu of a fractional share (if any) received by such stockholder in the Spin-Off. Such distribution would be treated as a taxable dividend to the extent of such Neurotrope stockholder’s ratable share of Neurotrope’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in its shares of Neurotrope common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for more information regarding the potential tax consequences of the Spin-Off to U.S. Holders.
Until the Spin-Off and Distribution occur, Neurotrope has sole discretion to change the terms of the Spin-Off and Distribution in ways that may be unfavorable to us.
Until the Spin-Off and Distribution occur, we will continue to be a wholly-owned subsidiary of Neurotrope. Accordingly, Neurotrope will have the sole and absolute discretion to determine and change the terms of the Spin-Off and Distribution, including the establishment of the Record Date for the Distribution and the Distribution Date. These changes could be unfavorable to us. In addition, Neurotrope may decide at any time not to proceed with the Spin-Off and Distribution.
We may not achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may materially and adversely affect our financial position, results of operations and cash flows.
We may be unable to achieve the full strategic and financial benefits expected to result from the Spin-Off, or such benefits may be delayed or not occur at all. The Spin-Off is expected to provide the following benefits, among others:
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The Spin-Off will allow investors to separately value Neurotrope (to become Petros in connection with the Mergers) and Neurotrope Bioscience based on each company’s unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Spin-Off will also provide investors with two distinct and targeted investment opportunities.

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The Spin-Off will allow each business to more effectively pursue its own distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. Upon the consummation of the contemplated Mergers, the management of Petros will focus on the men’s health sector. Our management will be able to focus exclusively on its Neurotrope Bioscience business.

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The Spin-Off will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology and value-enhancing M&A opportunities.

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The Spin-Off will create independent, public companies that will afford each company direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities.

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The Spin-Off will facilitate incentive compensation arrangements for employees and management that are more directly tied to the performance of each relevant company’s business and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others, that the Spin-Off will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business.
We or Neurotrope may fail to perform under the transaction agreements that will be executed as part of the Spin-Off or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.
In connection with the Spin-Off and prior to the Distribution, we and Neurotrope will enter into a Separation Agreement and a Tax Matters Agreement. The Separation Agreement and the Tax Matters Agreement will determine the allocation of assets and liabilities between the companies following the Spin-Off for those respective areas and will include any necessary indemnifications related to liabilities and obligations.

We will rely on Neurotrope to satisfy its obligations under these agreements. If Neurotrope is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have agreements with other providers of these services once certain transaction agreements expire or terminate, we may not be able to operate our business effectively, which may have a material adverse effect on our financial position, results of operations and cash flows.
After the Distribution, certain members of management, directors and holders of common stock and certain holders of Neurotrope Warrants will hold stock in both Petros and our Company, and as a result may face actual or potential conflicts of interest.
After the Distribution, the management and directors of each of Petros and Neurotrope Bioscience may own both Petros common stock and our Common Stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Petros’ management and directors face decisions that could have different implications for us and Petros. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Petros and us regarding the terms of the agreements governing the Distribution and our relationship with Petros thereafter. These agreements include the Separation Agreement, the Tax Matters Agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we or Petros may enter into in the future.
We have asked the Neurotrope stockholders to vote on the Spin-Off and Distribution.
We have asked the Neurotrope stockholders to vote on the Spin-Off, but believe that it is not required under Nevada law and reserve the right to consummate the Spin-Off even if the Neurotrope stockholders do not approve it. Accordingly, if this transaction occurs and you do not want to receive our Common Stock in the Distribution, you may vote against the Spin-Off and Distribution, divest yourself of your Neurotrope common stock prior to the Record Date for the Distribution or sell your Neurotrope common stock in the “regular way” market in between the Record Date and the Distribution Date.
Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.
As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires that, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. While we have been adhering to these laws and regulations as a subsidiary of Neurotrope, after the Distribution we will need to demonstrate our ability to manage our compliance with these corporate governance laws and regulations as an independent, public company.
Neurotrope identified material weaknesses in its internal control over financial reporting. We expect to keep the same finance and internal controls function in place as Neurotrope. Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could have a material and adverse effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.
In connection with our separation from Neurotrope, Neurotrope will indemnify us for certain liabilities, and we will indemnify Neurotrope for certain liabilities. If we are required to pay under these indemnities to Neurotrope, our financial results could be negatively impacted. The Neurotrope indemnity may not be sufficient to hold us harmless from the full amount of liabilities for which Neurotrope will be allocated responsibility, and Neurotrope may not be able to satisfy its indemnification obligations in the future.
Pursuant to the Separation Agreement and Tax Matters Agreement with Neurotrope, Neurotrope will agree to indemnify us for certain liabilities, and we will agree to indemnify Neurotrope for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Person Transactions.” Indemnities that we may be required to provide Neurotrope are not subject to any cap, may be significant and could negatively impact our business, particularly with respect to indemnities provided in the Tax Matters Agreement (as described in more detail above). Third parties could also seek to hold us responsible for any of the liabilities that Neurotrope has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business. Further, the indemnity from Neurotrope may not be sufficient to protect us against the full amount of such liabilities, and Neurotrope may not be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Neurotrope any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our financial position, results of operations and cash flows.
Risks Relating to our Common Stock and the Securities Market
We have filed an application to have our Common Stock be quoted on the OTCQB. We can provide no assurance that our Common Stock will qualify to be quoted, and if quoted, that we will be able to continue to meet the OTCQB quotation qualifications. If we are successful in obtaining the quotation but subsequently fail to comply with the ongoing qualif ications for quotation of the OTCQB, our securities could be no longer quoted.
We have filed an application to have our Common Stock quoted on the OTCQB. We can provide no assurance that our Common Stock will qualify to be quoted, and if quoted, that we will be able to continue to meet the OTCQB quotation qualifications. If we are successful in obtaining the quotation but subsequently fail to comply with the ongoing qualifications for quotation of the OTCQB, our securities could be delisted or may no longer be quoted.
We have filed an application to have our Common Stock quoted on the OTCQB. However, even if our Common Stock becomes qualified to be quoted on the OTCQB, we could face significant material adverse consequences due to our Common Stock being quoted on the OTCQB, including:
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a limited availability of market quotations for our securities;

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a reduced liquidity with respect to our securities;

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a determination that our ordinary shares are a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

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a limited amount of news and analyst coverage for our company; and

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a decreased ability to issue additional securities or obtain additional financing in the future

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain a listing on Nasdaq or another national securities exchange and if the price of our Common Stock is less than $5.00, our Common Stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.
We can’t be certain that an active trading market for our shares of Common Stock will develop or be sustained after the Distribution, and following the Distribution, our stock price may fluctuate significantly.
A public market for our shares of common stock does not currently exist and we cannot guarantee that an active trading market will develop or be sustained for shares of our Common Stock after the Distribution. Nor can we predict the prices at which shares of our Common Stock may trade after the Distribution. Similarly, we cannot predict the effect of the Distribution on the trading prices of shares of our Common Stock or whether the combined market value of the shares of our Common Stock and Petros common stock will be less than, equal to or greater than the market value of shares of Neurotrope common stock prior to the Distribution. Furthermore, there are no assurances that trading in the Common Stock will commence immediately following the Spin-Off, if ever.
Until the market has fully evaluated Petros’ remaining businesses without Neurotrope Bioscience, the price at which shares of Petros common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of our Common Stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the Distribution may have a material adverse effect on our business, financial condition and results of operations.
The market price of shares of our Common Stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
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actual or anticipated fluctuations in our operating results;

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declining operating revenues derived from our core business;

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the operating and stock price performance of comparable companies;

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changes in our stockholder base due to the Spin-Off;

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changes in the regulatory and legal environment in which we operate; and

A significant number of our shares of Common Stock are or will be eligible for future sale, which may cause the market price for our Common Stock to decline.
Upon completion of the Spin-Off and Distribution, we will have an aggregate of approximately 4,816,115 shares of Common Stock outstanding. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the “Securities Act”), except for the shares of our Common Stock being issued to certain stakeholders other than common stockholders of Neurotrope. We are unable to predict whether large amounts of our Common Stock will be sold in the open market following the Spin-Off and Distribution. We are also unable to predict whether a sufficient number of buyers of our Common Stock to meet the demand to sell shares of our Common Stock at attractive prices would exist at that time. It is possible that Neurotrope stakeholders will sell the shares of our Common Stock they receive in the Distribution for various reasons. For example, such stakeholders may not believe that our business profile or our level of market capitalization as an independent company fits their investment objectives. The sale of significant amounts of our Common Stock or the perception in the market that this will occur may lower the market price of our Common Stock.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for our Common Stock. If there is no research coverage of our Common Stock, the trading price for shares of our Common Stock may be negatively impacted. If we obtain research coverage for our Common Stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our Common Stock or fails to publish reports on us regularly, demand for our Common Stock could decrease, which could cause our Common Stock price or trading volume to decline.
We do not expect to pay any cash dividends for the foreseeable future.
We do not expect to declare or pay any cash dividend for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not likely receive any funds absent a sale of their shares. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.
Volatility in the price of our Common Stock could lead to losses by investors and costly securities litigation.
The trading price of our Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:
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additions or departures of key personnel;

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actual or anticipated variations in our operating results;

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announcements of developments by us or our competitors;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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adoption of new accounting standards affecting our industry;

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sales of our Common Stock or other securities in the open market or in any publicized transaction;

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changes in our industry;

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regulatory and economic developments, including our ability to obtain working capital financing;

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shares of our Common Stock becoming saleable under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and as a result, potential and actual sales of our Common Stock by our present stockholders may have a depressive effect on the price of our Common Stock in the marketplace;

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potential and actual sales of our Common Stock by our present stockholders pursuant to registration statements may have a depressive effect on the price of our Common Stock in the marketplace;

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our ability to execute our business plan;

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other events or factors, many of which are beyond our control; and

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announcement of clinical trial results.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the public company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition. In connection with any lawsuits that may be initiated against us, we could incur substantial costs and such costs and any related settlements or judgments may not be covered in full by insurance.

Provisions in our certificate of incorporation, our bylaws or Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.
Provisions of our articles of incorporation, bylaws, shareholder rights plan or Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to change the composition of our Board or to replace or remove our management. These provisions include:
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limitations on the removal of directors;

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advance notice requirements for stockholder proposals and nominations;

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limitations on the ability of stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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limitations on the liability of, and the provision of indemnification to, our director and officers; and

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the ability of our Board of directors to authorize the issuance of blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock.

In addition, we are subject to Section 203 of the DGCL, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15.0% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our Common Stock.
In addition, our amended and restated certificate of incorporation, to the fullest extent permitted by law, provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, to us or to our stockholders, (iii) any action or proceeding asserting a claim against us or any current or former director, officer or other employee arising out of or pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim governed by the internal affairs doctrine against us or any of our directors, officers or other employees, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, this exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.
The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that investors could receive a premium for their shares of our Common Stock in an acquisition.
Neurotrope identified material weaknesses in its internal control over financial reporting, and because we expect to adopt substantially the same procedures as Neurotrope, we could experience a similar negative impact on our ability to report our results of operations and financial condition accurately and in a timely manner.
As required by Section 404 of the Sarbanes-Oxley Act, Neurotrope’s management has conducted an evaluation of the effectiveness of its internal control over financial reporting at December 31, 2019. Neurotrope identified a number of material weaknesses in its internal control over financial reporting and concluded that, as of December 31, 2019, it did not maintain effective control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Each of Neurotrope’s material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that it prepares will not be prevented or detected. As a result, Neurotrope must perform extensive additional work to obtain reasonable assurance regarding the reliability of its financial statements.
Neurotrope is in the process of remedying all of the identified material weaknesses, and this work will continue during fiscal 2020 and beyond. There can be no assurance as to when all of the material weaknesses will be remedied. Until its remedial efforts are completed, Neurotrope’s management will continue to devote significant time and attention to these efforts, and we will continue to incur expenses associated with the additional procedures and resources required to prepare its consolidated financial statements. Certain of its remedial actions, such as hiring additional qualified personnel to implement its reconciliation and review procedures, will be ongoing and will result in its incurring additional costs even after its material weaknesses are remedied.
Because we expect to adopt substantially the same procedures used by Neurotrope in our internal control over financial reporting, we may experience negative impacts on our ability to accurately report our results of operation and financial condition in a timely manner. If we do identify a material weakness in our internal control over financial reporting and are unsuccessful in implementing or following a remediation plan, or fail to update our internal control over financial reporting as our business evolves or to integrate acquired businesses into our controls system, if additional material weaknesses are found in our internal controls in the future, or if our external auditors cannot attest to the effectiveness of our internal control over financial review, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, an inability for us to be accepted for listing on any national securities exchange in the near future, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our Common Stock. Further, there are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. We could face additional litigation exposure and a greater likelihood of an SEC enforcement or other regulatory action if further restatements were to occur or other accounting-related problems emerge.
You may experience dilution of your ownership interests because of the future issuance of additional shares of our Common Stock.
Any future issuance of our equity or equity-backed securities will dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As described above, we will need additional financing to continue our operations and may raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock. We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options and other equity compensation issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our Articles of Incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of our common or preferred stock or other securities may create downward pressure on the trading price of our Common Stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of our Common Stock are then traded.
We may obtain additional capital through the issuance of preferred stock, which may limit your rights as a holder of our Common Stock.
Without any stockholder vote or action, our Board may designate and approve for issuance shares of our preferred stock. The terms of any preferred stock may include priority claims to assets and dividends and special voting rights which could limit the rights of the holders of our Common Stock. The designation and issuance of preferred stock favorable to current management or stockholders could make any possible takeover of us or the removal of our management more difficult.
We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our initial registration statement;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We will continue to take advantage of these reduced reporting requirements for as long as we remain an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Prospectus contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others:
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our inability to obtain adequate financing;

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our ability to successfully implement our business strategies;

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our ability to attract and retain key personnel;

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the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity;

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existing or increased competition;

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our ability to protect our patent portfolio and other material proprietary rights;

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negative reputational and financial impacts resulting from future acquisitions or strategic transactions;

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significant government regulation of pharmaceuticals and the healthcare industry;

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our inability to expand our business;

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lack of product diversification;

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availability of our raw materials;

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our stock volatility and illiquidity;

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our failure to implement our business plans or strategies.

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direct and indirect effects of the ongoing COVID-19 pandemic on various aspects and stages of the clinical development process;

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other factors described in this Registration Statement and from time to time in documents that we file with the SEC.

You should read this Registration Statement completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Registration Statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this Registration Statement, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SPIN-OFF
Overview
On May 17, 2020, in connection with the contemplated Mergers, as provided in the merger agreement by and among Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., (“Petros”) a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreement (as defined herein), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), which was subsequently amended on July 23, 2020 and September 30, 2020, Neurotrope announced plans for the complete legal and structural separation of the Company from Neurotrope. Neurotrope will distribute all of our Common Stock to Neurotrope’s holders of common stock and preferred stock and certain holders of warrants to purchase shares of Neurotrope common stock (the “Neurotrope Warrants”) that have elected to receive shares of Common Stock pursuant to the terms of the Neurotrope Warrants. Furthermore, pursuant to warrant amendment agreements entered into by Neurotrope with certain existing holders of Neurotrope Warrants, such holders of Neurotrope Warrants to purchase an aggregate of 3,911,326 shares of Neurotrope common stock have elected to receive, pursuant to the terms of the Neurotrope Warrants, in lieu of any other consideration under the Neurotrope Warrants, warrants (the “Spin-Off Warrants”) to purchase up to an aggregate of 3,911,326 shares of Common Stock. Following the Distribution, we will be an independent publicly traded company. The Distribution will be a taxable distribution for U.S. federal income tax purposes. Accordingly, each Neurotrope stockholder that is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders”) would generally be treated as receiving a taxable distribution equal to the sum of the fair market value of our Common Stock (determined at the time of the Spin-Off) and cash in lieu of a fractional share (if any) received by such stockholder in the Spin-Off. Such distribution would be treated as a taxable dividend to the extent of such Neurotrope stockholder’s ratable share of Neurotrope’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in its shares of Neurotrope common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for more information regarding the potential tax consequences of the Spin-Off to U.S. Holders. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.
The Neurotrope board of directors approved the Distribution of 100% of the issued and outstanding shares of our Common Stock, on the basis of one share of our Common Stock for every five shares of Neurotrope common stock held as of the close of business on the Record Date, subject to the satisfaction or waiver of the conditions to the Distribution as described in this Registration Statement, the distribution of shares of our Common Stock to every holder of Neurotrope’s preferred stock, on the basis on one share of Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock held as of the Record Date, and the distribution of shares of Common Stock to certain holders of Neurotrope Warrants that are entitled to participate in the Spin-Off pursuant to the terms thereof, on the basis of one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of their Neurotrope Warrants held as of the Record Date. Furthermore, certain holders of Neurotrope Warrants have elected to receive pursuant to the terms of the Neurotrope Warrants, in lieu of any other consideration under the Neurotrope Warrants, the Spin-Off Warrants to purchase up to an aggregate of 3,911,326 shares of Common Stock.
The Record Date and the exact timing of the Distribution, as well as any participation by other stakeholders in Neurotrope, have not yet been determined. Upon the Distribution, Neurotrope will distribute approximately 5,058,014 shares of our Common Stock based on the application of the distribution ratio of one share of our Common Stock for every five shares of Neurotrope common stock to approximately 23,790,667 shares of Neurotrope common stock outstanding as of October 26, 2020 and certain holders of Neurotrope Warrants held at the close of business on the Record Date. Neurotrope stockholders will receive cash in lieu of any fractional shares of our Common Stock that they would have received after application of this ratio. Neurotrope stockholders will not be required to make any payment, surrender or exchange their shares of Neurotrope common stock or take any other action to receive their shares of our Common Stock in the Distribution. The Distribution of our Common Stock as described in this Registration Statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.” Furthermore, holders of Neurotrope Warrants, pursuant to the terms of such Neurotrope Warrants, will receive either (i) shares of Common Stock based on the application of the expected distribution ratio of one share of our Common Stock for every Neurotrope Warrant to purchase five shares of Neurotrope common stock or (ii) the Spin-Off Warrants, which will be exercisable into a number of shares of Common Stock based on the same ratio used to determine the number of shares of Common Stock that common stockholders of Neurotrope will receive in the Spin-Off.
Reasons for the Spin-Off
The Neurotrope board of directors determined that the separation of Neurotrope and Neurotrope Bioscience would be in the best interests of Neurotrope and its stockholders and approved the Spin-Off. A wide variety of factors were considered by the Neurotrope board of directors in evaluating the Spin-Off. Among other things, the Neurotrope board of directors considered the following potential benefits of the Spin-Off:
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The Spin-Off will allow investors to separately value Neurotrope (to become Petros Pharmaceuticals, Inc. (“Petros”) in connection with the Mergers described below) and Neurotrope Bioscience based on each company’s unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Spin-Off will also provide investors with two distinct and targeted investment opportunities.

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The Spin-Off will allow each business to more effectively pursue its own distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. Upon the consummation of the contemplated mergers involving Neurotrope and Metuchen Pharmaceuticals, LLC, a Delaware limited liability company (“Metuchen”) (the “Mergers”), the management of Petros will focus on the men’s health sector. Our management will be able to focus exclusively on its Neurotrope Bioscience business.

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The Spin-Off will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology and value-enhancing M&A opportunities.

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The Spin-Off will create independent, public companies that will afford each company direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities.

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Distinct investment identity.   The Spin-Off will allow investors to separately value Petros and Neurotrope Bioscience based on each company’s unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The Spin-Off will also provide investors with two distinct and targeted investment opportunities.

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Enhanced strategic and management focus.   The Spin-Off will allow Petros and us to more effectively pursue our distinct operating priorities and strategies and will enable the management of both companies to pursue unique opportunities for long-term growth and profitability. Upon the consummation of the contemplated Mergers, the management of Petros will focus on the men’s health sector. Our management will be able to focus exclusively on its Neurotrope Bioscience business.

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More efficient allocation of capital.   The Spin-Off will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs without having to compete with each other for investment capital. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology, and value-enhancing M&A opportunities.

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Direct access to capital markets.   The Spin-Off will create independent, public companies that will afford each company direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities.

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Alignment of incentives with performance objectives.   The Spin-Off will facilitate incentive compensation arrangements for employees and management that are more directly tied to the performance of each relevant company’s business and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Neither we nor Neurotrope can assure you that, following the Spin-Off, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.
The Neurotrope board of directors also considered a number of potentially unfavorable factors in evaluating the Spin-Off, including the potential loss of synergies, time and effort required to be dedicated to this transaction by Neurotrope’s and our management and the potential diversion of their attention away from their respective businesses, costs resulting from operating as a separate public entity, one-time costs of the Spin-Off, the risk of not realizing the anticipated benefits of the Spin-Off, the fact that the new public company will not be listed on Nasdaq, and limitations placed upon us as a result of the Tax Matters Agreement that Neurotrope and we will enter into prior to the Distribution. The Neurotrope board of directors concluded that the potential benefits of the Spin-Off significantly outweighed these negative factors.
When and How You Will Receive the Distribution
With the assistance of Philadelphia Stock Transfer, Neurotrope expects to distribute 100% of the outstanding shares of our Common Stock on the Distribution Date to Neurotrope stockholders and certain holders of Neurotrope Warrants as of the close of business on the Record Date for the Distribution. The exact timing and ratio of the Distribution, as well as any participation by other stakeholders, are as yet undetermined. Philadelphia Stock Transfer, which currently serves as the transfer agent and registrar for Neurotrope common stock, will serve as the settlement and Distribution agent in connection with the Distribution and the transfer agent and registrar for our Common Stock.
If you own shares of Neurotrope common stock or preferred stock as of the close of business on the record date for the Distribution, the shares of our Common Stock that you will be entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Philadelphia Stock Transfer will then mail you a direct registration account statement that reflects your shares of our Common Stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this Distribution. If you sell shares of Neurotrope common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of our Common Stock in the Distribution.
Most Neurotrope stakeholders hold their shares of Neurotrope common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for shares of our Common Stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
If you have elected to receive Common Stock pursuant to the terms of the Neurotrope Warrants held by you, our distribution agent will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account with our transfer agent on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of whole shares of our Common Stock you own. You will be able to access information regarding your book-entry account holding our Common Stock at Philadelphia Stock Transfer. We will not issue any physical stock certificates to any stockholders, even if requested. If you have chosen to receive the Spin-Off Warrants pursuant to the terms of the Neurotrope Warrants held by you, we will issue the Spin-Off Warrants to you in the appropriate amount upon the consummation of the Spin-Off.

Transferability of Shares You Receive
Shares of our Common Stock distributed to holders in connection with the Distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the Distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our Common Stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of Neurotrope Bioscience Common Stock and Spin-Off Warrants You Will Receive
For every five shares of Neurotrope common stock that you own at the close of business on the Record Date for the Distribution, you will receive one share of our Common Stock on the Distribution Date. Every holder of Neurotrope’s preferred stock will be entitled to receive one share of Common Stock for every five shares of Neurotrope’s common stock issuable upon conversion of the Neurotrope shares of preferred stock held as of the Record Date. Certain holders of Neurotrope Warrants that are entitled to participate in the Spin-Off pursuant to the terms thereof will receive one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of their Neurotrope Warrants held as of the Record Date. Certain holders of Neurotrope Warrants that elected to receive Spin-Off Warrants will receive corresponding Spin-Off Warrants exercisable for one share of Common Stock for every five shares of Neurotrope common stock issuable upon exercise of their Neurotrope Warrants held as of the Record Date. Neurotrope will not distribute any fractional shares of our Common Stock to its stakeholders. Instead, if you are a registered holder, Philadelphia Stock Transfer (which is sometimes referred to herein as the distribution agent) will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the Distribution. The distribution agent, in its sole discretion, without any influence by Neurotrope or us, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Neurotrope or us. Philadelphia Stock Transfer is not an affiliate of either Neurotrope or us. Neither we nor Neurotrope will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
The aggregate net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for an explanation of the material U.S. federal income tax consequences of the Distribution. We estimate that it will take approximately two weeks from the Distribution Date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Neurotrope common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will credit your account for your share of such proceeds.
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our Common Stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Neurotrope stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). The distribution agent will, in its sole discretion, without any influence by Neurotrope or us, determine when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Neurotrope or us.
The distribution agent will send to each registered holder of Neurotrope common stock or warrants entitled to a fractional share a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take about 14 business days after the Distribution Date to complete the distribution of cash in lieu of fractional shares to Neurotrope stockholders. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Spin-Off to U.S. Holders” for more information.
Results of the Spin-Off
After the Spin-Off, we will be an independent publicly-traded company. Immediately following the Spin-Off, we expect to have approximately 225 holders of shares of our Common Stock and approximately 5,058,014 shares of our Common Stock outstanding, based on the number of Neurotrope stakeholders and shares of Neurotrope common stock outstanding on October 26, 2020, and the number of holders of Neurotrope Warrants that elected to receive shares of Common Stock pursuant to the terms of the Neurotrope Warrants and the shares of Common Stock underlying such Neurotrope Warrants. Furthermore, we expect to have Spin-Off Warrants to purchase an aggregate of 3,911,326 shares of our Common Stock outstanding immediately following the Spin-Off. The actual number of shares of our Common Stock Neurotrope will distribute in the Spin-Off will depend on the actual number of shares of Neurotrope common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to Neurotrope’s equity plans. The Spin-Off will not affect the number of outstanding shares of Neurotrope common stock or any rights of Neurotrope stakeholders, although the trading price of shares of Petros common stock immediately following the Distribution may be lower than the trading price of shares of Neurotrope common stock immediately prior to the Distribution because the trading price of Petros common stock will not reflect the value of the Company. Furthermore, until the market has fully analyzed the value of Petros without the Company, the trading price of shares of Petros common stock may fluctuate.
Before our separation from Neurotrope, we intend to enter into a Separation Agreement and Tax Matters Agreement with Neurotrope related to the Spin-Off. These agreements will govern the relationship between us and Neurotrope up to and after completion of the Spin-Off and allocate between us and Neurotrope various assets, liabilities, rights and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions — Agreements with Neurotrope.”
Listing and Trading of the Common Stock
As of the date of this Prospectus, we are a wholly-owned subsidiary of Neurotrope. Accordingly, no public market for our Common Stock currently exists. We have filed an application to have the Common Stock quoted on the OTCQB under a symbol that is yet to be determined. However, there are no assurances that trading in the Common Stock will commence immediately following the Spin-Off, if ever. Following the Spin-Off and Mergers, Petros common stock is expected to trade on Nasdaq under the symbol “PTPI.”
Neither we nor Neurotrope can assure you as to the trading price of Petros common stock or our Common Stock after the Spin-Off, or as to whether the combined trading prices of our Common Stock and the Petros common stock after the Spin-Off will be less than, equal to or greater than the trading prices of Neurotrope common stock prior to the Spin-Off. The trading price of our Common Stock may fluctuate significantly following the Spin-Off. See “Risk Factors — Risks Relating to Our Common Stock and the Securities Market” for more detail.
The shares of our Common Stock distributed to Neurotrope stakeholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Distribution Date
We anticipate that, as early as two trading days prior to the Record Date and continuing up to and including the Distribution Date, there will be two markets in Neurotrope common stock: a “regular-way” market and an “ex-distribution” market. Shares of Neurotrope common stock that trade on the regular-way market will trade with an entitlement to receive shares of our Common Stock in the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of the Common Stock in the Distribution. Therefore, if you sell shares of Neurotrope common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of our Common Stock in the Distribution. However, if you own shares of Neurotrope common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of our Common Stock that you would otherwise be entitled to receive in the Distribution.
Following the Distribution Date, we expect shares of our Common Stock to be quoted on the OTCQB under a trading symbol that is yet to be determined. There are no assurances that trading in the Common Stock will commence immediately following the Spin-Off, if ever.
Conditions to the Distribution
Although the exact timing of the Distribution has not yet been determined, the conditions set forth in the Separation Agreement must be satisfied (or waived by Neurotrope in its sole discretion) prior to the Distribution, including, among others:
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the transfer of assets and liabilities from Neurotrope to Neurotrope Bioscience shall be completed in accordance with the Separation Agreement that Neurotrope and we will enter into prior to the Distribution;

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the consummation of the contemplated Mergers;

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the SEC shall have declared effective our Registration Statement on Form S-1, of which this Registration Statement forms a part, and this Registration Statement shall have been made available to Neurotrope stockholders;

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all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority;

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we shall have received all necessary approvals from applicable state regulators;

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the transaction agreements relating to the Spin-Off that Neurotrope and we will enter into prior to the Distribution shall have been duly executed and delivered by the parties;

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no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off, Distribution or any of the related transactions shall be in effect; and

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no event or development shall have occurred or exist that, in the judgment of Neurotrope’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the Spin-Off, the Distribution and other related transactions.

We cannot assure you that any or all of these conditions will be met. Neurotrope will have sole discretion to waive any of the conditions to the Distribution. In addition, Neurotrope will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the Distribution and, to the extent it determines to so proceed, to determine the Record Date for the Distribution, the Distribution Date and the distribution ratio, as well as to reduce the amount of outstanding shares of our Common Stock that it will retain, if any, following the Distribution. Neurotrope may rescind or delay its declaration of the Distribution even after the Record Date for the Distribution. Neurotrope does not intend to notify its stakeholders of any modifications to the terms of the Spin-Off and Distribution that, in the judgment of its board of directors, are not material. To the extent that the Neurotrope board of directors determines that any modifications by Neurotrope materially change the material terms of the Spin-Off and Distribution,

Neurotrope will notify Neurotrope stakeholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this Registration Statement. For example, the Neurotrope board of directors might consider material such matters as significant changes to the Distribution ratio, the assets to be contributed or the liabilities to be assumed in the Spin-Off.
Reasons for Furnishing this Prospectus
We are furnishing this Prospectus solely to provide information to Neurotrope’s stockholders who will receive shares of our Common Stock in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Neurotrope. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor Neurotrope undertakes any obligation to update the information except in the normal course of our and Neurotrope’s public disclosure obligations and practices and except as required by applicable law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TO U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences of the Spin-Off to holders of Neurotrope common stock that are U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. No ruling from the Internal Revenue Service (the “IRS”) or opinion from counsel has been or will be requested with respect to the tax consequences of the Spin-Off. There is no assurance that the IRS or courts will not adopt a position that is contrary to the description included in the following summary.
This discussion is limited to U.S. Holders who hold Neurotrope common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances. In particular, this summary does not address the U.S. federal income tax consequences of the Spin-Off to stockholders subject to special treatment under the U.S. federal income tax laws, such as: dealers or traders in securities or currencies; tax-exempt entities; banks, financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; stockholders who own, or are deemed to own, 5% or more, by voting power or value, of Neurotrope equity; stockholders owning Neurotrope common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes; persons who are not U.S. Holders as defined below and certain former citizens or long-term residents of the United States; persons who hold their Neurotrope common stock through individual retirement accounts or other tax-deferred accounts; persons who acquired their Neurotrope common stock pursuant to the exercise of warrants or conversion rights under convertible instruments; persons who acquired Neurotrope common stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who own Neurotrope common stock through partnerships or other pass-through entities. In addition, the following summary does not address (i) any U.S. federal non-income tax consequences of the Spin-Off, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Spin-Off, (iii) the tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Spin-Off (whether or not they are in connection with the Spin-Off), and (v) the tax consequences to holders of convertible debt or options, warrants or similar rights to purchase or acquire Neurotrope common stock.
If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Neurotrope common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Neurotrope common stock or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the Spin-Off.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Neurotrope common stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or a resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or, in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION.
Tax Consequences of the Spin-Off to U.S. Holders
The Spin-Off is expected to be a taxable distribution for U.S. federal income tax purposes. Accordingly, each Neurotrope stockholder would generally be treated as receiving a taxable distribution equal to the sum of the fair market value of our Common Stock (determined at the time of the Spin-Off) and cash in lieu of a fractional share (if any) received by such stockholder in the Spin-Off. Such distribution would be treated as a taxable dividend to the extent of such Neurotrope stockholder’s ratable share of Neurotrope’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the value of the distribution exceeds the amount of such earnings and profits, such excess will be treated first, as reducing a Neurotrope stockholder’s adjusted basis in its shares of Neurotrope common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock.
To the extent that any portion of the distribution is treated as a dividend, corporate U.S. Holders should generally be eligible for dividend-received deductions (“DRD”) and non-corporate U.S. Holders could qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. U.S. Holders will take a tax basis in our Common Stock received in the Spin-Off equal to the fair market value of such Common Stock (determined at the time of the Spin-Off).
In addition, to the extent that the distribution of our Common Stock in the Spin-Off constitutes an “extraordinary dividend” within the meaning of Section 1059 of the Code special rules may apply. In general, a dividend constitutes an “extraordinary dividend” if the amount of the dividend exceeds 10% of that U.S. Holder’s tax basis in its Neurotrope common stock. For purposes of such calculation, only the portion of a distribution treated as a dividend, rather than the full amount of the distribution, is taken into account. If any portion of the distribution is treated as an extraordinary dividend to a corporate U.S. holder that both (i) claimed a DRD with respect to the distribution and (ii) held its Neurotrope common stock for two years or less, such corporate U.S. holder will reduce its tax basis in its Neurotrope common stock (but not below zero) by an amount determined by reference to the DRD claimed. If the amount of reduction exceeds the tax basis of such corporate U.S. holder, the excess would be treated as capital gain.
Furthermore, if any portion of the Spin-Off is treated as a an extraordinary dividend to a non-corporate U.S. Holder who had claimed a reduced rate for qualified dividend income on the Spin-Off, such non-corporate U.S. Holder may be required to treat a portion of any loss on a subsequent sale of its Neurotrope common stock as long-term capital loss, regardless of its actual holding period.
As indicated above, the determination as to whether any portion of the Spin-Off will be treated as a dividend for federal income tax purposes depends on the amount of current and accumulated earnings and profits of Neurotrope as determined for federal income tax purposes. To the extent that the fair market value of our Common Stock at the time of the Spin-Off is greater than Neurotrope’s tax basis in our Common Stock, Neurotrope will recognize gain (which could increase current year earnings and profits). It is expected that the fair market value of our Common Stock as of the time of the Spin-Off would be significantly lower than the tax basis that Neurotrope has in our Common Stock. A formal earnings and profits study has not been completed by Neurotrope. However, based on its historical operations and projected performance for the current year, it is anticipated that the Neurotrope will not have any current nor accumulated earnings and profits. As such, no portion of the Spin-Off is anticipated to be treated as a taxable dividend. However, no assurance can be provided in that regard.
U.S. Holders should consult with their tax advisors regarding the possible applicability and effects of the extraordinary dividend provisions, including the possible availability of an election to substitute the fair market value of the Neurotrope common stock for its tax basis for purposes of determining if the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend.
Backup Withholding and Registration Statement
Payments of cash in lieu of a fractional share of our Common Stock may, under certain circumstances, be subject to “backup withholding,” unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Information reporting may apply with respect to Neurotrope stockholder that, immediately before the Distribution, owned 5% or more (by vote or value) of the total outstanding stock of Neurotrope.
U.S. Holders of Neurotrope common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption as well as the information reporting obligations applicable to them with respect to the Spin-Off.
USE OF PROCEEDS
We will not receive any proceeds from the Distribution of the Common Stock in the Spin-Off. We will receive the exercise price upon any exercise of the Spin-Off Warrants, to the extent exercised on a cash basis. If the Spin-Off Warrants are exercised in full, on a cash basis, we would receive gross proceeds of approximately $37.8 million. We currently intend to use such proceeds, if any, for research and development, general corporate purposes and for working capital. The holder of the Spin-Off Warrants are not obligated to exercise the Spin-Off Warrants, and we cannot predict whether or when, if ever, the holders of the Spin-Off Warrants will choose to exercise the Spin-Off Warrants, in whole or in part, or whether the holders of the Spin-Off Warrants will elect to exercise the Spin-Off Warrants under the net share settlement provisions of the Spin-Off Warrants which would result in the Company not receiving any cash proceeds.
DETERMINATION OF OFFERING PRICE
No consideration will be paid for the shares of Common Stock distributed in the Spin-Off.
DIVIDEND POLICY
We do not intend, following the Spin-Off, to pay cash dividends on our Common Stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. The payment of dividends in the future will be subject to the discretion of our Board and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant.

CAPITALIZATION
The following table sets forth cash, cash equivalents, and marketable securities, as well as our capitalization, as of June 30, 2020, as follows:
•
on an actual basis;

•
on a pro forma basis, giving effect to (i) the Spin-Off of Neurotrope Bioscience, Inc. from Neurotrope, Inc. as if such Spin-Off transaction had occurred on June 30, 2020 which included substantially all the assets, liabilities and operations with the exception of $20,000,000 in cash, and (ii) the share distribution adjustment; and

•
on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual distribution ratio and other terms of the Spin-Off. You should read this table together with our consolidated financial statements and related notes thereto, and the sections titled “Selected Historical Financial Data,” “Unaudited Pro Forma Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this Prospectus.
	June 30, 2020
	Neurotrope, Inc. As Reported	Pro Forma Adjustments for Spin-off	Share Distribution Adjustment	Neurotrope Bioscience, Inc. Pro Forma As Adjusted
Cash and cash equivalents	$30,251,180	$(20,000,000)	$—	$10,251,180
Stockholders’ equity:
Preferred stock, par value $0.0001 per share 100,000 shares authorized, 500 issued and outstanding as reported; 0 shares issued and outstanding, pro forma as adjusted	1	(1)		—
Common stock, par value $0.0001 per share 150,000,000 shares authorized 23,674,089 shares issued and outstanding as reported 5,288,454 shares issued and outstanding, pro forma as adjusted	2,368	152	(2,016)	504
Additional paid-in-capital	124,081,782	(20,000,151)	2,016	104,083,647
Accumulated deficit	(94,286,313)	—	—	(94,286,313)
Total stockholders’ equity	$29,797,838	$(20,000,000)	$—	$9,797,838
Total liabilities and stockholders’ equity	$30,865,416	$(20,000,000)	$—	$10,865,416

SELECTED HISTORICAL FINANCIAL DATA
The following selected historical consolidated financial information for the years ended December 31, 2018 and 2019 have been derived from the audited financial statements of Neurotrope, Inc. included elsewhere in this Prospectus. The following summary historical consolidated financial information for the six months ended June 30, 2019 and 2020 have been derived from the unaudited interim consolidated financial statements of Neurotrope, Inc. included elsewhere in this Prospectus. In our opinion, such unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements of Neurotrope, Inc. and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial position of Neurotrope, Inc. Results as of and for the six months ended June 30, 2019 and 2020 are not necessarily indicative of results that may be expected for the entire year.
Prior to the Spin-Off, substantially all operations of Neurotrope, Inc., our parent, were conducted by us as the only subsidiary, and thus Neurotrope and Neurotrope Bioscience have had substantially identical operations since our incorporation in October 2012. In addition, substantially all of the assets of Neurotrope, Inc. are currently owned directly by us. As such, the historical condensed financial information derived from the consolidated financial statements of Neurotrope, Inc. describes the net assets subsequently retained by us in the Spin-Off, as if the retained net assets were our business for all historical periods included in this Prospectus. The historical statements of operations of Neurotrope, Inc. represent all costs attributable to the retained net assets and there for all of Neurotrope Bioscience’s costs of doing business. All costs recognized at the parent company were directly attributable to Neurotrope Bioscience. Accordingly, we believe the consolidated historical financial statements of Neurotrope Inc. show the historical performance and financial history of Neurotrope Bioscience for all periods presented.
You should read the following summary historical condensed consolidated financial and operating information in conjunction with the information appearing under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the audited consolidated financial statements Neurotrope, Inc. and the related notes, as well as the pro forma financial statements which reflects the Spin off from Neurotrope Inc. and the equity structure of Neurotrope Bioscience, all appearing elsewhere in this Prospectus. Any adjustments relating to specific assets and liabilities not assumed by the registrant would be reflected in the Pro-forma financial statements.

NEUROTROPE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31, 2019	December 31, 2018	June 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,382,038	$28,854,218	$30,251,180
Prepaid expenses	494,112	603,324	589,559
TOTAL CURRENT ASSETS	17,876,150	29,457,542	30,840,739
Fixed assets, net of accumulated depreciation	21,671	20,842	24,677
TOTAL ASSETS	$17,897,821	$29,478,384	$30,865,416
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$413,081	$2,898,583	$967,632
Accrued expenses	65,975	58,492	99,946
TOTAL CURRENT LIABILITIES	479,056	2,957,075	1,067,578
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock – 100,000 shares authorized, $0.0001 par value; 500 shares issued and outstanding as of June 30, 2020, 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018 Liquidation preference of $500,000 as of June 30, 2020 and $0 as of December 31, 2019 and 2018	—	—	1
Common stock – 150,000,000 shares authorized, $0.0001 par value; 23,674,089 shares issues and outstanding as of June 30, 2020; 13,068,023 shares issued and outstanding as of December 31, 2019; 12,922,370 shares issued and outstanding as of December 31, 2018	1,307	1,292	2,368
Additional paid-in capital	106,234,301	100,202,110	124,081,782
Accumulated deficit	(88,816,843)	(73,682,093)	(94,286,313)
TOTAL SHAREHOLDERS’ EQUITY	17,418,765	26,521,309	29,797,838
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,897,821	$29,478,384	$30,865,416
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Year Ended December 31, 2019	Year Ended December 31, 2018	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
OPERATING EXPENSES:
Research and development – related party	$—	$262,012	$—	$—
Research and development	4,540,947	4,623,551	594,470	3,427,734
General and administrative – related party	50,000	50,000	7,361	25,000
General and administrative	6,740,510	3,997,222	3,953,051	3,033,891
Stock-based compensation – related party	220,856	291,577	21,001	125,466
Stock-based compensation	3,961,144	1,925,034	1,040,095	2,295,994
TOTAL OPERATING EXPENSES	15,513,457	11,149,396	5,615,978	8,908,085
OTHER INCOME (EXPENSE):
Interest income	378,707	127,110	146,508	211,461
Net loss before income taxes	15,134,750	11,022,286	5,469,470	8,696,624
Provision for income taxes .	—	—	—	—
Net loss	$15,134,750	$11,022,286	$5,469,470	$8,696,624
PER SHARE DATA:
Basic and diluted loss per common share	$(1.16)	$(1.37)	$(0.27)	$(0.67)
Basic and diluted weighted average common shares outstanding	12,992,900	8,050,700	20,155,900	12,931,200
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
	Year Ended December 31, 2018
	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total
Balance January 1, 2018	7,895,859	$790	$77,544,976	$(62,659,807)	$14,885,959
Sale of common stock and warrants	5,012,677	501	20,436,097	20,436,598
Exercise of common stock warrants	13,834	1	4,426	—	4,427
Stock based compensation	—	—	2,216,611	—	2,216,611
Net loss	—	—	—	(11,022,286)	(11,022,286)
Balance December 31, 2018	12,922,370	$1,292	$100,202,110	$(73,682,093)	$26,521,309

	Year Ended December 31, 2019
	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total
Balance January 1, 2019	12,922,370	$1,292	$100,202,110	$(73,682,093)	$26,521,309
Issuance of common stock for consulting fees	49,579	5	352,743	—	352,748
Issuance of warrants for consulting fees	—	—	1,077,615	—	1,077,615
Exercise of common stock warrants	96,074	10	419,833	—	419,843
Stock based compensation	—	—	4,182,000	—	4,182,000
Net loss	—	—	—	(15,134,750)	(15,134,750)
Balance December 31, 2019	13,068,023	$1,307	$106,234,301	$(88,816,843)	$17,418,765

	Six Months Ended June 30, 2019
	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance January 1, 2019	12,922,370	$1,292	$—	$—	$100,202,110	$(73,682,093)	$26,521,309
Issuance of common stock for consulting fees	49,579	5	—	—	352,743	—	352,748
Issuance of warrants for consulting fees	—	—	—	—	577,092	—	577,092
Exercise of common stock warrants	11,000	1	—	—	48,069		48,070
Stock based compensation	—	—	—	—	2,421,460	—	2,421,460
Net loss	—	—	—	—	—	(8,696,624)	(8,696,624)
Balance June 30, 2019	12,982,949	$1,298	$—	$—	$103,601,474	$(82,378,717)	$21,224,055
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
	Six Months Ended June 30, 2020
	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance January 1, 2020	13,068,023	$1,307	—	$—	$106,234,301	$(88,816,843)	$17,418,765
Stock based compensation	—	—	—	—	1,061,096	—	$1,061,096
Issuance of warrants for consulting fees	—	—	—	—	267,459	—	267,459
Sale of preferred stock and warrants	—	—	18,000	2	16,519,986	—	16,519,988
Conversion of preferred stock to common stock	10,606,066	1,061	(17,500)	(1)	(1,060)	—	(0)
Net loss	—	—	—	—	—	(5,469,470)	(5,469,470)
Balance June 30, 2020	23,674,089	$2,368	500	$1	$124,081,782	$(94,286,313)	$29,797,838
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Year Ended December 31, 2019	Year Ended December 31, 2018	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
CASH FLOW USED IN OPERATING ACTIVITIES
Net loss	$(15,134,750)	$(11,022,286)	$(5,469,470)	$(8,696,624)
Adjustments to reconcile net loss to net cash used by operating activities
Stock based compensation	4,182,000	2,216,611	1,061,096	2,421,460
Consulting services paid by issuance of common stock	352,748	—	—	352,748
Consulting services paid by issuance of common stock warrants	1,077,615	—	267,459	577,092
Depreciation expense	4,385	2,999	2,407	1,793
Change in assets and liabilities
Increase (decrease) in prepaid expenses.	109,212	(292,887)	(95,447)	(193,210)
(Decrease) increase in accounts payable.	(2,485,502)	1,658,550	554,551	(2,102,817)
Increase (Decrease) in accrued expenses	7,483	(209,758)	33,971	(1,999)
Decrease in accrued expenses – related party	—	(50,000)	—	—
Total adjustments.	3,247,941	3,325,515	1,824,037	1,055,067
Net Cash Used in Operating Activities	(11,886,809)	(7,696,771)	(3,645,433)	(7,641,557
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of fixed assets	(5,214)	(3,186)	(5,413)	(5,214)
Net Cash Used in Investing Activities	(5,214)	(3,186)	(5,413)	(5,214)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock, preferred stock and warrants	—	20,436,598	16,519,988	—
Net proceeds from exercise of common stock warrants	419,843	4,427	—	48,070
Net Cash Provided by Financing Activities	419,843	20,441,025	16,519,988	48,070
NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(11,472,180)	12,741,068	12,869,142	(7,598,701)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	28,854,218	16,113,150	17,382,038	28,854,218
CASH AND EQUIVALENTS AT END OF PERIOD	$17,382,038	$28,854,218	$30,251,180	$21,255,517
See accompanying notes to consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
On May 17, 2020, in connection with the contemplated Mergers, Neurotrope announced plans for the complete legal and structural separation of Neurotrope Bioscience, Inc. from Neurotrope. Neurotrope will distribute all of its common stock to Neurotrope’s holders of common stock and certain holders of Neurotrope Warrants, and we will issue Spin-Off Warrants to purchase an aggregate of 3,911,326 shares of Common Stock to holders of the Neurotrope Warrants that chose to obtain the Spin-Off Warrants instead of shares of Common Stock pursuant to anti-dilution provisions contained in the Neurotrope Warrants. The following unaudited pro forma condensed financial data presents the pro forma financial position and results of operations of (1) Neurotrope Bioscience, Inc., the wholly-owned subsidiary of Neurotrope, after giving effect to the proposed spin-off of all of the business assets and liabilities from Neurotrope, Inc., pursuant to the merger of Neurotrope, Inc. with Metuchen Pharmaceuticals, LLC and (2) the distribution of common stock and share exchange, all as described below.
Description of Merger Transactions
On May 17, 2020, Neurotrope, Metuchen, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), and PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), entered into an Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger dated as of July 23, 2020 and the Second Amendment to the Agreement and Plan of Merger dated as of September 30, 2020 (as amended, the “Merger Agreement”). Petros Pharmaceuticals, Inc. will be the name of the combined company following consummation of the Mergers (as defined below).
The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of the Company outstanding immediately prior to the effective time of the Mergers, subject to adjustment. As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros Preferred Stock. Also, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. In addition, each security holder of Metuchen prior to the Mergers will receive a right to receive such security holder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
Upon the closing of the Mergers, on a pro forma basis, current Neurotrope stockholders will own approximately 49% of Petros and current Metuchen securityholders will own approximately 51% of Petros, subject to adjustment pursuant to the terms of the Merger Agreement.
Description of Spin-Off Transaction
In connection with the Mergers, Neurotrope plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of Neurotrope were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of Neurotrope reside in such subsidiary. The Spin-Off is planned to be made as a distribution of one share of Neurotrope Bioscience Common Stock for every five shares of Neurotrope common stock to Neurotrope’s stakeholders as of a record date prior to the Mergers, but the distribution is currently contemplated to occur after the closing of the Mergers. Furthermore, pursuant to warrant amendment agreements entered into by Neurotrope with certain existing holders of Neurotrope Warrants, such holders of Neurotrope Warrants to purchase an aggregate of 3,911,326 shares of Neurotrope common stock have elected to receive, pursuant to the terms of the Neurotrope Warrants, in lieu of any other consideration under the Neurotrope Warrants, the Spin-Off Warrants to purchase up to an aggregate of 3,911,326 shares of Common Stock.
The spun-off entity will be capitalized with all cash in excess of the $20 million to be retained by Metuchen, subject to adjustment for the proceeds from any exercise of Neurotrope’s warrants between signing and closing of the Mergers. The proceeds of any such warrant exercises will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement. Warrant proceeds not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement), (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
The record date for the Spin-Off and the extent to which other stakeholders of Neurotrope may be entitled to participate in the Spin-Off have not yet been finally determined.
The unaudited pro forma condensed financial statements are based on the audited consolidated financial statements of Neurotrope as of December 31, 2019 and the unaudited condensed consolidated financial statements of Neurotrope as of June 30, 2020. The historical financial statements have been adjusted to give pro forma effect to events that are (1) directly attributable to the Mergers and Spin-Off, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed statement of operations, expected to have a continuing impact on the results of operations of Neurotrope Bioscience, Inc., the Spin-Off company. The unaudited pro forma condensed financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other expenses that may be associated with the Spin-Off. The unaudited pro forma condensed financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Neurotrope Bioscience been spun off during the specified periods.
The unaudited pro forma condensed financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Neurotrope. Neurotrope’s historical audited consolidated financial statements for the year ended December 31, 2019 are included in the Neurotrope’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 13, 2020. Neurotrope’s historical unaudited condensed consolidated financial statements for the six months ended June 30, 2020 are included in the Neurotrope’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2020.
Unaudited Pro Forma Financial Information For Neurotrope Bioscience, Inc. and Share Distribution Adjustment
The unaudited pro forma condensed balance sheet as of June 30, 2020 gives effect to the Spin-Off transaction as if it took place on June 30, 2020. The unaudited pro forma condensed statement of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 give effect to the Spin-Off transaction as if it took place on January 1, 2019 and January 1, 2020, respectively. The pro forma condensed financial statements also reflects the distribution of outstanding share of common stock held such that every five shares of Neurotrope’s common stock outstanding as of the record date for the Spin-Off will entitle the holder thereof to receive one share of Common Stock of Neurotrope Bioscience, Inc. The pro forma condensed financial statements currently exclude any securities to be issued in connection with Neurotrope’s outstanding warrants which are currently subject to discussion and negotiation with the investors.

Because the unaudited pro forma condensed balance sheet reflects the financial information of Neurotrope as of and June 30, 2020, it does not reflect any changes to the current assets which have occurred since or June 30, 2020 and prior to the closing of the Spin-Off transaction, except as described in the Notes to Unaudited Pro Forma Condensed Financial Statements below.

NEUROTROPE BIOSCIENCE, INC.
PRO FORMA CONDENSED BALANCE SHEET
AS OF JUNE 30, 2020
	Neurotrope, Inc. As Reported	Pro Forma Adjustments for Spin-off		Share Distribution Adjustment		Neurotrope Bioscience, Inc. Pro Forma As Adjusted
ASSETS:
CURRENT ASSETS:
Cash	$30,251,180	$(20,000,000)	(A)	$—		$10,251,180
Prepaid expenses and other current assets	589,559	—		—		589,559
Total current assets	30,840,739	(20,000,000)		—		10,840,739
Property and equipment, net	24,677	—		—		24,677
TOTAL ASSETS	$30,865,416	$(20,000,000)		$—		$10,865,416
CURRENT LIABILITIES:
Accounts payable	967,632					967,632
Accrued expenses	99,946	—		—		99,946
Total current liabilities	1,067,578	—		—		1,067,578
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT) (I):
Preferred stock	1	(1)	(B)(E)	—		—
Common stock	2,368	(2,368)	(C)	—
		2,368	(D)	—
		30	(E)
		122	(H)	(2,016)	(F)	504
Additional paid-in-capital	124,081,782	(20,000,000)	(A)
		1	(B) (E)
		2,368	(C)
		(30)	(E)
		(2,368)	(D)			103,528,862
		(122)	(G)	2,016	(F)	104,083,647
Retained earnings (accumulated deficit)	(94,286,313)	—		—		(94,286,313)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	29,797,838	(20,000,000)		—		9,797,838
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$30,865,416	$(20,000,000)		$—		$10,865,416

NEUROTROPE BIOSCIENCE, INC.
PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
	Neurotrope, Inc.	Neurotrope, Inc. Subsequent Financing		Pro Forma Adjustments for Spin-off	Share Distribution Adjustment	Pro Forma As Adjusted
REVENUES	$—	$—		$—	$—	$—
OPERATING EXPENSES
Research and development expenses	4,540,947	—		—	—	4,540,947
General and administrative expenses	6,790,510	—		—	—	6,790,510
Stock-based compensation	4,182,000	—		—	—	4,182,000
TOTAL OPERATING EXPENSES	15,513,457			—	—	15,513,457
OPERATING LOSS	(15,513,457)	—		—	—	(15,513,457)
Interest income	378,707	—				378,707
Net loss before income taxes	(15,134,750)	—		—	—	(15,134,750)
Income tax benefit	—	—		—	—	—
NET LOSS	$(15,134,750)	$—		$—	$—	$(15,134,750)
NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED	$(1.16)					$(2.87)
WEIGHTED AVERAGE NUIMBER OF COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	12,992,900	10,909,100	(A)	23,902,000		5,273,431	(H)

NEUROTROPE BIOSCIENCE, INC.
PRO FORMA CONDENSED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
	Neurotrope, Inc.	Pro Forma Adjustments for Spin-off	Share Distribution Adjustment	Pro Forma As Adjusted
REVENUES	$—	$—	$—	$—
OPERATING EXPENSES
Research and development expenses	594,470	—	—	594,470
General and administrative expenses	3,960,412	—	—	3,960,412
Stock-based compensation	1,061,096	—	—	1,061,096
TOTAL OPERATING EXPENSES	5,615,978	—	—	5,615,978
OPERATING LOSS	(5,615,978)	—	—	(5,615,978)
Interest income	146,508			146,508
Net loss before income taxes	(5,469,470)	—	—	(5,469,470)
Income tax benefit	—	—	—	—
NET LOSS	$(5,469,470)	$—	$—	$(5,469,470)
NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED	$(0.27)			$(1.26)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	20,155,900			4,335,887	(H)

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
1. Description of Transaction and Basis of Presentation
The unaudited pro forma condensed financial statements were prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 SEC Regulation S-X, and present the pro forma financial position and results of operations of Neurotrope Bioscience based upon the historical data of Neurotrope.
Description of Transaction
On May 17, 2020, Neurotrope, Metuchen, Petros Pharmaceuticals, Inc., a Delaware corporation (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), and PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), entered into an Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger dated as of July 23, 2020 and the Second Amendment to the Agreement and Plan of Merger dated as of September 30, 2020 (as amended, the “Merger Agreement”). Petros Pharmaceuticals, Inc. will be the name of the combined company following consummation of the Mergers (as defined below).
The Merger Agreement provides for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of the Company outstanding immediately prior to the effective time of the Mergers, subject to adjustment. As a result of the Neurotrope Merger, each outstanding share of Neurotrope Common Stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros Preferred Stock. Also, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers will be converted into equivalent options and warrants to purchase shares of Petros common stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement. In addition, each security holder of Metuchen prior to the Mergers will receive a right to receive such security holder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
Upon the closing of the Mergers, on a pro forma basis, current Neurotrope stockholders will own approximately 49% of Petros and current Metuchen securityholders will own approximately 51% of Petros, subject to adjustment pursuant to the terms of the Merger Agreement.
In connection with the Mergers, Neurotrope plans to spin-off (the “Spin-Off”) its wholly-owned subsidiary, Neurotrope Biosciences, Inc. Substantially all of the consolidated operations of Neurotrope were conducted through such subsidiary and substantially all of the consolidated operating assets and liabilities of Neurotrope reside in such subsidiary. The Spin-Off is planned to be made as a distribution of one share of Neurotrope Bioscience Common Stock for every five shares of Neurotrope common stock to Neurotrope’s stakeholders as of a record date prior to the Mergers, but the distribution is currently contemplated to occur after the closing of the Mergers. Furthermore, pursuant to warrant amendment agreements entered into by Neurotrope with certain existing holders of Neurotrope Warrants, such holders of Neurotrope Warrants to purchase an aggregate of 3,911,326 shares of Neurotrope common stock have elected to receive, pursuant to the terms of the Neurotrope Warrants, in lieu of any other consideration under the Neurotrope Warrants, the Spin-Off Warrants to purchase up to an aggregate of 3,911,326 shares of Common Stock.

The spun-off entity will be capitalized with all cash in excess of the $20 million to be retained by Metuchen, subject to adjustment for the proceeds from any exercise of Neurotrope’s warrants between signing and closing of the Mergers. The proceeds of any such warrant exercises will be split 80% to Petros and 20% to the spun-off entity, subject to adjustment as provided in the Merger Agreement. Warrant proceeds not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement), (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.
The record date for the Spin-Off and the extent to which other stakeholders of Neurotrope may be entitled to participate in the Spin-Off have not yet been finally determined.
Basis of Presentation
Neurotrope Bioscience, Inc. will remain substantially unchanged following the Spin-Off transaction. Certain adjustments are made pursuant to Neurotrope’s fundraising on January 22, 2020 and $20,000,000 of cash transferred to Neurotrope resulting from the merger. All other operations of Neurotrope Bioscience remain the same except for certain staffing changes as outlined below.
2. Pro Forma Adjustments
The unaudited pro forma condensed financial statements include pro forma adjustments that are (i) directly attributable to the Mergers and Spin-Off transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on the results of operations of Neurotrope Bioscience, Inc.
(A)
Reflects $20 million retained by Petros in connection with the Mergers and all other assets and liabilities spun-off to Neurotrope Bioscience, Inc. In addition, includes the impact of the Neurotrope, Inc. financing on the December 31, 2019 weighted average shares outstanding.

(B)
Preferred stock retained by Neurotrope, Inc. and exchanged in the Mergers.

(C)
Common stock retained by Neurotrope, Inc. and exchanged in the Mergers.

(D)
Represents issuance of Neurotrope Bioscience, Inc. Common Stock to existing Neurotrope, Inc. shareholders through pro rata dividend distribution.

(E)
Assumes issuance of common shares to preferred shareholders.

(F)
Reflects pro rata adjustment to outstanding shares of common stock together with warrant holders who did not exchange for Neurotrope Bioscience, Inc. warrants and preferred shareholders on a one-for-five basis.

Common shares outstanding as stated June 30, 2020	23,674,089
Common shares issued to preferred shareholders upon spin-off	303,031
Common shares issued to existing warrantholders not amending	1,220,502
Total common shares issuable upon spin-off	25,197,622
Par value per share	$0.0001
Total common share par value before one for five adjustment	2,520
One for five adjustment (ending pro forma par value)	504
Adjustment to affect ending par value adjustment	2,016

(G)
Reflects common stock issued to warrant holders of Neurotrope, Inc. that have not entered into warrant amendment agreements to receive Spin-Off Warrants.

(H) Weighted average shares outstanding is computed as follows:
	Year Ended December 31, 2019	Six Months ended June 30, 2020
Weighted average common shares outstanding	12,992,900	20,155,900
Common shares issuable to preferred shareholders upon merger	10,909,100	303,031
Common shares issued to Neurotrope, Inc. warrantholders (See Note (G) above)	2,465,151	1,220,502
Total weighted average pro forma common shares outstanding	26,442,274	21,679,433
Adjustment to share issuance pro rata (Footnote F above)	One for five	One for five
Adjusted weighted average common shares outstanding, pro forma	5,288,455	4,335,887

(I)
Does not reflect the adjustment for issuance of 3,911,326 new Warrants in Neurotrope Bioscience, Inc. which affects retained earnings and additional paid in capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The management discussion and analysis in this section describes the financial condition and results of operation of the business of Neurotrope. Prior to the Spin-Off, substantially all operations of Neurotrope were conducted by Neurotrope Bioscience, as the only subsidiary. As such, Neurotrope and Neurotrope Bioscience have had substantially identical operations since our incorporation in October 2012. In addition, substantially all of the assets of Neurotrope are currently owned directly by Neurotrope Bioscience. As such, the historical consolidated financial statements of Neurotrope describe the net assets subsequently retained by us in the Spin-Off, as if the retained net assets were our business for all historical periods included in this Prospectus. The historical statements of operations of Neurotrope represent all costs attributable to the retained net assets and therefore all of Neurotrope Bioscience’s costs of doing business. All costs recognized at the parent company were directly attributable to Neurotrope Bioscience. Accordingly, we believe the consolidated historical financial statements of Neurotrope show the historical performance and financial history of Neurotrope Bioscience for all periods presented. Pursuant to the Distribution, all cash in excess of $20,000,000 and all or substantially all of the operations, assets and liabilities of Neurotrope, to the extent not already owned by us, will be transferred to Neurotrope Bioscience. Accordingly, Neurotrope Bioscience’s business and financial position is essentially the business and financial position of Neurotrope prior to the Mergers, but minus $20,000,000 of cash and with a somewhat different capital structure.
You should read the following discussion in conjunction with the audited consolidated financial statements and the corresponding notes, included elsewhere in this Registration Statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. In addition, you should read the following discussion in conjunction with the unaudited condensed pro forma financial statements and the corresponding notes, included elsewhere in this Prospectus. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
Readers evaluating the relevance of the following management discussion and analysis should take into account both the many ways in which Neurotrope’s financial position, operations, capital structure and management are substantially identical to those of the Company, as well as the ways in which they differ as described above.
Overview
Neurotrope is a biopharmaceutical company with product candidates in pre-clinical and clinical development. Neurotrope Bioscience began operations in October 2012. Neurotrope is principally focused on developing a product platform based upon a drug candidate called bryostatin for the treatment of Alzheimer’s disease (“AD”), which is in the clinical testing stage. Neurotrope is also evaluating bryostatin for other neurodegenerative or cognitive diseases and dysfunctions, such as Fragile X syndrome, Multiple Sclerosis, and Niemann-Pick Type C disease, which have undergone pre-clinical testing. Neurotrope has been a party to a technology license and services agreement with the original Blanchette Rockefeller Neurosciences Institute (“BRNI”) (which has been known as Cognitive Research Enterprises, Inc. (“CRE”) since October 2016), and its affiliate NRV II, LLC, which we collectively refer to herein as “CRE,” pursuant to which Neurotrope now has an exclusive non-transferable license to certain patents and technologies required to develop Neurotrope’s proposed products. We were formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, until March 2013, had been financed through funding from a variety of non-investor sources (which include not-for-profit foundations, the NIH, which is part of the U.S. Department of Health and Human Services, and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through the Company in collaboration with CRE.
Planned Merger and Spin-Off
On May 17, 2020, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Petros Pharmaceuticals, Inc., (“Petros”) a Delaware corporation formed for the purposes of effecting transactions contemplated by the

Merger Agreement (as defined herein), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) providing for (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”). On July 23, 2020, the parties to the Original Merger Agreement entered into the First Amendment to the Original Merger Agreement (the “First Merger Agreement Amendment”) and on September 30, 2020, the parties to the Original Merger Agreement entered into the Second Amendment to the Original Merger Agreement (the “Second Merger Agreement Amendment” and, together with the Original Merger Agreement and First Merger Agreement Amendment, the “Merger Agreement”). The stockholders of Neurotrope and the common securityholders of Metuchen will receive Petros capital stock as part of the Mergers.
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock, par value $0.0001 per share (the “Petros Common Stock”) equal to the quotient resulting from the formula of (i) 24,748,051 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 71,160,451 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement.
In addition, as a condition to the consummation of the Mergers, Neurotrope is required to approve the Spin-Off whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of ours not retained by us in connection with the Mergers will be contributed to Neurotrope SpinCo and (ii) holders of record of our common stock and certain warrants will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of our common stock held or underlying certain warrants, contingent upon the consummation of the Mergers. The record date for the Spin-Off and the extent to which other stakeholders of ours may be entitled to participate in the Spin-Off have not yet been finally determined.
Consummation of the Mergers is subject to certain closing conditions, including, among other things, approval by the common stockholders of us and Metuchen and the listing of the Petros common stock on the Nasdaq Stock Market after the Mergers. We have not yet set a date for its shareholder meeting. The Merger Agreement contains certain termination rights for both us and Metuchen, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1.0 million plus third party expenses incurred by the terminating party.
On July 23, 2020, we entered into the Employee Lease Agreement with Neurotrope Bioscience and Metuchen.
Results of Most Recent Confirmatory Phase 2 Clinical Trial
On May 4, 2018, Neurotrope announced a confirmatory, 100-patient, double-blinded clinical trial for the safe, effective 20 pg dose protocol for advanced AD patients not taking memantine as background therapy to evaluate improvements in SIB scores with an increased number of patients. Neurotrope engaged WCT, in conjunction with consultants and investigators at leading academic institutions, to collaborate on the design and conduct of the trial, which began in April 2018. During July 2018, the first patient was enrolled in this study. Pursuant to a Services Agreement (the “2018 Services Agreement”) with WCT dated as of May 4, 2018, WCT provided services relating to the trial. The total estimated budget for the services, including pass-through costs, drug supply and other statistical analyses, was approximately $7.8 million. The trial was substantially completed as of December 31, 2019. Neurotrope incurred approximately $7.7 million in total expenses of which WCT has represented a total of approximately $7.3 million and approximately $400,000 of expenses were incurred to other trial-related vendors and consultants, resulting in a total savings for this trial of approximately $500,000.

On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was changed from baseline to Week 13 in the SIB total score.
An average increase in SIB total score of 1.3 points and 2.1 points was observed for the Bryostatin-1 and placebo groups, respectively, at Week 13. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the Bryostatin -1 and placebo treatment groups.
The confirmatory Phase 2 multicenter trial was designed to assess the safety and efficacy of Bryostatin-1 as a treatment for cognitive deficits in patients with moderate to severe AD — defined as a Mini Mental State Exam 2 (“MMSE-2”) score of 4-15 — who are not currently taking memantine. Patients were randomized 1:1 to be treated with either Bryostatin-1 20pg or placebo, receiving 7 doses over 12 weeks. Patients on memantine, an NMDA receptor antagonist, were excluded unless they had been discontinued from memantine treatment for a 30-day washout period prior to study enrollment. The primary efficacy endpoint was the change in the SIB score between the baseline and week 13. Secondary endpoints included repeated SIB changes from baseline SIB at weeks 5, 9, 13 and 15.
On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with Byrostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of Bryostatin-1’s benefit for the moderately severe stratum, the difference between the Bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727). As a further test of the robustness of this Moderate Stratum benefit signal, a pre-specified trend analysis (measuring increase of SIB improvement as a function of successive drug doses) was performed on the repeated SIB measures over time (Weeks 0, 5, 9, and 13). These trend analyses showed a significant positive slope of improvement for the treatment groups in the 203 study that was significantly greater than for the placebo group (p<.01).
In connection with the additional analysis, Neurotrope also announced the approval of a $2.7 million award from the NIH to support an additional Phase 2 clinical study focused on the moderate stratum for which it saw improvement in the 203 study. The grant provides for funds in the first year of approximately $1.0 million and funding in year two of approximately $1.7 million subject to satisfactory progress of the project. Neurotrope is planning to meet with the Food and Drug Administration (“FDA”) to present the totality of the clinical data for Bryostatin-1. Neurotrope is continuing to determine how to proceed with respect to our current development programs for Bryostatin-1.
On July 23, 2020, Neurotrope Bioscience entered into an additional services agreement (the “2020 Services Agreement”) with WCT. The 2020 Services Agreement relates to services for Neurotrope’s Phase 2 clinical study assessing the safety, tolerability and long-term efficacy of bryostatin in the treatment of moderately severe AD subjects not receiving memantine treatment. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As previously disclosed on January 22, 2020, Neurotrope have received a $2.7 million award from the NIH, which award will be used to support the 2020 Study, resulting in an estimated net budgeted cost of the 2020 Study to the Company of $7.1 million. In connection with the entry into the 2020 Services Agreement, Neurotrope agreed that WCT would invoice Neurotrope Bioscience for the following advance payments: (i) services fees of approximately $490,000; (ii) pass-through expenses of approximately $140,000; and (iii) investigator/institute fees of approximately $310,000, which in each case will be due within ten (10) days of Neurotrope Bioscience’s receipt of such invoice. See Note 3, “Clinical Trial Services Agreements” and Note 9, “Subsequent Events”.
Other Development Projects
To the extent resources permit, we may pursue development of selected technology platforms with indications related to the treatment of various disorders, including neurodegenerative disorders such as AD, based on our currently licensed technology and/or technologies available from third party licensors or collaborators.
For example, on September 5, 2018, Neurotrope announced a collaboration with The Nemours / Alfred I. duPont Hospital for Children (“Nemours”), a premier U.S. children’s hospital, to initiate a clinical trial in children with Fragile X syndrome (“Fragile X”). In addition to the primary objective of safety and tolerability, measurements will be made of working memory, language and other functional aspects such as anxiety, repetitive behavior, executive functioning, and social behavior.
Nemours Agreement
On September 5, 2018, Neurotrope announced a collaboration with The Nemours / Alfred I. duPont Hospital for Children (“Nemours”), a premier U.S. children’s hospital, to initiate a clinical trial in children with Fragile X syndrome (“Fragile X”). In addition to the primary objective of safety and tolerability, measurements will be made of working memory, language and other functional aspects such as anxiety, repetitive behavior, executive functioning, and social behavior.
Recent Developments
Services Agreement with WCT
On July 23, 2020, Neurotrope BioScience executed the 2020 Services Agreement with WCT. The 2020 Services Agreement relates to services for Neurotrope BioScience’s Phase 2 Study. Pursuant to the terms of the 2020 Services Agreement, WCT will provide services to enroll approximately one hundred (100) Phase 2 Study subjects. Neurotrope and Neurotrope BioScience expect that the first Phase 2 Study site will be initiated during the third quarter of 2020. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As noted below, Neurotrope has received a $2.7 million award from the National Institutes of Health, which award will be used to support the Phase 2 Study, resulting in an estimated net budgeted cost of the Phase 2 Study to Neurotrope of $7.1 million. Neurotrope BioScience may terminate the 2020 Services Agreement without cause upon sixty (60) days prior written notice.
Critical Accounting Policies, Estimates, and Judgments
Neurotrope’s financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires Neurotrope to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Neurotrope continually evaluates its estimates and judgments, the most critical of which are those related to accounting for equity compensation, research and development accruals, and its commitments to strategic alliance partners and the timing of the achievement of collaboration milestones. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, Neuotrope makes many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.
As required by Section 404 of the Sarbanes-Oxley Act, Neurotrope’s management has conducted an evaluation of the effectiveness of its internal control over financial reporting at December 31, 2019. Neurotrope identified a number of material weaknesses in its internal control over financial reporting and concluded that, as of December 31, 2019, it did not maintain effective control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Neurotrope is in the process of remedying all of the identified material weaknesses, and this work will continue during fiscal 2020 and beyond. Because we expect to adopt substantially the same procedures used by Neurotrope in our internal control over financial reporting, we may experience similar material weaknesses.
Accounting Pronouncements Adopted During the Period
In November 2018, the FASB issued ASU-2018-18, Collaborative Arrangements (Topic 808). In November 2018, the FASB issued new guidance to clarify the interaction between the authoritative guidance for collaborative arrangements and revenue from contracts with customers. The new guidance clarifies that, when the collaborative arrangement participant is a customer in the context of a unit-of-account, revenue from contracts with customer’s guidance should be applied, adds unit-of-account guidance to collaborative arrangements guidance, and requires, that in a transaction with a collaborative arrangement participant who is not a customer, presenting the transaction together with revenue recognized under contracts with customers is precluded. The guidance is effective for the Company beginning in the first quarter of fiscal year 2020. Early adoption is permitted. The Company will assess the impact of the adoption of this guidance on its consolidated financial statements once it becomes probable that the Company may generate revenue and, because the Company is not anticipating generating revenues in the foreseeable future, did not have an impact on our current financial statements.
In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This standard modifies certain disclosure requirements on fair value measurements. This standard became effective for the Company on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s disclosures.
Results of Operations
Comparison of the six months ended June 30, 2020 and June 30, 2019
The following table summarizes Neurotrope’s results of operations for the six months ended June 30, 2020 and 2019:
	Six months ended June 30,
	2020	2019	Dollar Change	% Change
Revenue	$—	$—	$—	0%
Operating Expenses:
Research and development expenses – Other	$594,470	$3,427,734	$(2,833,264)	(82.7)%
General and administrative expenses – Related party	$7,361	$25,000	$(17,639)	(70.6)%
General and administrative expenses – Other	$3,953,051	$3,033,891	$919,160	30.3%
Stock based compensation expenses – Related Party	$21,001	$125,466	$(104,465)	(83.3)%
Stock based compensation expenses – Other	$1,040,095	$2,295,994	$(1,255,899)	(54.7)%
Other income, net	$146,508	$211,461	$(64,953)	(30.7)%
Net loss	$5,469,470	$8,696,624	$(3,227,154)	(37.1)%
Revenues
Neurotrope did not generate any revenues for the six months ended June 30, 2020 and 2019.

Operating Expenses
Overview
Total operating expenses for the six months ended June 30, 2020 were $5,615,978 as compared to $8,908,085 for the six months ended June 30, 2019, a decrease of approximately 37%. The decrease in total operating expenses is due primarily to a decrease in research and development expenses and stock-based, non-cash, compensation expenses offset by an increase in our general and administrative expenses.
Research and Development Expenses
For the six months ended June 30, 2020, Neurotrope incurred $594,470 in research and development expenses with non-related parties as compared to $3,427,734 for the six months ended June 30, 2019. These expenses were incurred pursuant to developing the potential AD therapeutic product, specifically expenses relating to the recently concluded confirmatory Phase 2 clinical trial plus the recently initiated Phase 2 clinical trial for AD. Of these expenses, for the six months ended June 30, 2020, $357,122 was incurred principally relating to Neurotrope’s confirmatory clinical trial and related storage of drug product, $208,241 for clinical consulting services, $14,959 of amortization of prepaid licensing fees relating to the Stanford and Mount Sinai license agreements and $14,148 for development of alternative drug supply with Stanford University as compared to, for the six months ended June 30, 2019, $2,982,774 was incurred principally relating to Neurotrope’s confirmatory clinical trial and related storage of drug product, $419,711 for clinical consulting services, $13,249 of amortization of prepaid licensing fees relating to the Stanford and Mount Sinai license agreements and $12,000 for development of alternative drug supply with Stanford University.
Neurotrope expects its research and development expenses to substantially increase, in the short term, as its current Phase 2 clinical trial for AD was recently initiated. Other development might increase, as Neurotrope’s resources permit, in order to advance its potential products. Neurotrope is continuing to determine how to proceed with respect to its other current development programs for Bryostatin-1.
General and Administrative Expenses
Neurotrope incurred related party general and administrative expenses totaling $7,361 for the six months ended June 30, 2020 versus $25,000 for the six months ended June 30, 2019. The decrease is attributable to the resignation of two members of Neurotrope’s board of directors in February 2020, who are affiliates of CRE.
Neurotrope incurred $3,953,051 and $3,033,891 of general and administrative expenses for the six months ended June 30, 2020 and 2019, respectively, an increase of approximately 30%. Of the amounts for the six months ended June 30, 2020, as compared to the comparable 2019 period: $1,038,088 was incurred primarily for wages, bonuses, vacation pay, severance, taxes and insurance, versus $1,177,479 for the 2019 comparable period; $1,269,880 was incurred for ongoing legal expenses versus $284,857 for the 2019 comparable period based upon work associated with our strategic alternatives and planning for our January 2020 capital raise; $798,581 was incurred for outside operations consulting services, versus $423,938 for the 2019 comparable period as we incurred additional cash and non-cash expenses for investment banking consulting services; $45,657 was incurred for travel expenses, versus $111,309 for the 2019 comparable period, which decrease is primarily attributable to limited travel due to the COVID-19 contagion; $222,391 was incurred for investor relations services versus $621,923 for the 2019 comparable period, which additional expenses in the six months ended June 30, 2019 were primarily attributable to non-cash compensation paid to advisors and an increase in our market exposure; $156,135 was incurred for professional fees associated with auditing, financial, accounting and tax advisory services, versus $84,787 for the 2019 comparable period; $308,397 was incurred for insurance, versus $215,250 for the 2019 comparable period, which increase is primarily attributable to an increase in coverage; and $113,922 was incurred for utilities, supplies, license fees, filing costs, rent, advertising and other versus $114,348 for the 2019 comparable period, which increase is primarily attributable to fees relating to document preparation for our announced strategic transactions.
Stock Based Compensation Expenses
Neurotrope incurred related party non-cash expenses totaling $21,001 and $125,466 for the six months ended June 30, 2020 and 2019, respectively. The decrease is primarily attributable to the resignation of two Board members who were affiliates of CRE and fully expensing certain options in 2019.

Neurotrope incurred $1,040,495 and $2,295,994 of non-related party non-cash expenses for the six months ended June 30, 2020 and 2019, respectively. The decrease for the comparable period is primarily attributable to newly issued stock options during the first quarter of 2019, which included awards with accelerated vesting terms.
Other Income, net
Neurotrope earned $146,508 of interest income for the six months ended June 30, 2020 as compared to $211,461 for the six months ended June 30, 2019 on funds deposited in interest bearing money market accounts.
Net loss and loss per share
Neurotrope incurred losses of $5,469,470 and $8,696,624 for the six months ended June 30, 2020 and 2019, respectively. The decreased loss was primarily attributable to the decrease in research and development expenses associated with completing Neurotrope’s most recent Phase 2 confirmatory clinical trial and a decrease in non-cash stock-based compensation expenses offset by the increase in Neurotrope’s general and administrative expenses. Earnings (losses) per common share were ($0.27) and ($0.67) for the six months ended June 30, 2020 and 2019, respectively. The decrease in loss per share is primarily attributable to the decrease in Neurotrope’s net loss and an increase in weighted average common shares outstanding.
The computation of diluted loss per share for the six months ended June 30, 2020 excludes 21,871,258 warrants and options to purchase 2,271,573 shares of Neurotrope’s common stock as they are anti-dilutive due to Neurotrope’s net loss. For the six months ended June 30, 2019, the computation excludes 10,317,357 warrants and options to purchase 2,295,246 shares of Neurotrope’s common stock, as they are anti-dilutive due to Neurotrope’s net loss.
Comparison of the three months ended June 30, 2020 and June 30, 2019
The following table summarizes Neurotrope’s results of operations for the three months ended June 30, 2020 and 2019:
	Three months ended June 30,
	2020	2019	Dollar Change	% Change
Revenue	$—	$—	$—	0%
Operating Expenses:
Research and development expenses – Other	$438,423	$1,566,441	$(1,128,018)	(72.0)%
General and administrative expenses – Related party	$—	$12,500	$(12,500)	(100.0)%
General and administrative expenses – Other	$2,165,064	$1,705,391	$459,673	27.0%
Stock based compensation expenses – Related Party	$—	$47,177	$(47,177)	(100.0)%
Stock based compensation expenses – Other	$404,280	$780,519	$(376,239)	(48.2)%
Other income, net	$75,641	$104,562	$(28,921)	(27.7)%
Net loss	$2,932,126	$4,007,466	$(1,075,340)	(26.8)%
Revenues
Neurotrope did not generate any revenues for the three months ended June 30, 2020 and 2019.
Operating Expenses
Overview
Total operating expenses for the three months ended June 30, 2020 were $3,007,767 as compared to $4,112,028 for the three months ended June 30, 2019, a decrease of approximately 27%. The decrease in total operating expenses is due primarily to a decrease in research and development expenses and stock-based, non-cash, compensation expenses offset by an increase in Neurotrope’s general and administrative expenses.

Research and Development Expenses
For the three months ended June 30, 2020, Neurotrope incurred $438,423 in research and development expenses with non-related parties as compared to $1,566,441 for the three months ended June 30, 2019. These expenses were incurred pursuant to developing the potential AD therapeutic product, specifically expenses relating to the recently initiated follow-on Phase 2 clinical trial for AD. Of these expenses, for the three months ended June 30, 2020, $282,095 was incurred principally relating to Neurotrope’s confirmatory clinical trial and related storage of drug product, $141,614 for clinical consulting services, $7,480 of amortization of prepaid licensing fees relating to the Stanford and Mount Sinai license agreements and $7,234 for development of alternative drug supply with Stanford University as compared to, for the three months ended June 30, 2019, $1,353,811 was incurred principally relating to Neurotrope’s confirmatory clinical trial and related storage of drug product, $198,811 for clinical consulting services, $5,819 of amortization of prepaid licensing fees relating to the Stanford and Mount Sinai license agreements and $8,000 for development of alternative drug supply with Stanford University.
Neurotrope expects our research and development expenses to substantially increase, in the short term, as its current Phase 2 clinical trial for AD was recently initiated. Other development might increase, as Neurotrope’s resources permit, in order to advance Neurotrope’s potential products. Neurotrope is continuing to determine how to proceed with respect to its other current development programs for Bryostatin-1.
General and Administrative Expenses
Neurotrope incurred related party general and administrative expenses totaling $0 for the three months ended June 30, 2020 versus $12,500 for the three months ended June 30, 2019. The decrease is attributable to the resignation of two members of Neurotrope’s board of directors in February 2020, who are affiliates of CRE.
Neurotrope incurred $2,165,064 and $1,705,391 of general and administrative expenses for the three months ended June 30, 2020 and 2019, respectively, an increase of approximately 27%. Of the amounts for the three months ended June 30, 2020, as compared to the comparable 2019 period: $386,029 was incurred primarily for wages, bonuses, vacation pay, severance, taxes and insurance, versus $567,159 for the 2019 comparable period. The decrease for the three months ending June 30, 2020 is principally based upon the resignation of Neurotrope’s General Counsel and Regulatory Vice President in the June 30, 2019 period; $950,906 was incurred for ongoing legal expenses versus $208,769 for the 2019 comparable period based upon work associated with Neurotrope’s strategic alternatives; $398,831 was incurred for outside operations consulting services, versus $261,254 for the 2019 comparable period as we incurred additional cash and non-cash expenses for investment banking consulting services; $1,758 was incurred for travel expenses, versus $53,725 for the 2019 comparable period, which decrease is primarily attributable to limited travel due to the COVID-19 contagion; $89,212 was incurred for investor relations services versus $432,881 for the 2019 comparable period, which additional expenses in the six months ended June 30, 2019 were primarily attributable to non-cash compensation paid to advisors and an increase in Neurotrope’s market exposure; $124,923 was incurred for professional fees associated with auditing, financial, accounting and tax advisory services, versus $22,480 for the 2019 comparable period which increase is primarily attributable to fees relating to document preparation for our announced strategic transactions; $154,083 was incurred for insurance, versus $107,750 for the 2019 comparable period; and $59,322 was incurred for utilities, supplies, license fees, filing costs, rent, advertising and other versus $51,373 for the 2019 comparable period.
Stock Based Compensation Expenses
Neurotrope incurred related party non-cash expenses totaling $0 and $47,177 for the three months ended June 30, 2020 and 2019, respectively. The decrease is primarily attributable to the resignation of two Board members who were affiliates of CRE and fully expensing certain options in 2019.
Neurotrope incurred $404,280 and $780,519 of non-related party non-cash expenses for the three months ended June 30, 2020 and 2019, respectively. The decrease for the comparable period is primarily attributable to newly issued stock options during the first quarter of 2019, which included awards with accelerated vesting terms.

Other Income, net
Neurotrope earned $75,641 of interest income for the three months ended June 30, 2020 as compared to $104,562 for the three months ended June 30, 2019 on funds deposited in interest-bearing money market accounts.
Net loss and loss per share
Neurotrope incurred losses of $2,932,126 and $4,007,466 for the three months ended June 30, 2020 and 2019, respectively. The decreased loss was primarily attributable to the decrease in research and development expenses associated with completing Neurotrope’s most recent Phase 2 confirmatory clinical trial and a decrease in non-cash stock-based compensation expenses offset by the increase in Neurotrope’s general and administrative expenses and the initiation of Neurotrope’s current Phase 2 follow-on clinical trial for AD. Earnings (losses) per common share were ($0.13) and ($0.31) for the three months ended June 30, 2020 and 2019, respectively. The decrease in loss per share is primarily attributable to the decrease in Neurotrope’s net loss and an increase in weighted average common shares outstanding.
The computation of diluted loss per share for the three months ended June 30, 2020 excludes 21,871,258 warrants and options to purchase 2,271,573 shares of Neurotrope’s common stock as they are anti-dilutive due to Neurotrope’s net loss. For the three months ended June 30, 2019, the computation excludes 10,317,357 warrants and options to purchase 2,295,246 shares of Neurotrope’s common stock, as they are anti-dilutive due to Neurotrope’s net loss.
Financial Condition, Liquidity and Capital Resources
Cash and Working Capital
Since inception, Neurotrope has incurred negative cash flows from operations. As of June 30, 2020, Neurotrope had an accumulated deficit of $94,286,313 and had working capital of $29,773,161 as compared to working capital of $17,397,094 as of December 31, 2019. The $12,376,067 increase in working capital was primarily attributable to an increase in cash of approximately $16.5 million, net of transaction expenses, from Neurotrope’s registered direct offering of common stock and warrants (described below) offset by Neurotrope’s net loss, excluding non-cash compensation and consulting expenses and depreciation, of $4,138,508 plus capital expenditures of $5,413.
On January 22, 2020, Neurotrope entered into a securities purchase agreement with certain institutional investors and certain pre-existing high net worth individual investors, pursuant to which Neurotrope sold in a registered offering an aggregate of 18,000 shares of Series D Preferred Stock (which are convertible into a total of 10,909,100 shares of common stock) and Series H warrants to purchase up to an aggregate of 10,909,100 shares of common stock, for an aggregate purchase price of approximately $18 million (See Note 6 to the Financials, “Common Stock,” for transaction details.)
Immediately following the Spin-Off, we expect to have approximately $8 million, as well as a grant from the National Institutes of Health, of available cash and cash equivalents. Our cash position is sufficient for at least the next 12 months from the date of this filing as we continue to determine how to proceed with the current development programs. While we anticipate our current cash resources on hand will be sufficient to sustain operations and to fund most of our planned follow-on clinical trial, we do not have sufficient capital to complete such planned follow-on or all necessary clinical trials in order to have a product approvable for commercial sale. As a result, we will need to raise additional capital and/or obtain a strategic partner to facilitate our development program and bringing a product to market.
Sources and Uses of Liquidity
Since inception, Neurotrope has satisfied its operating cash requirements from the private placement of equity securities sold principally to outside investors. Neurotrope expects to continue to incur expenses, resulting in losses and negative cash flows from operations, over at least the next several years as it may continue to develop AD and other therapeutic products. Neurotrope anticipates that this development may include new clinical trials and additional research and development expenditures. Neurotrope is continuing to determine how to proceed with respect to its current development programs for Bryostatin-1.
	Six Months ended June 30,
	2020	2019
Cash used in operating activities	$3,645,433	$7,641,557
Cash used in investing activities	5,413	5,214
Cash provided by financing activities	16,519,988	48,070
Net Cash Used in Operating Activities
Cash used in operating activities was $3,645,433 for the six months ended June 30, 2020, compared to $7,641,557 for the six months ended June 30, 2019. The $3,996,124 decrease primarily resulted from the decreased net loss of approximately $3.2 million and by the decrease in payable of approximately $2.7 million, offset by a decrease in non-cash stock-based compensation expenses of approximately $2.0 million, for the six months ended June 30, 2020.
Net Cash Used in Investing Activities
Net cash used in investing activities was $5,413 for the six months ended June 30, 2020 compared to $5,214 for the six months ended June 30, 2019. The cash used in investing activities for both periods was for capital expenditures.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $16,519,988 for the six months ended June 30, 2020 compared to $48,070 for the six months ended June 30, 2019. Net cash provided for the six months ended June 30, 2020 was the result of funds raised through the sale of common stock and warrants to investors from Neurotrope’s registered direct public offering as described below versus cash provided for the six months ended June 30, 2019 resulted from funds raised through exercise of warrants by investors in Neurotrope’s historical private placements.
On January 22, 2020, Neurotrope raised, through a registered direct offering, approximately $16.5 million in net proceeds. Pursuant to the terms of a purchase agreement, Neurotrope issued to the purchasers an aggregate of 18,000 shares of Series D Preferred Stock (which are convertible into a total of 10,909,100 shares of common stock) and Series H warrants to purchase up to an aggregate of 10,909,100 shares of common stock for an aggregate purchase price of approximately $18 million.
As of August 5, 2020, Neurotrope had approximately $29.1 million in cash, cash equivalents and marketable investment securities. Neurotrope expects that its existing capital resources will be sufficient to support its projected operating requirements over at least the next 12 months from the Form 10-Q filing date, including the potential continued development of bryostatin, its novel drug targeting the activation of PKC epsilon. The future course of Neurotrope’s operations and research and development activities will be contingent upon the further analysis of results from Neurotrope’s recently completed trial, in addition to its current plans regarding the strategic alternative disclosed above in “Overview — Planned Merger and Spin-Off”.
Neurotrope expects to require additional capital in order to initiate, pursue and complete all potential AD clinical trials, including the development of bryostatin for other potential product applications, or in connection with any strategic alternatives that it may pursue. Additional funding may not be available to Neurotrope on acceptable terms, or at all. If Neurotrope is unable to access additional funds when needed, it may not be able to initiate, pursue and complete all planned clinical trials or continue the development of its product candidates or it could be required to delay, scale back or eliminate some or all of its development programs and operations. Any additional equity financing, if available, may not be available on favorable terms, would most likely be significantly dilutive to Neurotrope’s current stockholders and debt financing, if available, and may involve restrictive covenants. If Neurotrope is able to access funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own, on terms that are not favorable to Neurotrope. Neurotrope’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations.
Off-Balance Sheet Arrangements
We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of June 30, 2020.

BUSINESS
Introduction
We are a biopharmaceutical company with product candidates in pre-clinical and clinical development. We are principally focused on developing a product platform based upon a drug candidate called bryostatin for the treatment of Alzheimer’s disease (“AD”), which is in the clinical testing stage. We are also evaluating potential therapeutic applications of bryostatin for other neurodegenerative or cognitive diseases and dysfunctions, such as Fragile X syndrome, Multiple Sclerosis, and Niemann-Pick Type C disease, which have undergone pre-clinical testing. We have been a party to a technology license and services agreement with the original Blanchette Rockefeller Neurosciences Institute (“BRNI”) (which has been known as Cognitive Research Enterprises, Inc. (“CRE”) since October 2016), and its affiliate NRV II, LLC, which we collectively refer to herein as “CRE,” pursuant to which we now have an exclusive non-transferable license to certain patents and technologies required to develop our proposed products. Neurotrope Bioscience was formed for the primary purpose of commercializing the technologies initially developed by BRNI for therapeutic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, until March 2013, had been financed through funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health, which is part of the U.S. Department of Health and Human Services, and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through the Company in collaboration with CRE. Licensing agreements have been culminated with Stanford University for the exclusive use of synthetic bryostatin and for the potential use of bryostatin-like compounds, called Bryologs, for certain therapeutic indications. On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was change from baseline to Week 13 in the SIB total score. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the Bryostatin -1 and placebo treatment groups. On October 8, 2019, following our announcement of such top-line results from its Phase 2 study of Bryostatin-1, Neurotrope announced its plans to explore strategic alternatives to maximize shareholder value. Neurotrope’s board of directors formed a strategic alternatives committee to aid in evaluating its alternatives. On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with Bryostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of Bryostatin-1’s benefit for the moderately severe stratum, the difference between the Bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727). On October 6, 2020, the company announced that its first patient was dosed in its ongoing, long-term Phase 2 study of Bryostatin-1 for the treatment of Alzheimer’s disease.
Results of Phase 2 Clinical Trial
On May 1, 2017, Neurotrope reported certain relevant top-line results from our Phase 2 exploratory clinical trial based on a preliminary analysis of a limited portion of the complete data set generated. A comprehensive analysis of these data from the Phase 2 exploratory trial evaluating Bryostatin-1 as a treatment of cognitive deficits in moderate to severe Alzheimer’s disease were recently published in the Journal of Alzheimer’s Disease, vol. 67, no. 2, pp. 555-570, 2019. A total of 147 patients were enrolled into the study; 135 patients in the mITT population (as defined below) and 113 in the Completer population (as defined below). This study was the first repeat dose study of Bryostatin-1 in patients with late stage AD (defined as a Mini

Mental State Exam 2 (“MMSE-2”) of 4-15), in which two dose levels of Bryostatin-1 were compared with placebo to assess safety and preliminary efficacy (p < 0.1, one-tailed) after 12 weeks of treatment. The pre-specified primary endpoint, the Severe Impairment Battery (the “SIB”) (used to evaluate cognition in severe dementia), compared each dose of Bryostatin-1 with placebo at Week 13 in two sets of patients: (1) the modified intent-to-treat (the “mITT”) population, consisting of all patients who received study drug and had at least one efficacy/safety evaluation, and (2) the Completer population, consisting of those patients within the mITT population who completed the 13-week dosing protocol and cognitive assessments.
These announced top-line results indicated that the 20 µg dose, administered after two weekly 20 µg doses during the first two weeks and every other week thereafter, met the pre-specified primary endpoint in the Completer population, but not in the mITT population. Among the patients who completed the protocol (n = 113), the patients on the 20 µg dose at 13 weeks showed a mean increase on the SIB of 1.5 vs. a decrease in the placebo group of -1.1 (net improvement of 2.6, p < 0.07), whereas, in the mITT population, the 20 µg group had a mean increase on the SIB of 1.2 vs. a decrease in the placebo group of -0.8 (net improvement of 2.0, p < 0.134). At the pre-specified 5 week secondary endpoint, the Completer patients in the 20 µg group showed a net improvement of 4.0 SIB (p < .016), and the mITT population showed a net improvement of 3.0 (p < .056). Unlike the 20 µg dose, there was no therapeutic signal observed with the 40 µg dose.
The Alzheimer Disease Cooperative Study Activities of Daily Living Inventory Severe Impairment version (the “ADCS-ADL-SIV”) was another pre-specified secondary endpoint. The p values for the comparisons between 20 µg and placebo for the ADCS-ADL endpoint at 13 weeks were 0.082 for the Completers and 0.104 for the mITT population.
Together, these initial results after preliminary analysis of this exploratory trial, provided signals that Bryostatin-1, at the 20 µg dose, caused sustained improvement in important functions that are impaired in patients with moderate to severe Alzheimer’s disease, i.e., cognition and the ability to care for oneself. Since many of the patients in this study were already taking donepezil and/or memantine, the efficacy of Bryostatin-1 was evaluated in the Top Line results over and above the standard of care therapeutics.
The safety profile of Bryostatin-1 20 µg was minimally different from the placebo group except for a higher incidence of diarrhea and infusion reactions (11% versus 2% for diarrhea and 17% versus 6% for infusion reactions). Fewer adverse events were reported in patients in the 20 µg group, compared to the 40 µg group. Patients dosed with 20 µg had a dropout rate less than or identical to placebo, while patients dosed at 40 µg experienced poorer safety and tolerability, and had a higher dropout rate. Treatment emergent adverse events (“TEAEs”) were mostly mild or moderate in severity. TEAEs, including serious adverse events, were more common in the 40 µg group, as compared to the 20 µg and placebo groups. The mean age of patients in the study was 72 years and similar across all three treatment groups.
Following presentation of the top line results in July 2017 at the Alzheimer’s Association International Conference in London, a much more extensive analysis of a complete set of the Phase 2 trial data was conducted.
On January 5, 2018, Neurotrope announced that a pre-specified exploratory analysis of the comprehensive data set from our recent Phase 2 trial in patients with advanced AD found evidence of sustained improvement in cognition in patients receiving the 20 µg bryostatin regimen. As specified in the Statistical Analysis Plan (“SAP”), analysis of patients who did not receive memantine, an approved AD treatment, as baseline therapy showed greater SIB improvement. These findings suggested that this investigational drug could potentially treat Alzheimer’s disease itself and help reduce and/or reverse the progression of AD, in addition to alleviating its symptoms.
Comprehensive follow-on analyses found that patients in the 20 µg treatment arm showed a sustained improvement in cognition over baseline compared to the placebo group at an exploratory endpoint week 15 (30 days after last dose at week 11). These data were observed in the study population as a whole as well as in the Completers study group.
This follow-on analysis of the data evaluated SIB scores of patients at 15 weeks, 30 days after all dosing had been completed — a pre-specified exploratory endpoint. For the 20 µg group, patients in the mITT population (n=34) showed an overall improvement compared to controls (n=33) of 3.59 (p=0.0503) and in the Completers population (n=34) showed an overall improvement compared to controls (n=33) of 4.09

(p=0.0293). In summary, patients on the 20 µg dose showed a persistent SIB improvement 30 days after all dosing had been completed. These p-values and those below are one-tailed.
Additional analyses compared 20 µg dose patients who were on baseline therapy of Aricept vs. patients off Aricept. No significant differences were observed. Another analysis compared the 20 µg dose patients who were on or off baseline therapy of memantine. The secondary analysis comparing SIB scores in non-memantine versus memantine patients found the following:
•
At week 15, non-memantine patients in the mITT Group treated with 20 µg (n=14) showed an SIB improvement of 5.88, while the placebo patients (n=11) showed a decline in their SIB scores of -0.05 for an overall treatment of 5.93 from baseline (p=0.0576).

•
At week 15, non-memantine patients in the Completers Group treated with 20 µg (n=14) showed an SIB improvement of 6.24, while the placebo patients (n=11) showed a decline in their SIB scores of -0.12 for an overall treatment of 6.36 from baseline (p=0.0488).

•
Patients taking memantine as background therapy in the 20 µg (n=20) and control (n=22) groups showed no improvement in SIB scores.

Memantine, an NMDA receptor antagonist, is marketed under the brand names Namenda®, Namenda® XR, and Namzaric® (a combination of memantine and donepezil) for the treatment of dementia in patients with moderate-to-severe AD. It has been shown to delay cognitive decline and help reduce disease symptoms.
Further follow-on analyses used trend analyses (testing the dependence of treatment effect on repeated doses).
In the trend analyses, we found that the SIB values did not increase over time for the placebo patients resulting in slopes that were non-significantly different from zero (e.g. ‘zero-slopes’). In contrast, the SIB slopes for the 20 µg bryostatin patients who did not receive baseline memantine were found to be statistically significant (p<.001), giving a slope (95% CI) = 0.38 (0.18, 0.57) SIB points per week in the random intercept model, and a slope (95% CI) = 0.38 (0.18, 0.59) points per week in the random intercept and slope model. These results provided evidence that SIB improvement (drug benefit) increased as the number of successive bryostatin doses increased for the 20 µg patient cohort.
Confirmatory Phase 2 Clinical Trial
On May 4, 2018, Neurotrope announced a confirmatory, 100 patient, double-blinded clinical trial for the safe, effective 20 µg dose protocol for advanced AD patients not taking memantine as background therapy to evaluate improvements in SIB scores with an increased number of patients. Neurotrope Bioscience engaged WCT, in conjunction with consultants and investigators at leading academic institutions, to collaborate on the design and conduct of the trial, which began in April 2018. During July 2018, the first patient was enrolled in this study. Pursuant to a new Services Agreement (the “2018 Services Agreement”) with WCT dated as of May 4, 2018, WCT provided services relating to the trial. The total estimated budget for the services, including pass-through costs, drug supply and other statistical analyses, was approximately $7.8 million. The trial was substantially completed as of December 31, 2019. We incurred approximately $7.6 million in total expenses of which WCT has represented a total of approximately $7.2 million and approximately $400,000 of expenses were incurred to other trial-related vendors and consultants, resulting in a total savings for this trial of approximately $500,000.
On September 9, 2019, Neurotrope issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was changed from baseline to Week 13 in the SIB total score.
An average increase in SIB total score of 1.3 points and 2.1 points was observed for the Bryostatin-1 and placebo groups, respectively, at Week 13. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the bryostatin -1 and placebo treatment groups.
The confirmatory Phase 2 multicenter trial was designed to assess the safety and efficacy of Bryostatin-1 as a treatment for cognitive deficits in patients with moderate to severe AD — defined as a Mini Mental State

Exam 2 (“MMSE-2”) score of 4-15 — who are not currently taking memantine. Patients were randomized 1:1 to be treated with either Bryostatin-1 20µg or placebo, receiving 7 doses over 12 weeks. Patients on memantine, an NMDA receptor antagonist, were excluded unless they had been discontinued from memantine treatment for a 30-day washout period prior to study enrollment. The primary efficacy endpoint was the change in the SIB score between the baseline and week 13. Secondary endpoints included repeated SIB changes from baseline SIB at weeks 5, 9, 13 and 15.
On January 22, 2020, Neurotrope announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with bryostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of Bryostatin-1’s benefit for the moderately severe stratum, the difference between the Bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727). As a further test of the robustness of this Moderate Stratum benefit signal, a pre-specified trend analysis (measuring increase of SIB improvement as a function of successive drug doses) was performed on the repeated SIB measures over time (Weeks 0, 5, 9, and 13). These trend analyses showed a significant positive slope of improvement for the treatment groups in the 203 study that was significantly greater than for the placebo group (p<.01).
In connection with the additional analysis, Neurotrope also announced the receipt of a $2.7 million award from the National Institutes of Health to support an additional Phase 2 clinical study focused on the moderate stratum for which we saw improvement in the 203 study. We are planning to meet with the Food and Drug Administration (“FDA”) to present the totality of the clinical data for Bryostatin-1.
On July 23, 2020, Neurotrope BioScience executed the 2020 Services Agreement with WCT. The 2020 Services Agreement relates to services for Neurotrope BioScience’s Phase 2 Study. Pursuant to the terms of the 2020 Services Agreement, WCT will provide services to enroll approximately one hundred (100) Phase 2 Study subjects. Neurotrope and Neurotrope BioScience expect that the first Phase 2 Study site will be initiated during the third quarter of 2020. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As noted below, Neurotrope has received a $2.7 million award from the National Institutes of Health, which award will be used to support the Phase 2 Study, resulting in an estimated net budgeted cost of the Phase 2 Study to Neurotrope of $7.1 million. Neurotrope BioScience may terminate the 2020 Services Agreement without cause upon sixty (60) days prior written notice.
Other Development Projects
To the extent resources permit, we may pursue development of selected technology platforms with indications related to the treatment of various disorders, including neurodegenerative disorders such as AD, based on our currently licensed technology and/or technologies available from third party licensors or collaborators.
Nemours Agreement
On September 5, 2018, Neurotrope announced a collaboration with The Nemours / Alfred I. duPont Hospital for Children (“Nemours”), a premier U.S. children’s hospital, to initiate a clinical trial in children with Fragile X syndrome (“Fragile X”). In addition to the primary objective of safety and tolerability, measurements will be made of working memory, language and other functional aspects such as anxiety, repetitive behavior, executive functioning, and social behavior. The total estimated cost of this proposed trial to us is approximately $100,000.

In connection with a Supply Agreement, on June 9, 2020, the Company entered into a transfer agreement (the “Transfer Agreement”) with BryoLogyx. Pursuant to the terms of the Transfer Agreement, the Company agreed to assign and transfer to BryoLogyx all of the Company’s right, title and interest in and to the CRADA, under which Bryostatin-1’s ability to modulate CD22 in patients with relapsed/refractory CD22+ disease has been evaluated to date. The Company entered into a Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”) for the research and clinical development of Bryostatin-1. Under the CRADA, the parties agreed to collaborate with the NCI’s Center for Cancer Research, Pediatric Oncology Branch (POB) to develop a Phase I clinical trial testing the safety and toxicity of Bryostatin-1 in children and young adults with CD22 + leukemia and B-cell lymphoma. The CREDA was transferred to BryoLogyx and the Company assigned to BryoLogyx its investigational new drug application (“IND”) for CD22 currently on file with the U.S. Food and Drug Administration. As consideration for the transfer of the CRADA and IND, BryoLogyx has agreed to pay to the Company 2% of the gross revenue received in connection with the sale of bryostatin products, up to an aggregate payment amount of $1 million.
AD and the Potential Market for our Products
The Epidemic of AD
According to the Alzheimer’s Association, it has been estimated that 44 million people worldwide had AD, or other forms of dementia, in 2018. The prevalence of AD is independent of race, ethnicity, geography, life style and, to a large extent, genetics. The most common cause of developing AD is living a long life. In developing countries where the median age of death is less than 65 years old, AD is rarely recognized or diagnosed. In the United States in 2019, 5.8 million people are estimated to have AD, and over 96% of these people are older than 65 years of age.
Researchers continue to explore a wide range of drug mechanisms in hopes of developing drugs to combat this disease. Figure 1 illustrates the range of mechanisms under consideration. Our approach, which involves the activation of the enzyme PKCε, represents a novel mechanism in the armamentarium of potential AD drug therapies.
Figure 1. Different Pharmacologic Targets being pursued for the Treatment of AD(1)

NeuroGenesis
Amyloid Cascade
Nicotinik Receptors
Immunization
Therapeutic Targets in AD
Tau and GSK-3 Theory
5HT Receptors
PDE Inhibitor
Neuro-inflammation
HDAC & Sirtuin
Mitochondria
Activation of PKCε

It has been shown that, during several years preceding the diagnosis of dementia associated with AD, there can be gradual cognition decline, which at first may have rather benign characteristics. At this stage, known as mild cognitive impairment (“MCI”), 60% of these patients will convert to early AD. In MCI, there can already be significant loss of synapses (the junctions between nerve cells) and compromised release of the chemical messengers onto their post-synaptic targets.1 MCI, therefore, can transition into mild, moderate and, finally, severe stages of Alzheimer’s disease that are characterized by greater systemic loss of neurons and

(1)
Business Insights: Reference Code B100040-005, Publication Date May 2011, “Advances in AD Drug Discovery”

synapses in the brain tissue. Multiple failures in acetylcholine and glutamate neurotransmitter systems (neurotransmitters) may cause some of the symptoms of early AD, and thus these systems have become targets for pharmacologic intervention.
In MCI and early AD, the amyloid load in the brain may or may not increase while the symptoms of early AD begin to occur. Loss of neurons and synaptic networks can be accompanied by abnormal processing of β amyloid (“Aβ”) peptide, causing elevation of the soluble Aβ oligomers, eventually leading to the formation of Aβ plaques (protein deposits) in the brain.
The conventional amyloid cascade hypothesis holds that amyloid pathology leads to hyperphosphorylated tau proteins (a protein found in nerve cells) being deposited within neurons in the form of insoluble tangles, excitotoxicity (overstimulation of nerve cells by neurotransmitters), inflammation and finally synaptic depletion and neuronal death. Other hypotheses suggest that AD begins earlier with dysfunctional tau metabolism — independent of amyloid levels. However, the majority of drug development efforts during the past two decades have focused on stopping the production of Aβ or its fragments, and the elimination of these peptides from either intracellular or extracellular locations has represented the preponderance of drug design efforts to halt the progression of AD. However, these efforts have been largely unsuccessful.
We believe the current failures of therapies clearing formed amyloid plaques come from an incomplete view of the process. In our view, amyloid plaques and the tau-based neurofibrillary tangles are pathologic hallmarks of AD, but cognitive deficits and synaptic loss can often occur in AD patients in the absence of amyloid plaques. We believe the appearance of these plaques and tangles is not necessarily linked to the death of neurons or synapses, and that the elimination of the plaques does not restore cognitive function as already demonstrated in extensive clinical testing with pathologic correlates. However, we believe that the soluble amyloid pre-plaque oligomers, through their toxicity to synapses and neurons, are important in the progression of the disease.
In animal studies, the scientific team led by our President and Chief Scientific Officer, Dr. Alkon, at the Blanchette Rockefeller Neurosciences Institute, or BRNI (now known as CRE) found that PKCε activation in neurons targets the loss of synapses in the brains of animals with AD, and can delay or temporarily arrest other elements of the disease, e.g., the elevation of the toxic Aβ peptide, the loss of neurons, the appearance of plaques and tangles, and the loss of cognitive function. In pre-clinical testing, Dr. Alkon and his teams also demonstrated that Bryostatin prevents the death of neurons (anti-apoptosis) and induces synaptogenesis by mobilizing synaptic growth factors such as BDNF, NGF, and IGF. At the same time, Bryostatin appeared to prevent the formation of A Beta oligomers, prevent the deposition of amyloid plaques (extra-neuronal), prevent the formation of neurofibrillary tangles (intra-neuronal), and may restore cognitive function. These neuro-restorative benefits may result from the multi-modal molecular cascades activated by the Bryostatin — PKCε efficacies.
Potential Market for Our Products
According to an article titled “Progress in AD” published in The Journal of Neurology in 2012, there has been a dearth of new product introductions in the last 20 years either for the treatment of AD symptoms or its definitive diagnosis in patients who begin exhibiting the memory and cognitive disorders associated with the disease. According to the Alzheimer’s Association, all of the products introduced to date for the treatment of AD have yielded negative or marginal results with no long-term effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. With over 44 million people worldwide estimated to have had AD in 2019, there is significant commercial potential for a new therapeutic that is effective in delaying the progression of the disease.
We believe the markets for drugs or therapies to treat the underlying pathology of AD exist largely, but not exclusively, in the developed world and principally comprise the North American, European and Japanese markets. The aggregate AD market is subdivided into four distinct segments, which are shown in Figure 2, as are the compounded annual growth rates (“CAGRs”) for these segments over the 2013-2023 timeframe.
Sales of the major drug therapies available only by prescription are approved for the symptomatic treatment of the cognitive aspects of AD, but have no meaningful effect on disease progression, causing only temporary improvement in cognitive decline. Despite their limited efficacy, this group of drugs had collective worldwide sales in 2018 of approximately $4.4 billion and is projected to grow to approximately $8.2 billion by 2026, a compounded annual growth rate of 8.2%, according to Fior Markets as of July 10, 2019.
Our Proposed Products
Challenges in Treating AD
One of the challenges in treating AD is that its symptoms become manifest only years after the disease process can be definitely diagnosed. Treatment strategies attempting to intervene once symptoms become more apparent are focused on stimulating the neurotransmitter activity of still healthy neurons, or removing the amyloid plaque deposited in the brain. Many drug development efforts to date that have targeted the removal of beta-amyloid or tau protein as their therapeutic mechanism of action have failed, and drugs approved for stimulating neurotransmitter activity offer short-lived, palliative results for AD patients. As such, these strategies have yielded negative or marginal results with no effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies.
Dying neurons and synapses have, to date, not been therapeutic targets for restoration, and many in the AD field currently believe that stemming the progression of the disease may only be possible with very early stage intervention. The FDA is encouraging the pharmaceutical industry to increase efforts to investigate such early stage interventional treatments by recommending that modified clinical endpoints, both functional and cognitive, be established to monitor the efficacy of drug prototypes being tested in early stage AD patients, according to an article published in The New England Journal of Medicine.(2)
In contrast, we believe that our data from various preclinical animal models and compassionate use trials support that activation of PKCε in central nervous system neurons may improve neuronal vitality and function in areas of the brain damaged by AD, potentially resulting in the improvement of memory and cognition.
Synaptogenesis
Studies of autopsy brains of AD vs. Control patients showed that deficient activity or low concentrations of PKCε in aging subjects is one of the main causes of the neurodegeneration seen in AD. These deficiencies result in the loss of BDNF, an important synaptic growth factor as demonstrated by other clinical research. The schematic in Figure 3 illustrates only a portion of the changes mediated by PKCε, and how it may help reverse the neuronal damage and loss central to the pathogenic process in AD.

(2)
NEJM.org: The New England Journal of Medicine, March 15, 2013, page 1: Drug Development of Early AD, N. Kozauer, M.D., and Russell Katz, M.D.

Figure 2. PKCε Activation Involves 5 Different Mechanisms to Stop the Progression of AD

PKCε Activation
- ↓ Aβ plaque deposits in neurons
(through ↑ ECE enzymatic activity)
- ↓ the levels of toxic precursor protein leading to Aβ deposits in the nerve cell
(through ↑ α-secretase activity)
- ↓ phosphorylated extracellular protein tangles & plaques
(through ↓ of GSK-3β)
- ↑ release of nerve growth factors at the neuronal synapse (leads to ↑ synaptic function and ↑ memory functions)
- ↓ Cell death of nerve cells
(through ↓ of neuronal apoptosis)
PKCε activation reverses most, if not all, of the pathological processes leading to the progression of Alzheimer's Disease, and represents a unique singular point for therapeutic intervention which could arrest further development of the disease in either early or late stage patients

Activation of PKCε has been achieved with drug prototypes that mimic the activity of diacylglycerol and phosphatidylserine, which are the natural binding targets for this enzyme. In addition, a variety of in vitro and in vivo animal models have demonstrated that these drug prototypes may be effective in restoring the structure and function of neuronal synapses. Our first clinical application of the PKCε activators is focused on the treatment of AD, but a number of other neurodegenerative diseases may be amenable to similar treatment. A list of these potential future drug targets is shown in Figure 3.
Figure 3. Therapeutic targets for neuroregeneration through PKCε activation

Behavioral Models/ Learning & Memory
Synaptic imaging / Regeneration
accelerates spatial maze learning in mice
restores # of neurons and synaptic morphologies in rats suffering ischemic shock
Bryostatin & other Test Compounds
Cell Culture Assays
Induce PKCε activation
prolongation of survival in AD transgenic mice
confocal histochemical imaging of synapses
Human SH-SY5Y neuroblastoma cells
Mouse N2a neuroblastoma cells
Rat hippocampal neurons
Control Neurons
PKCε "Activated" Neurons
ANTI-ALZHEIMER'S EFFECTS
ECE
Aβ
enhances degradation
Aβ
inhibits buildup
increases level of synaptic proteins spinophilin and synaptophysin level of PKCε activation is measurable;
high levels of activation = stronger cell survival

Treatment of AD by Stimulating Synaptic Regeneration and Prevention of Neuronal Death
Dr. Alkon’s team at BRNI (now known as CRE) conducted research in synaptic regeneration and the prevention of neuronal death, outside the conventional wisdom that has dominated research efforts in the industry. The pathology of AD likely has multiple layers in its development, in addition to the presence of tau phosphorylated tangles and Aβ oligomers. However, once this process presents clinical manifestations of AD, restoring synaptic function thus far has not been effectively achieved by removing Aβ plaques with experimental drug interventions. Once neurons undergo toxic changes with soluble Aβ oligomers, the loss of function to the patient has been irreversible.
CRE’s and our approach has been to restore general viability and hence synaptic function in still-functioning neurons by stimulating the regeneration and growth of the dendritic branches, spines, and pre-synaptic terminals on these neurons. (Dendrites are the branched projections of a neuron that act to propagate the electrochemical stimulation received from other neural cells.) This process can be visualized with serial sections using an electron microscope in the brains of rats whose neurons and synapses have been damaged by ischemic shock (depriving oxygen) or traumatic injury to the brain. The morphology of the damaged neurons in these animal models looks strikingly different after they are treated with experimental drugs that activate PKCε. The new growth of dendritic trees on the damaged neurons creates a multiplicity of new synaptic connections, basically re-wiring the damaged neurons and restoring their function. Earlier therapeutic intervention with a PKCε activator produces markedly improved outcomes in tests measuring restored animal cognitive function.
PKCε Activation Stimulates the Formation of New Synaptic Connections
The new synaptic connections formed from the damaged neurons revitalized by PKCε in rats can be demonstrated in various behavioral models for the animals that are used to measure memory functions.
Treatment with bryostatin, for 12 weeks in genetically modified rodents pre-disposed to develop an AD-type of pathology showed that bryostatin promoted the growth of new synapses and preserved the existing synapses. In addition, this drug also reversed the decrease of PKCε and the reciprocal increase of soluble amyloid.(3)
In cell tissue cultures, there is a difference in morphology between neurons damaged by the application of ASPD (soluble oligomers of Aβ) as compared to synapses rejuvenated by the application of bryostatin. Treatment with bryostatin, through PKCε activation, stimulates the revitalization of neurons and the formation of new synaptic connections.
The Central Role of PKCε in Maintaining Neuron Structure and Function
Upon activation, PKCε migrates from the intraneuronal cytoplasm to the cell membrane, where it activates signal-regulating enzymes (specifically the m-RNA stabilizing protein, HUD, and downstream growth factors such as BDNF, NGF, IGF, etc.; MAP kinases Erk1/2; the BCl-2 apoptosis cascade; and NF- ϰβ), causing a series of changes leading to increased DNA transcription, synaptic maturation, a consequent increase in levels of growth factor proteins (such as nerve growth factor and brain-derived neurotrophic factor), an inhibition of programmed cell-death and a reduction of β amyloid, and hyperphosphorylated tau.
This myriad of events is orchestrated by PKCε, and prompts a number of secondary events occurring in both the pre- and post-synaptic portions of the neuron. Cellular visualization of this effect shows an increase in the number of pre-synaptic vesicles in the neurons, an increase in pre-synaptic levels of PKCε and an increase in the number of mushroom spines associated with individual synaptic boutons (knoblike enlargements at the end of a nerve fiber, where it forms a synapse). Their genesis in these neurons is responsible for the formation of new synapses during associative learning and memory, and for regeneration of synaptic networks in pre-clinical models of Alzheimer’s disease, stroke, traumatic brain injury, and Fragile X syndrome.
The central role of PKCε activation in these dynamic events expands the amyloid and tau hypotheses for AD by including pathways to restore the synaptic networks lost during neurodegeneration and to prevent

(3)
Journal of Neuroscience 2011, 31 (2), 630, D. Alkon et al.

further loss. This mechanistic framework offers new targets for therapeutic intervention which not only prevent the formation of tangles and plaque, but also prevents neuronal death, and promotes the induction of new, mature synaptic networks.
Decreased amyloid formation from PKCε activation results from an increase in the rate of Aβ degradation by ECE (endothelin converting enzyme) and induction of α-secretase cleavage of amyloid precursor protein (the precursor molecule to Aβ) through phosphorylation of an enzyme known as Erk. In rodent models genetically predisposed to forming large amounts of amyloid deposits in their brains, PKCε activation was found to interrupt the ongoing formation of amyloid, suggesting that this approach may delay the progression of AD.
The key to CRE’s innovation in this area has been in identifying highly potent drug prototypes that at low concentrations cause the specific and transient activation of PKCε, without interacting with the other isozyme variants of PKC whose inactivation would negate the synaptogenic properties of the e isoform.
Testing PKCε Activation in Humans
The basic drug mechanism invoking PKCε activation for neuronal rejuvenation and synaptic regeneration has never been evaluated in humans for any drug class or therapeutic application. We believe that the pre- clinical and clinical research in this field as described above is an ideal platform for testing this approach in human subjects.
We have licensed a body of biomedical research from CRE, formerly known as the Blanchette Rockefeller Neurosciences Institute, or BRNI, that is comprised of new methods and drug prototypes designed to stimulate neuronal regeneration. For additional information, see “Business — Intellectual Property — Technology License and Services Agreement.” We believe the commercial application of this technology has potential to impact AD as well as traumatic brain injury, ischemic stroke, post-traumatic stress syndrome and learning disorders.
Drug Prototypes That Treat AD through Regeneration
CRE has developed a new chemical family of polyunsaturated fatty acid (“PUFA”) analogs, which appear to be effective in the activation of PKCε. Representative structures of bryostatin and a PUFA analog are shown in Figure 4.
Figure 4. Structures of Bryostatin 1 and a PUFA Analog Effective in the Activation of PKCε(4)
Ki values = effective concentration of the drug in achieving 50% activation of PKCε
These molecules activate PKCε by binding to two different and distinct active sites on the enzyme. The natural ligands that bind to these sites are diacylglycerol and phosphatidylserine. Bryostatin acts as a mimetic (mimic) for diacylglycerol by binding to the diacylglycerol site and, similarly, the PUFA analogs act as mimetics for phosphatidylserine by binding to the phosphatidylserine site.

(4)
Trends in Biochemical Sciences V. 34, #3, p.136. T.J. Nelson et al, “Neuroprotective versus Tumorigenic protein kinase C activators.”

Collaborative Agreements
Stanford License Agreements
On May 12, 2014, the Company entered into a license agreement (the “Stanford Agreement”) with The Board of Trustees of The Leland Stanford Junior University (“Stanford”), pursuant to which Stanford has granted to the Company a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardio protection and traumatic brain injury, for the life of the licensed patents. We are required by the Stanford Agreement to use commercially reasonable efforts to develop, manufacture and sell products (“Licensed Products”) in the Licensed Field of Use (as defined in the Stanford Agreement) during the term of the licensing agreement. The Company paid Stanford $70,000 upon executing the license and is obligated to pay an additional $10,000 annually as a license maintenance fee. In addition, we must meet specific diligence milestones, and upon meeting such milestones, make specific milestone payments to Stanford. We will also pay Stanford royalties of 3% on net sales, if any, of Licensed Products (as defined in the Stanford Agreement) and milestone payments of up to $3.7 million dependent upon stage of product development. To-date, no royalties nor milestone payments have been made.
On January 19, 2017, the Company entered into a second license agreement with Stanford, pursuant to which Stanford has granted to the Company a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of “Bryostatin Compounds and Methods of Preparing the Same,” or synthesized bryostatin, for use in the treatment of neurological diseases, cognitive dysfunction and psychiatric disorders, for the life of the licensed patents. The Company paid Stanford $70,000 upon executing the license and is obligated to pay an additional $10,000 annually as a license maintenance fee. In addition, based upon certain milestones which include product development and commercialization, the Company will be obligated to pay up to an additional $2.1 million and between 1.5% and 4.5% royalty payments on certain revenues generated by the Company relating to the licensed technology. The Company has made all required annual maintenance payments.
Mt. Sinai License Agreement
On July 14, 2014, we entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with the Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted us (a) a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by the Company and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (b) a non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of Protein Kinase C Epsilon (“PKCε”), which includes Niemann-Pick Disease (the “Mount Sinai Field of Use”). The Mount Sinai Agreement allows us to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (“Mount Sinai Licensed Products”) in the Mount Sinai Field of Use (as such terms are defined in the Mount Sinai Agreement).
Bryostatin
Our lead product candidate is bryostatin. Bryostatin is a natural product isolated from a marine invertebrate organism, a bryozoan called Bugula neritina. Several total syntheses of this complex molecule have been achieved in recent years in various academic chemistry laboratories, and these approaches represent a possible alternative source of this drug. Importantly, we have an exclusive license for neurologic disorders to a new, accelerated synthesis of Bryostatin-1 recently developed at Stanford University by Dr. Paul Wender and his team. Bryostatin is a PKCα and ε activator that was originally developed as a potential anticancer drug. According to Clinical Cancer Research, this drug candidate was previously evaluated in 63 clinical studies involving more than 1,400 patients at the NCI for the treatment of various forms of cancer. While having failed these studies as an experimental anti-cancer therapy, much useful information on the safety, pharmacodynamics and toxicity of the drug was obtained from these in-human trials. In general, Bryostatin-1 was considered to be “well-tolerated” in these anti-cancer trials.
It was discovered that at doses at lower levels than those used in these anticancer trials, bryostatin is a potent activator of PKCε and may have efficacy in treating AD. As described above, activation of PKCε has been shown to partially restore synaptic function in neurons damaged by AD in in vitro and in vivo animal models.
The NCI has entered into a material transfer agreement with CRE to provide the bryostatin required for pre-clinical research as well as the Phase 2 clinical trials planned by the Company. Our license agreement with CRE (see “Business — Intellectual Property — Technology License and Services Agreement”) permits our access to new bryostatin clinical trial data and information held by the NCI, as well as past clinical, safety and toxicity data compiled by the NCI during the time this drug was being evaluated for its anticancer properties. See Item 1A, “Risk Factors — We are partly dependent upon the NCI to supply bryostatin for our clinical trials.”
CRE previously conducted an exploratory evaluation of bryostatin on a compassionate use basis in AD patients who have an inherited form of AD, frequently called familial AD, under an FDA-approved study protocol. Familial AD results from one of four major mutations in the genome, and this mutation is passed on from generation to generation within a family that carries the defective gene. The tragic consequence of familial AD is that it strikes its victims at an early age, often while they are in their twenties. The aggressive progression of familial AD can render these patients in the terminal stages of AD in their late 30s and early 40s.
Bryologs
On May 12, 2014, we entered into a license agreement (the “Stanford License”) with The Board of Trustees of the Leland Stanford Junior University (“Stanford”) pursuant to which Stanford has granted to us a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under three issued U.S. patents and one pending U.S. patent and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardioprotection and traumatic brain injury, collectively referred to as the Licensed Field of Use, for the life of the licensed patents. As mentioned above, in January 2017, we entered into an additional license agreement with Stanford relating to an accelerated synthesis of Bryostatin-1.
Also as mentioned above, our initial drug candidate, bryostatin, is a natural product isolated from a marine invertebrate organism, a bryozoan called Bugula neritina. However, it takes large quantities of biomass harvested from the oceans to produce even small quantities of bryostatin, and supply is limited.
Stanford researchers have synthesized a large family of bryologs over a number of years as part of a research program to define the essential molecular features critical to bryostatin’s biological activity. The bryologs are easier to produce than bryostatin due to their less complex chemical structures. They represent a collection of potential drug candidates, some of which we may evaluate for the potential treatment of several diseases such as ischemic stroke, Fragile X syndrome, traumatic brain injury and AD, although there can be no assurance that we will identify any potential candidates or if identified, will be successful in developing a potential treatment.
We are required under the Stanford License to use commercially reasonable efforts to develop, manufacture, and sell products (“Licensed Products”) in the Licensed Field of Use (as defined in the Stanford License). In addition, we must meet specific diligence milestones, and upon meeting such milestones, make specified milestone payments to Stanford. We will also pay Stanford royalties on net sales, if any, of Licensed Products (as defined in the Stanford License).
Stanford retains the right, on behalf of itself and all other non-profit research institutions, to practice the licensed patents and use the licensed technology for any non-profit purpose, including sponsored research and collaborations. The license is also subject to Title 35, Sections 200-204, of the United States Code, which governs patent rights in inventions made with U.S. government assistance. Among other things, these provisions provide the United States government with nonexclusive rights in the licensed patents. They also impose the obligation that products based on the licensed patents sold or produced in the United States be “manufactured substantially in the United States.”

PUFA Analogs
Several other drug prototypes termed the PUFA analogs have been synthesized at CRE and evaluated for their PKCε activating properties in models of AD. The PUFA analogs are not structurally related to bryostatin and activate PKCε at a different site. We believe the PUFA analogs may represent a potential source for follow-on drug candidates. PKCε activators from the PUFA family of drug prototypes have demonstrated neuroregeneration efficacy roughly equivalent to and, in some cases, potentially superior to that of bryostatin. If the PUFA analogs show adequate potency in preclinical models of AD, we may advance a drug prototype from this chemical family.
Other Potential Products
We may acquire, by license or otherwise, other development stage products that are consistent with our product portfolio objectives and commercialization strategy.
WCT Services Agreements
On October 9, 2015, we executed a Services Agreement (the “2015 Services Agreement”) with Worldwide Clinical Trials, Inc. (“WCT”), effective as of August 31, 2015. The 2015 Services Agreement related to services for our Phase 2 clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe AD. Pursuant to the terms of the 2015 Services Agreement, WCT agreed to provide services to enroll approximately 150 study subjects at approximately 30 sites across the United States. We began enrollment at the initial sites at the end of 2015, completed enrollment in November 2016 and announced top-line results in May 2017 as described in this report.
On May 4, 2018, we executed a Services Agreement (the “2018 Services Agreement”) with WCT. The 2018 Services Agreement relates to services for our confirmatory Phase 2 clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe Alzheimer’s disease. Pursuant to the terms of the 2018 Services Agreement, WCT provided services and enrolled one hundred six (106) study subjects. The total estimated budget for the services, including pass-through costs, was approximately $7.8 million. The trial was substantially completed as of December 31, 2019. Neurotrope incurred approximately $7.6 million in total expenses of which WCT has represented a total of approximately $7.2 million and approximately $400,000 of expenses were incurred to other trial-related vendors and consultants, resulting in a total savings for this trial of approximately $500,000. As of December 31, 2019, the trial’s data safety monitoring board determined that the drug did not have safety issues pursuant to their review based upon completion of patient dosing for the trial.
On May 28, 2020, Neurotrope Bioscience entered into a letter of intent with WCT (the “LOI”), pursuant to which the parties agreed to negotiate a definitive agreement for the provision of clinical trial development services by WCT in connection with the Phase 2 Study. Pursuant to the terms of the LOI, Neurotrope Bioscience agreed to pay to WCT a cash fee of approximately $0.6 million as an advance in order to fund the initial commitment and certain upfront costs of third party vendors.
On July 23, 2020, Neurotrope Bioscience executed a Services Agreement (the “2020 Services Agreement”) with WCT. The 2020 Services Agreement relates to services for Neurotrope BioScience’s Phase 2 Study. Pursuant to the terms of the 2020 Services Agreement, WCT will provide services to enroll approximately one hundred (100) Phase 2 Study subjects. Neurotrope and Neurotrope BioScience expect that the first Phase 2
Study site will be initiated during the third quarter of 2020. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As noted below, Neurotrope has received a $2.7 million award from the National Institutes of Health, which award will be used to support the Phase 2 Study, resulting in an estimated net budgeted cost of the Study to Neurotrope of $7.1 million. Neurotrope BioScience may terminate the 2020 Services Agreement without cause upon sixty (60) days prior written notice.
Intellectual Property
Technology License and Services Agreement
On February 4, 2015, we, CRE and NRV II, LLC entered into an Amended and Restated Technology License and Services Agreement (the “CRE License”), which further amended and restated the Technology License and Services Agreement dated as of October 31, 2012, as amended by Amendment No. 1 dated as of August 21, 2013.

Pursuant to the CRE License, we maintained our exclusive (except as described below), non-transferable (except pursuant to the CRE License’s assignment provision), world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under CRE’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by CRE or licensed to NRV II, LLC by CRE as of or subsequent to October 31, 2012 to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the CRE License specifies that all patents that issue from a certain patent application, shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the CRE License. Furthermore, on July 10, 2015, under the terms of the Statement of Work and Account Satisfaction Agreement dated February 4, 2015, our rights relating to an in vitro diagnostic test system reverted back to CRE and, accordingly, we no longer have any rights under the CRE License for diagnostic applications using the CRE patent portfolio or technology.
Notwithstanding the above license terms, CRE and its affiliates retain rights to use the licensed intellectual property in the Field of Use to engage in research and development and other non-commercial activities and to provide services to us or to perform other activities in connection with the CRE License.
Under the CRE License, we and CRE may not enter into sublicense agreements with third parties except with CRE’s prior written consent, which consent shall not be commercially unreasonably withheld. Furthermore, the CRE License dated February 4, 2015 revises the agreement that was entered into as of October 31, 2012 and amended on August 21, 2013, in that it provides that any intellectual property developed, conceived or created in connection with a sublicense agreement that we entered into with a third party pursuant to the terms of the CRE License will be licensed to CRE and its affiliates for any and all non-commercial purposes, on a worldwide, perpetual, non-exclusive, irrevocable, non-terminable, fully paid-up, royalty-free, transferable basis, with the right to freely sublicense such intellectual property. Previously, the agreement had provided that such intellectual property would be assigned to CRE.
Under the CRE License, we and CRE will jointly own data, reports and information that is generated on or after February 28, 2013, pursuant to the license agreement dated October 31, 2012 and amended on August 21, 2013, by us, on behalf of us by a third party or by CRE pursuant to a statement of work that the parties enter into pursuant to the CRE License, in each case to the extent not constituting or containing any data, reports or information generated prior to such date or by CRE not pursuant to a statement of work (the “Jointly Owned Data”). CRE has agreed not to use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose during the term of the CRE License or following any expiration of the CRE License other than an expiration that is the result of a breach by us of the CRE License that caused any licensed patent to expire, become abandoned or be declared unenforceable or invalid or caused any licensed technology to enter the public domain (a “Natural Expiration”) provided, however, CRE may use the Jointly Owned Data inside or outside the Field of Use for any commercial purpose following any termination of the CRE License. Also, CRE granted us a license during the term and following any Natural Expiration, to use certain CRE data in the Field of Use for any commercial purposes falling within the scope of the license granted to us under the CRE License.
The CRE License further requires us to pay CRE (i) a fixed research fee equal to a pro rata amount of $1 million in the year during which we close on a Series B Preferred Stock financing resulting in proceeds of at least $25 million, (ii) a fixed research fee of $1 million per year for each of the five calendar years following the completion of such financing and (iii) an annual fixed research fee in an amount to be negotiated and agreed upon no later than 90 days prior to the end of the fifth calendar year following the completion of such financing to be paid with respect to each remaining calendar year during the term of the CRE License. This fixed research fee is not yet due as the Company has not completed a Series B Preferred Stock financing. The CRE License Agreement also requires the payment by us of royalties ranging between 2% and 5% of our revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that Neuroscience Research Ventures, Inc. (“NRV, Inc.”) holds in our company, which currently would be a royalty rate of 5% based on NRV, Inc.’s current ownership in us.
Pursuant to the terms of the November 12, 2015 amendment to the CRE License, we paid an aggregate of approximately $348,000 to CRE following the closings of the Series B private placement, which constituted an advance royalty payment to CRE and will be offset (with no interest) against the amount of future royalty obligations payable until such time that the amount of such future royalty obligations equals in full the amount of the advance royalty payments made, which shall be subtracted from the gross proceeds to determine the “Post-PA Fee Proceeds.”
On November 29, 2018, we entered into a Second Amendment to the CRE License, pursuant to which (i) we agreed to pay all outstanding invoices and accrued expenses associated with the licensed intellectual property and (ii) the parties agreed that CRE would no longer have the right, and we would have the sole and exclusive right, to apply for, file, prosecute, and maintain patents and applications for the licensed intellectual property.
Our Licensed Intellectual Property
We have licensed from CRE an extensive intellectual property portfolio that includes issued patents, pending patent applications and provisional patent applications, in the U.S. and elsewhere, which, we believe, together cover these key pharmaceutical markets. A method of use patent has been issued to CRE that covers the use of the PUFA family of molecules for the same therapeutic applications.
We believe the CRE License provides us rights to the patents and technologies required to develop our proposed products. The patents and technologies licensed to us pursuant to the CRE License include, without limitation, the following:
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therapies based on bryostatin and PUFA chemical families; and

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methods for treating AD.

A number of CRE’s patent applications for treatment of neurological disorders have been under active prosecution for many years and have been the subject of multiple rejections for anticipation and/or obviousness based on prior art. There are no guarantees that CRE’s pending patent applications will issue into commercially meaningful patents. If these patent applications are not approved or successfully prosecuted, then we will attempt to seek other means of protecting its proprietary position including, but not limited to, trade secrets, proprietary formulations and methods, etc.
A substantial amount of in-human data exists that was generated by the NCI that involves the earlier evaluation of bryostatin as an anticancer agent. The NCI also holds the existing inventory of the bryostatin drug product which is suitable for use in man. Our use of the substantial data package generated by the NCI on bryostatin, as well as access to the clinical supply of this substance, is permitted under a material transfer agreements entered into and between the NCI and CRE.
There are no known patent conflicts or freedom to operate issues at this time which could encumber our ability to commercialize the PKCε activators for the treatment of cognition and memory disorders. However, we cannot provide any assurance that such conflicts will not arise in the future. See the Risk Factors captioned “Our commercial success will depend, in part, on our ability, and the ability of our licensors, to obtain and maintain patent protection. Our licensors’ failure to obtain and maintain patent protection for our products may have a material adverse effect on our business.” and “Our licensed patented technologies may infringe on other patents, which may expose us to costly litigation.” under “Risk Factors.”
We also have the right to re-license certain patents and patent applications in certain jurisdictions that we had licensed under the CRE License but had previously elected to relinquish. In the event that we decide to re-license any of such patents and/or patent applications, then we are required to reimburse CRE for all of the attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to such patents and/or patent applications that have been incurred since we elected to relinquish them under the CRE License.
Additional Intellectual Property
In addition, we have also filed, and own, multiple patent families directed to methods of treatment and formulations with PKC activators, including bryostatin. We are, or will, seek patent protection for these inventions in numerous countries and regions including, among others, Europe, Canada, Mexico, and Japan.

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the product or process may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Moreover, many jurisdictions including the United States permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Moreover, we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our intellectual property.
Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary on a product by product basis, from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, and the availability of legal remedies in a particular country and the validity and enforceability of the patent.
We also rely on trademarks, trade secrets, copyright protection, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. For example, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements or invention assignment agreements with our employees, contract research organizations, consultants, and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed.
Governmental Regulation and Product Approval
The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by the FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries.
United States Regulation of Drugs
In the United States, the FDA approves and regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and implementing regulations. Before any drug product can be marketed in the United States, it must receive approval from the FDA. To receive this approval, any drug we develop must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate’s safety and effectiveness for each indicated use. The FDA’s extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products. The failure to comply with requirements under the FDCA and other applicable laws at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of enforcement letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities.
In general, before any new pharmaceutical product can be marketed in the United States, the process typically required by the FDA includes:

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preclinical laboratory and animal tests in compliance with the FDA’s good laboratory practice, or GLP, regulations;

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submission of an IND, which must become effective before human clinical trials may begin;

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approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;

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adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use, conducted in accordance with good clinical practices, or GCP;

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satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with current Good Manufacturing Practices, or cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

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preparation and submission to the FDA of a new drug application, or NDA, requesting marketing for one or more proposed indications;

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review by an FDA advisory committee, where appropriate or if applicable;

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payment of user fees and securing FDA approval of an NDA or an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility); and

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compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and the potential requirement to conduct post-approval studies.

Preclinical Testing
In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable cGMP requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices. The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the IND and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical trials to commence or proceed from one phase to another, and could demand that the clinical trials be discontinued or suspended at any time if there are significant safety issues. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted.
Furthermore, an independent IRB for each medical center proposing to participate in the conduct of the clinical trial must review and approve the clinical protocol and patient informed consent form before commencement of the clinical trial at the respective medical center. An IRB must operate in compliance with FDA regulations.
Clinical Trials
Human clinical trials are typically conducted in four sequential phases, which may overlap or be combined:
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Phase 1. The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

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Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to evaluate preliminarily the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to evaluate statistically the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

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Phase 4. Post-approval studies may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the trial site’s IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.
Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on its ClinicalTrials.gov website.
Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the clinical protocol, GMP, or other IRB requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.
Review of the NDA by FDA
The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate’s profile, are submitted to the FDA in the form of an NDA or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under federal law, the submission of most NDAs is additionally subject to an application user fee, currently exceeding $2.9 million, and the sponsor of an approved NDA is subject to an annual program fee, currently exceeding $300,000 per product. These fees typically increase annually. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for drugs with orphan designation and a waiver for certain small businesses.
Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will “file” the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDAs (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDAs. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an “action letter” that describes additional work that must be done before the NDA can be approved. The FDA’s review of an NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA submission, including drug component manufacturing (e.g., active pharmaceutical ingredients), finished drug product manufacturing and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities comply with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.
In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals and elements to assure safe use, or ETASU. ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.
The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Data Review and Approval
Substantial financial resources are necessary to fund the research, clinical trials and related activities necessary to satisfy FDA requirements or similar requirements of state, local and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that we will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion or distribution of these products.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These very limited circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.
Fast Track, Breakthrough Therapy and Priority Review Designations
The FDA is authorized to designate certain products for expedited review if the product is intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are fast track designation, breakthrough therapy designation and priority review designation.
Specifically, the FDA may designate a product for fast track review if the product is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast track application does not begin until the last section of the application is submitted. In addition, the FDA may withdraw the fast track designation if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.
Second, in 2012, Congress enacted the Food and Drug Administration Safety and Innovation Act, or FDASIA. This law established a new regulatory scheme allowing for expedited review of products designated as “breakthrough therapies.” A product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.
Third, the FDA may designate a product for priority review if it is a product designed to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes and evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months from the date of filing.
Accelerated Approval Pathway
The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post- marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.
The FDA’s Decision on an NDA
Based on the FDA’s evaluation of an NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for the approved indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of an NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
If the FDA approves a product, it may limit the approved indications for use for the product; require that contraindications, warnings or precautions be included in the product labeling; require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, suspension of the approval, or complete withdrawal of the product from the market or product recalls;

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fines, warning letters or holds on post-approval clinical trials;

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refusal of the FDA to approve pending NDAs or supplements to approved NDAs;

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product seizure or detention, or refusal to permit the import or export of products; or

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injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company found to have improperly promoted off-label uses may be subject to significant liability.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, and its implementing regulations, as well as the Drug Supply Chain Security Act, or DSCA, which regulate the distribution and tracing of prescription drugs and prescription drug samples at the federal level, and set minimum standards for the regulation of drug distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.
Patent Term Restoration and Extension
A patent claiming a new drug product may be eligible for a limited patent term extension, also known as patent term restoration, under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review. Patent term extension is generally available only for drug products whose active ingredient has not previously been approved by the FDA. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date. Patent term extension cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The United States PTO reviews and approves the application for any patent term extension in consultation with the FDA.
Foreign Regulation
In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.
Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.
The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
Other Government Regulation
Our research and development activities use biological and hazardous materials that are dangerous to human health and safety or the environment. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from these materials. We are also subject to regulation by the Occupational Safety and Health Administration and federal and state environmental protection agencies and to regulation under the Toxic Substances Control Act.
In addition, once our products are marketed commercially, we will have to comply with the various laws relating to the Medicare, Medicaid and other federal healthcare programs. These federal laws include, by way of example, the following:
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The anti-kickback statute (Section 1128B(b) of the Social Security Act) prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including, among other things, the payment or receipt of remuneration for the referral of patients whose care or services will be paid by Medicare or other governmental programs;

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The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

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The anti-inducement law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering anything of value to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

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The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for various fraudulent or abusive acts;

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The Physician Payment Sunshine Act (Section 1128G of the Social Security Act), which requires manufacturers of drugs, medical devices and biologicals that participate in U.S. federal health care programs to report certain payments and items of value given to physicians and teaching hospitals; and

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Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs. Additionally, many states have laws and regulations that contain prohibitions that are similar to, and in many cases broader than, these federal laws and once our products are marketed commercially, we will have to comply with these various state laws as well.
Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Scientific Advisory Board
The Company has established a Scientific Advisory Board (“SAB”) comprised of experts in the fields of AD and other neurological diseases.
Scientific Advisory Board Chairperson & Members
Martin R. Farlow (Chairperson), MD, Professor Emeritus in the Department of Neurology at Indiana University and co-director of the Alzheimer’s Disease Center at Indiana University. Dr. Farlow received his medical degree from Indiana University School of Medicine. Following graduation, he completed an internship in Internal Medicine and a residency in Neurology. Dr. Farlow’s research focuses on clinical trials of investigational drugs for the treatment of AD and related dementias and has been the lead investigator for several major studies including tacrine, donepezil and rivastigmine.
Paul Coleman, PhD, has been an Associate at the University of Arizona (UA) McKnight Brain Institute since 2010 and a Research Professor at the UA Biodesign Institute since 2015. In 2007, Dr. Coleman was appointed Professor Emeritus at the University of Rochester Medical Center. Since 1988, Dr. Coleman has served as Editor-in-Chief for the journal Neurobiology of Aging and is currently Editor Emeritus and an Advisory Editor. Dr. Coleman received an AB in Psychology (magna cum laude) from Tufts University and a PhD in Physiology and Psychology from the University of Rochester. Following his PhD, Dr. Coleman was supported by the National Institute of Neurological Disorders and Stroke as a Special Fellow at Johns Hopkins School of Medicine. Dr. Coleman has been a pioneering investigator of the pathologic basis of AD.
Daniel F. Hanley Jr., MD, has been a Professor of Neurology, Neurosurgery and Anesthesia and Critical Medicine at Johns Hopkins Medicine since 1996. He is a graduate of Williams College and received his medical degree from Cornell University Medical College. Dr. Hanley has board certification in internal medicine, neurology and psychiatry. Dr. Hanley is a leading expert on brain injury and has received more than 20 basic research grants, predominantly from the National Institute of Health.
Marwan Sabbagh, MD, is the new director of the Cleveland Clinic Lou Ruvo Center for Brain Health and he has dedicated his entire career to finding a cure for Alzheimer’s and other age-related neurodegenerative diseases. Dr. Sabbagh earned his undergraduate degree from the University of California-Berkeley and his medical degree from the University of Arizona in Tucson. Dr. Sabbagh received his residency training in neurology at Baylor College of Medicine and completed his fellowship training in geriatric neurology and dementia under renowned AD experts, Leon Thal, M.D., and Robert Katzman, M.D., at the University of California, San Diego School of Medicine. Dr. Sabbagh is a board-certified neurologist and geriatric neurologist. Dr. Sabbagh is a leading investigator for many prominent national Alzheimer’s prevention and treatment trials, including Alzheimer immunotherapy studies.
Lee Jen Wei, PhD, is a tenured Professor of Biostatistics at Harvard University since 1991. He was the co-director of the Bioinformatics Core at the Harvard School of Public Health. Dr. Wei obtained his B.S. in mathematics from Fu-Jen University (Taiwan) and his PhD in statistics from the University of Wisconsin — Madison. Dr. Wei has published many papers on monitoring drug and device safety and related topics. The resulting procedures have been utilized for various drug and device regulatory evaluations involving safety issues. His extensive experience in quantitative science for making inferences about the drug and device safety is readily applicable to the general industry product safety issues.
Competition
We compete with many companies, research institutes, hospitals, governments and universities that are working to develop products and processes to treat AD. Many of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we do. However, there has been a dearth of new product introductions in the last 20 years for the treatment of AD symptoms in patients who begin exhibiting the memory and cognitive disorders associated with the disease. All of the products introduced to date for the treatment of AD have yielded negative or marginal results with little effect on the progression of AD and no improvement in the memory or cognitive performance of the patients receiving these therapies. We believe we are the only company currently pursuing PKCε activation (with consequent prevention of neuronal death and induction synaptic network growth) as a mechanism to treat AD and neurodegenerative disease. Although we believe that we have no direct competitors working in this same field at the present time, we cannot provide assurance that our competitors will not discover compounds or processes that may be competitive with our products and introduce such products or processes before us.
Employees
As of the date of this Registration Statement, we have five full-time personnel and two part-time personnel.
Legal Proceedings
There are no legal proceedings against the Company and the Company is unaware of any such proceedings contemplated against it.

MANAGEMENT
Executive Officers Following the Spin-Off
The following sets forth information regarding individuals who are currently expected to serve as executive officers after the Spin-Off, including their positions.
Name	Age	Position
Alan Tuchman, M.D.	74	Chief Executive Officer
Robert Weinstein	60	Chief Financial Officer, Secretary and Executive Vice President
Daniel L. Alkon, M.D.	77	President, Chief Scientific Officer
Alan Tuchman, M.D. — Chief Executive Officer.   Dr. Tuchman is currently Clinical Professor of Neurology at New York Medical College and in the private practice of Neurology in Manhattan. He consults to a number of biotechnology and investment firms. Dr. Tuchman founded and was Managing Director of MedPro Investors LLC. from 2011 to 2020. He has served as a partner of Xmark Opportunity Partners and as CEO and then Executive Chairman of Neurophysics, Inc. from 2002 to 2010. Dr. Tuchman served as Senior Vice President and Chief Medical Officer of Oncolytics Biotech Inc. from 2012 to 2017. He was previously the President of the Epilepsy Society of Southern New York as well as Vice Dean for Clinical Affairs at New York Medical College. Dr. Tuchman received his MD degree from the University of Cincinnati, College of Medicine, and completed his Neurology Residency at the Mt Sinai School of Medicine. Dr. Tuchman received his MBA from Columbia University in 1996. He has author of over 30 scientific papers and book chapters.
Robert Weinstein — Chief Financial Officer, Executive Vice President, Treasurer and Secretary.   Mr. Weinstein joined Neurotrope in June 2013 as its acting Chief Financial Officer. Neurotrope is party to an employment agreement dated as of October 1, 2013, with Mr. Weinstein, pursuant to which he serves as Neurotrope’s Chief Financial Officer and Executive Vice President. Upon the Spin-Off, Neurotrope Bioscience will assume Mr. Weinstein’s employment agreement with Neurotrope. It is contemplated that Mr. Weinstein will be a consultant to Petros following the completion of the Mergers. He has extensive accounting and finance experience, spanning more than 30 years, as a public accountant, investment banker, healthcare private equity fund principal and chief financial officer. From September 2011 to the present, Mr. Weinstein has been an independent consultant for several healthcare companies in the pharmaceutical and biotechnology industries. From March 2010 to August 2011, he was the Chief Financial Officer of Green Energy Management Services Holdings, Inc., a publicly-traded energy consulting company. From August 2007 to February 2010, Mr. Weinstein served as Chief Financial Officer of Xcorporeal, Inc., a publicly-traded, development-stage medical device company which was sold in March 2010 to Fresenius Medical USA, the largest provider of dialysis equipment and services worldwide. Mr. Weinstein also serves as a member of the Board of Directors of XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company whose core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products. Mr. Weinstein received his MBA degree in finance and international business from the University of Chicago Graduate School of Business, is a Certified Public Accountant (inactive), and received his BS degree in accounting from the State University of New York at Albany.
Daniel L. Alkon, M.D. — President and Chief Scientific Officer.   Dr. Alkon was appointed as Neurotrope’s President on September 16, 2016. Dr. Alkon served as the founding Scientific Director of the original Blanchette Rockefeller Neurosciences Institute (now known as CRE) from 1999 until September 23, 2016. He received his undergraduate degree in chemistry in 1965 at the University of Pennsylvania. After earning his M.D. at Cornell University and finishing an internship in medicine at the Mount Sinai Hospital in New York, he joined the staff of the National Institutes of Health where during his 30-year career he became a Medical Director in the U.S. Public Health Service at the National Institute for Neurological Disorders and Strokes and Chief of the Laboratory of Adaptive Systems. From June 2006 to September 23, 2016, Dr. Alkon was the Toyota Chair for Neurodegenerative Disease Research at BRNI. In this position, he and his team conducted multidisciplinary research on the molecular and biophysical mechanisms of memory and memory dysfunction in psychiatric and neurological disorders, particularly AD. From October 2000 to September 28, 2016, Dr. Alkon was also a Professor at CRE and a Professor of Neurology at West Virginia University.

Further information regarding our remaining executive officers and other officers following the Spin-Off will be included in subsequent amendments to this Prospectus.
Board Structure and Directors Following the Distribution
The below table sets forth information as of October 26, 2020, regarding those individuals who are expected to serve on our Board following the completion of the Distribution. All of the nominees will be presented to Neurotrope, Inc. as our Company’s sole stockholder for election prior to the Spin-Off.
Director	Age	Position	Date Named to Board of Directors
Joshua N. Silverman	50	Chairman of the Board of Directors	August 4, 2016
William S. Singer	78	Director; Vice-Chairman of the Board	August 23, 2013
Daniel Alkon, M.D.	77	Director	*
Bruce T. Bernstein	56	Director	November 14, 2016
George Perry, Ph.D.	66	Director	December 12, 2017
Jonathan L. Schechter	46	Director	December 13, 2018
Alan Tuchman, M.D.	74	Director	*

*
Drs. Alkon and Tuchman are expected to be named to the Board of Directors following the Spin-Off.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.
On November 12, 2015, the Company and NRV entered into a letter agreement (the “Letter Agreement”) pursuant to which the Company agreed to take such reasonable actions within its control so that two (2) representatives designated by NRV (the “NRV Designees”) are nominated for election to the Board at each annual meeting of stockholders until such time as the CRE License is no longer in effect. Furthermore, the Company will use its best efforts to ensure that (i) each NRV Designee is included in the Board’s slate of nominees to the stockholders for each election of directors, and (ii) each NRV Designee is included in the proxy statement for every meeting of the stockholders of the Company called with respect to the election of members of the Board. Subject to applicable law and stock exchange rules, no NRV Designee shall be removed from the Board unless such removal is for cause or requested in writing by NRV. In the event that any NRV Designee shall cease to serve for any reason, NRV shall be entitled to designate such person’s successor and the Board will promptly fill the vacancy with such successor nominee and such designee will serve the remainder of the term of the director whom such designee replaces. Under the Letter Agreement, if an NRV Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, NRV is entitled to designate another nominee for such Board seat.
Our Board is currently comprised of five members: Mr. Silverman, Mr. Singer, Mr. Bernstein, Dr. Perry and Mr. Schechter, who are nominated by the Board. Following the completion of the Distribution, Drs. Alkon and Tuchman are expected to be appointed to serve on our Board. Executive officers are appointed by the Board and serve at its pleasure.
The principal occupation and business experience during the past five years for our directors is as follows:
Joshua N. Silverman — Director, Chairman of the Board.   Mr. Silverman joined Neurotrope as a Director and Chairman of the Board in August 2016, and it is contemplated that he will continue to serve as a Director and Chairman of the Board for Petros following the Mergers. He is currently the Co-Founder and Managing Member of Parkfield Funding LLC, and is a former Principal and Managing Partner of Iroquois Capital Management, LLC (“Iroquois”). Mr. Silverman served as Co-Chief Investment Officer of Iroquois from 2003 until July 2016. From 2000 to 2003, Mr. Silverman served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as

Assistant Press Secretary to The President of The United States. Mr. Silverman received his B.A. from Lehigh University in 1992. In the past five years, Mr. Silverman has served on the boards of directors of MGT Capital Investments Inc., National Holdings Corporation, Alanco Technologies Inc., Protagenic Therapeutics, Inc., TapImmune, Inc. and WPCS International Incorporated.
William S. Singer — Director and Vice-Chairman of the Board of Directors.   Mr. Singer served as a Director and Vice-Chairman of the Board for Neurotrope since August 23, 2019, and it is expected that he will no longer serve on Neurotrope’s board of directors following the Mergers. Mr. Singer served as President of CRE until April 26, 2016 and served on its board of directors. He was a partner in the Chicago office of the law firm of Kirkland & Ellis LLP from 1980 until 2006 and has been of counsel to that firm since that time, concentrating his practice on corporate, real estate, and legislative matters. He has been listed in Crain’s Who’s Who in Chicago Business in the 2000, 2001, 2002, 2003, and 2004 editions. Mr. Singer has been prominently active in Chicago public service, serving as an Alderman for several years and as a candidate for Mayoral office.
Bruce T. Bernstein — Director.   Mr. Bernstein served as a Director for Neurotrope since November 14, 2016, and it is expected that he will no longer serve on Neurotrope’s board of directors following the Mergers. Mr. Bernstein has over thirty years of experience in the securities industry, primarily as senior portfolio manager for two alternative finance funds as well as in trading and structuring of arbitrage strategies. Mr. Bernstein has served as President of Rockmore Capital, LLC since 2006, the manager of a direct investment and lending fund with peak assets under management of $140 million. Previously, he served as Co-President of Omicron Capital, LP, an investment firm based in New York, which he joined in 2001. Omicron Capital focused on direct investing and lending to public small cap companies and had peak assets under management of $260 million. Prior to joining Omicron Capital, Mr. Bernstein was with Fortis Investments Inc., where he was Senior Vice President in the bank’s Global Securities Arbitrage business unit, specializing in equity structured products and equity arbitrage and then President in charge of the bank’s proprietary investment business in the United States. Prior to Fortis, Mr. Bernstein was Director in the Equity Derivatives Group at Nomura Securities International specializing in cross-border tax arbitrage, domestic equity arbitrage and structured equity swaps. Mr. Bernstein started his career at Kidder Peabody, where he rose to the level of Assistant Treasurer. Mr. Bernstein also serves as a member of the Board of Directors of XpresSpa Holdings, the leading airport spa company in the world, based in New York. Mr. Bernstein is also a member of the board of Summit Digital Health, a laser based blood glucose monitor distributor, based in New Jersey. Mr. Bernstein holds a B.B.A. from City University of New York (Baruch).
George Perry, Ph.D. — Director.   Dr. Perry served as a Director for Neurotrope since December 13, 2018, and it is expected that he will no longer serve on Neurotrope’s board of directors following the Mergers. Dr. Perry has served as dean of the College of Sciences and professor of biology at The University of Texas at San Antonio since 2006. He additionally holds the position of Semmes Foundation Distinguished University Chair in Neurobiology. Dr. Perry has served as acting Chief Scientific Officer for Neurotez, Inc., a private company focused on Alzheimer’s disease since 2010 and as a director of Neurotez, Inc. since 2008. Dr. Perry is recognized in the field of Alzheimer’s research, where he has studied amyloidosis, oxidative stress, cytoskeleton, metal homeostasis, cell cycle reentry, and mitochondria. He currently serves as the editor for numerous journals and as editor-in-chief for the Journal of Alzheimer’s Disease. He is a fellow of the American Association for the Advancement of Science, Texas Academy of Science, the Microscopy Society of America, past president of the American Association of Neuropathologists and the Southwestern and Rocky Mountain Division of the American Association for the Advancement of Science, a member of the Dana Alliance for Brain Initiatives, and a Fulbright Senior Specialist. Dr. Perry holds a B.A. in Zoology from the University of California, Santa Barbara and a Ph.D. in Marine Biology from Scripps Institution of Oceanography, University of California at San Diego. He completed his postdoctoral fellowship in the Department of Cell Biology at Baylor College of Medicine.
Jonathan L. Schechter — Director.   Mr. Schechter served as a Director for Neurotrope since December 13, 2018, and it is expected that he will no longer serve on Neurotrope’s board of directors following the Mergers. Mr. Schechter has served as the Director of Investment Banking at Chardan Capital Markets, a full service investment bank, since February 2008. He previously served as a director of DropCar, Inc. Mr. Schechter has worked with public companies for over two decades, including ten years of legal experience and eleven years of investment banking experience. He has received formal education in finance and accounting and has extensive experience analyzing and evaluating the financial statements of public companies. Mr. Schechter holds an A.B. in Public Policy/Political Science from Duke University and a J.D. from Fordham University School of Law.
Director Independence
Our Board of Directors has reviewed the materiality of any relationship that each of our directors and director nominees has with the Company, either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board and director nominees are “independent directors” as defined by The Nasdaq Stock Market:
Joshua N. Silverman
William S. Singer
Bruce T. Bernstein
George Perry, Ph.D.
Jonathan L. Schechter
Board Committees
Our Board of Directors has established three committees, each of which is composed solely of independent directors:
•
The Audit Committee consists of Mr. Bernstein, as Chairman, Mr. Singer and Mr. Schechter.

•
The Compensation Committee consists of Mr. Silverman as Chairman, Mr. Bernstein and Mr. Singer.

•
The Nominating and Corporate Governance Committee consists of Mr. Singer, as Chairman, Mr. Bernstein and Mr. Silverman.

Each of the Committees has a written charter adopted by the Board of Directors; a current copy of each such charter is available to security holders on our website, http://www.neurotropebioscience.com.
Audit Committee
The Audit Committee (a) assists the Board of Directors in fulfilling its oversight of: (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements relating to the Company’s financial statements and related disclosures; (iii) the qualifications and independence of the Company’s independent auditors; and (iv) the performance of the Company’s independent auditors; and (b) prepares any reports that the rules of the SEC require be included in the Company’s annual proxy statement.
The Audit Committee of Neurotrope Bioscience was established in August 2013 and held five meetings in 2019. The Board has determined that each member of the Audit Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations. In addition, the Board has determined that each of Mr. Bernstein and Mr. Schechter is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K and has designated each of them to fill that role. See “Directors, Executive Officers and Corporate Governance — Directors and Executive Officers” above for descriptions of the relevant education and experience of each member of the Audit Committee.
The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors and such other matters as specified in the Committee’s charter or as directed by the Board. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (or to nominate the independent registered public accounting firm for stockholder approval), and each such registered public accounting firm must report directly to the Audit Committee. Our Audit Committee must approve in advance all audit, review and attest services and all non-audit services (including, in each case, the engagement and terms thereof) to be performed by our independent auditors, in accordance with applicable laws, rules and regulations.

Compensation Committee
The Compensation Committee (i) assists the Board of Directors in discharging its responsibilities with respect to compensation of the Company’s executive officers and directors, (ii) evaluates the performance of the executive officers of the Company, and (iii) administers the Company’s stock and incentive compensation plans and recommends changes in such plans to the Board as needed.
The Compensation Committee was established in August 2013 and held three meetings in 2019. The Board of Directors has determined that each member of the Compensation Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board in (i) identifying qualified individuals to become directors, (ii) determining the composition of the Board and its committees, (iii) developing succession plans for executive officers, (iv) monitoring a process to assess Board effectiveness, and (v) developing and implementing the Company’s corporate governance procedures and policies.
The Nominating and Corporate Governance Committee was established in August 2013 and held two meetings in 2019. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations.
The Nominating and Corporate Governance Committee considers any timely submitted and qualified director candidates recommended by any security holder entitled to vote in an election of Directors. To date no security holders have made any such recommendations.
Pursuant to our by-laws, nominations of persons for election to the Board of Directors at an annual meeting or at any special meeting of stockholders for the purpose of electing directors may be made by or at the direction of the Board of Directors, by any nominating committee or person appointed for such purpose by the Board of Directors, or by any stockholder of record entitled to vote for the election of directors at the meeting who complies with the following notice procedures. Such nominations, other than those made by, or at the direction of, or under the authority of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company by a stockholder of record at such time. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the one-year anniversary of the date of the annual meeting of the previous year; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not earlier than 120 days prior to such annual meeting and not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders for the purpose of electing directors, not earlier than 120 days prior to such special meeting and not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company, if any, which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act or other applicable law; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination will be disregarded. See “Director Nominations” below for more information.

Code of Conduct and Ethics
Upon the consummation of the Spin-Off, we will adopted a Code of Ethics and Business Conduct (“Code of Ethics”) applicable to all of our employees, officers and directors (including our principal executive officer, principal financial officer and principal accounting officer) that complies with SEC regulations.
We intend to timely disclose any amendments to, or waivers from, our Code of Ethics that are required to be publicly disclosed pursuant to rules of the SEC and any securities exchange on which our shares may be listed by filing such amendment or waiver with the SEC.
Involvement in Certain Legal Proceedings
None of our directors or executive officers has been involved in any of the following events during the past ten years:
•
any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•
any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Mr. Silverman as Chairman, Mr. Singer and Mr. Bernstein. No member of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or Compensation Committee of a company that has an executive officer that serves on our Board or Compensation Committee.
Family Relationships
There are no family relationships among our directors or executive officers.

EXECUTIVE COMPENSATION
As discussed above, we are currently part of Neurotrope and not an independent company, and our Compensation Committee has not yet been formed. This Compensation Discussion and Analysis describes the historical compensation practices of Neurotrope, which may not be indicative of Neurotrope Bioscience’s compensation practices following the Spin-Off, and outlines certain aspects of our anticipated compensation structure for our executive officers following the Spin-Off. Among other things, Charles Ryan is expected to become the Chief Executive Officer of Petros and will not be our Chief Executive Officer after the Spin-Off. The compensation policies and practices discussed in this document remain subject to review and approval by the Neurotrope Bioscience Compensation Committee.
The following table sets forth information concerning the total compensation paid or accrued by Neurotrope during the last three fiscal years ended December 31, 2019, to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2019; (ii) the two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at December 31, 2019; and (iii) up to two additional individuals for whom disclosure would have been required pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer at December 31, 2019 (collectively, the “named executive officers”).
The Compensation Committee of the Board is responsible for determining executive compensation.
Name & Principal Position	Fiscal Year Ended December 31	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Ryan, JD, PhD, CEO(4)	2019 2018	425,000 371,875	397,500 —	— —	617,600 302,727	— —	— —	27,706 22,583	1,467,806 697,185
Robert Weinstein, CFO, Secretary and Executive Vice President	2019 2018	291,900 286,433	85,000 —	— —	87,675 0	— —	— —	46,920 43,214	511,495 329,647
Daniel L. Alkon(5) MD, President and CSO	2019 2018	275,000 300,000	— —	— —	526,056 0	— —	— —	— —	801,056 300,000

(1)
Includes $212,500 paid to Dr. Ryan in fiscal 2020 for services rendered in 2019 and $60,000 paid to Mr. Weinstein in fiscal 2020 for services rendered in 2019.

(2)
Option awards represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Grant date fair value is based on the Black-Scholes option pricing model on the date of grant. For additional discussion on the valuation assumptions used in determining the grant date fair value .

(3)
Mr. Weinstein and Dr. Ryan’s 2018 and 2019 amounts reflect healthcare payments and insurance premiums paid on their behalf.

(4)
Dr. Ryan became Neurotrope’s Chief Executive Officer on February 15, 2018.

(5)
Effective November 1, 2019, Dr. Alkon voluntarily reduced his compensation to $12,500 per month for two months. His compensation was reinstated to previous levels on January 1, 2020.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table shows option awards and stock awards granted by Neurotrope. These awards will not be assumed by Neurotrope Bioscience upon the Spin-Off. Neurotrope intends to adopt its own equity incentive plan and to make grants to its officers and directors thereunder.
Neurotrope has two compensation plans approved by our stockholders, the Neurotrope, Inc. 2013 Equity Incentive Plan (as amended, the “2013 Plan”) and the Neurotrope, Inc. 2017 Equity Incentive Plan (as amended, the “2017 Plan”). The following table provides information regarding 2013 Plan and 2017 Plan awards for each named executive officer outstanding as of December 31, 2019.

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares of units of stock that have not vested (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Dr. Charles S. Ryan	99,618 1,228 103,125 3,043	58,300 77,869 46,875 127,637	— — — —	7.55 4.10 3.93 0.7825	12/14/2027(1) 12/14/2028(2) 1/22/2029(3) 12/14/2029(4)	— —	— —	— —	— —
Robert Weinstein	20,313 3,125 5,930 9,473 17,188	0 0 1,838 9,472 7,812	— — — — —	32.00 25.60 10.56 19.62 3.93	10/01/2023(5) 11/19/2025(6) 11/22/2026(7) 04/11/2027(8) 1/22/2029(3)	— — — —	— — — —	— — — —	— — — —
Daniel L. Alkon, MD	5,469 94,865 83,500 103,125	0 29,409 83,500 46,985	— — — —	56.00 10.56 19.62 3.93	8/23/2023(9) 11/22/2026(7) 04/11/2027(8) 1/22/2029(3)	— — —	— — —	— — —	— — —

(1)
50% of these options vested on the date of grant, with the remaining 50% vesting in equal daily installments over a four year period.

(2)
The options vest in equal daily installments over a three-year period from the date of grant.

(3)
The options vested 50% on grant date with the remaining vesting quarterly over two years.

(4)
The options vest in equal daily installments over a two-year period from the date of grant.

(5)
25% of these options vested on each of the first four anniversaries of the date of grant (October 2, 2013).

(6)
The options vest at a rate of 25% per year, with the initial 25% vested as of the date of grant.

(7)
The options vested 50% on grant date with the remaining vesting over four years.

(8)
The options vest in equal quarterly installments over a three-year period.

(9)
The options vested as of the date of grant.

Executive Employment Arrangements
We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.
Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Charles S. Ryan, JD, PhD.   Neurotrope Bioscience is party to an employment agreement dated as of December 14, 2017, with Charles Ryan, JD, PhD, pursuant to which Dr. Ryan serves as Neurotrope’s Chief Executive Officer. Upon the Spin-Off, Petros will assume Dr. Ryan’s employment agreement with Neurotrope Bioscience. Dr. Ryan became Chief Executive Officer effective February 15, 2018, following the departure of Susanne Wilke, PhD, as Neurotrope’s Chief Executive Officer on December 14, 2017. Under the terms of Dr. Ryan’s employment agreement, Neurotrope agreed to pay Dr. Ryan an initial annual base salary of $425,000 with a target annual bonus equal to 50% of his base salary as then in effect. Dr. Ryan also received, pursuant to the Company’s 2017 Equity Incentive Plan, (i) an initial equity grant of options to purchase 157,918 shares of the Company’s common stock with an exercise price of $7.55 per share, half of which vested upon the date of grant and the remainder of which vest in equal daily installments over a four-year period and (ii) an additional equity grant of options to purchase the number of shares equal to 1% of the Company’s outstanding equity on the first anniversary of the date of the agreement, which grant vests in equal daily installments over a three-year period. Dr. Ryan received such option grant to purchase 79,097 shares of our Common Stock with an exercise price of $4.10 per share on December 14, 2018. Pursuant to the terms of his employment agreement, Dr. Ryan is also entitled to receive an additional equity grant of options to purchase the number of shares equal to 1% of the Company’s outstanding equity on the grant date, to be made on or as soon as practicable after the second anniversary of the effective date of his employment agreement, such grant to vest in equal daily installments over a two-year period. Dr. Ryan received such option grant to purchase 130,680 shares of Neurotrope’s common stock with an exercise price of $0.7825 per share on December 13, 2019.
If Neurotrope Bioscience terminates Dr. Ryan’s employment without cause or if Dr. Ryan terminates his employment with Neurotrope Bioscience for good reason, Dr. Ryan is entitled to receive (i) a severance payment in an amount equal to twelve months of his salary as then in effect, (ii) a bonus payment based on his actual achievement of performance criteria for that year and (iii) continued coverage under Neurotrope’s group health plan for a period of twelve months. In the event such termination without cause or for good reason occurs within the three months preceding or twelve months following a change of control, then in addition to the benefits outlined above, Dr. Ryan’s initial option grant and additional option grants described in the previous paragraph shall vest in full.
On January 22, 2019, Dr. Ryan received a grant of options to purchase 150,000 shares of Neurotrope common stock, at an exercise price of $3.93 per share, which vested with respect to 50% of the shares on the date of grant, with the remaining underlying shares vesting in equal quarterly installments over a two-year period.
Robert Weinstein.   Neurotrope is party to an employment agreement dated as of October 1, 2013, with Robert Weinstein, pursuant to which he serves as the Neurotrope’s Chief Financial Officer and Executive Vice President. Upon the Spin-Off, Neurotrope Bioscience will assume Mr. Weinstein’s employment agreement with Neurotrope. Mr. Weinstein’s current gross salary is $291,900. Neurotrope agreed to pay Mr. Weinstein a discretionary annual bonus of up to 50% of his annual base salary for all years beginning January 1, 2015, to be earned and payable based upon attainment of annual performance goals as determined by the Neurotrope board of directors or a committee thereof. Mr. Weinstein was not paid a bonus in 2017 or in 2018. Mr. Weinstein’s annual bonus opportunity may be periodically reviewed and increased at the discretion of the Board or a committee thereof. Mr. Weinstein is also eligible to participate in all Neurotrope benefits generally available to the Neurotrope’s officers in accordance with the terms of those benefit plans and all retirement, life, disability, medical and dental plan benefits generally available to the Neurotrope’s officers in accordance with the terms of those plans.
If Mr. Weinstein’s employment is terminated by Neurotrope for a reason other than cause or by him for good reason, and subject to his compliance with other terms of Mr. Weinstein’s employment agreement, and certain other conditions, then Neurotrope will pay him a severance amount equal to his annual base salary, payable in a single lump sum. In addition, if he elects health care continuation coverage under COBRA, Neurotrope will pay for such health insurance coverage for a period of 18 months following the termination of his employment, as the same rate as it pays for health insurance coverage for its active employees (with Mr. Weinstein required to pay for any employee-paid portion of such coverage). If Mr. Weinstein’s employment is terminated by non-renewal or due to his death or disability, he will be entitled to any unpaid prorated annual bonus for the year in which his employment terminates. Subject to earlier termination by Mr. Weinstein’s death or disability, or by Neurotrope for cause, the term of Mr. Weinstein’s employment agreement is four years and will be extended automatically for successive one-year periods, unless either party gives written notice of termination to the other party at least 90 days prior to the end of the then-current term.
Pursuant to his employment agreement, Neurotrope’s board of directors granted an incentive stock option to Mr. Weinstein under the 2013 Plan to purchase 20,313 shares of Neurotrope’s common stock. The option vested with respect to 5,078 shares on each of the first, second, third and fourth anniversaries of October 1, 2013.

On April 11, 2017, Mr. Weinstein received a grant of options to purchase 18,945 shares of Neurotrope’s common stock, at an exercise price of $19.62 per share, to vest in equal quarterly installments over a three-year period.
On January 22, 2019, Mr. Weinstein received a grant of options to purchase 25,000 shares of Neurotrope’s common stock, at an exercise price of $3.93 per share, which vested with respect to 50% of the shares on the date of grant, with the remaining underlying shares vesting in equal quarterly installments over a two-year period.
Daniel L. Alkon, M.D.   Effective September 23, 2016, Neurotrope appointed Dr. Daniel Alkon, M.D., as President of Neurotrope. Dr. Alkon continues to serve as Neurotrope’s Chief Scientific Officer. On January 4, 2017, Neurotrope agreed to compensate Dr. Alkon with a salary of $25,000 per month until May 31, 2017. Since that time, Dr. Alkon has received an annual salary of $300,000.
In November 2016, upon the closing of the November 2016 Private Placement, Dr. Alkon received an option to purchase up to 124,274 shares of Neurotrope’s common stock at an exercise price of $10.56 per share, which vested with respect to 62,137 shares as of the date of grant, with the balance vesting at a rate of approximately 42.6 shares per day.
On April 11, 2017, Dr. Alkon received a grant of options to purchase 167,000 shares of Neurotrope’s common stock, at an exercise price of $19.62 per share, to vest in equal quarterly installments over a three-year period.
On January 22, 2019, Dr. Alkon received a grant of options to purchase 150,000 shares of Neurotrope’s common stock, at an exercise price of $3.93 per share, which vested with respect to 50% of the shares on the date of grant, with the remaining underlying shares vesting in equal quarterly installments over a two-year period.
Pension Benefits
We do not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
We do not have any nonqualified defined contribution plans or other deferred compensation plan.
Potential Payments upon Termination or Change-In-Control
Neurotrope is party to an employment agreement dated as of December 14, 2017, with Charles Ryan, JD, PhD, pursuant to which Dr. Ryan serves as Neurotrope’s Chief Executive Officer. If Neurotrope terminates Dr. Ryan’s employment without cause or if Dr. Ryan terminates his employment with Neurotrope good reason, Dr. Ryan is entitled to receive (i) a severance payment in an amount equal to twelve months of his salary as then in effect, (ii) a bonus payment based on his actual achievement of performance criteria for that year and (iii) continued coverage under Neurotrope’s group health plan for a period of twelve months. In the event such termination without cause or for good reason occurs within the three months preceding or twelve months following a change of control, then in addition to the benefits outlined above, the stock option grants made to Dr. Ryan pursuant to his employment agreement shall vest in full.
Neurotrope is also party to an employment agreement dated as of October 1, 2013, with Robert Weinstein, pursuant to which he serves as Neurotrope’s Chief Financial Officer and Executive Vice President. If Mr. Weinstein’s employment is terminated by the Company for a reason other than cause or by him for good reason, and subject to his compliance with other terms of Mr. Weinstein’s employment agreement, and certain other conditions, then Neurotrope will pay him a severance amount equal to his annual base salary, payable in a single lump sum. In addition, if he elects health care continuation coverage under COBRA, Neurotrope will pay for such health insurance coverage for a period of 18 months following the termination of his employment, as the same rate as it pays for health insurance coverage for its active employees (with Mr. Weinstein required to pay for any employee-paid portion of such coverage). If Mr. Weinstein’s employment is terminated by non-renewal or due to his death or disability, he will be entitled to any unpaid prorated annual bonus for the year in which his employment terminates.

2020 Equity Incentive Plan
The Company expects to adopt the 2020 Equity Incentive Plan (the “2020 Plan”) in November 2020. The purpose of the 2020 Plan is to allow non-employee directors and selected employees, officers and consultants(“Grantees”) to acquire equity ownership in the Company, thereby strengthening their commitment to the Company’s success and incentivizing their efforts on behalf of the Company. The 2020 Plan is also intended to assist the Company in attracting new Grantees and retaining existing Grantees. Finally, the 2020 Plan supports and increases our ability to facilitate the sustained progress, growth and profitability of the Company.
The total number of shares available for grant under the plan will be 1,000,000, subject to adjustment.
The Compensation Committee of our board of directors (the “Committee”) will administer the 2020 Plan and have full power to grant stock options and Common Stock, construe and interpret the 2020 Plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, as it believes reasonable and proper. Any decision made or action taken by the Committee arising out of or in connection with the interpretation and administration of the 2020 Plan will be final and conclusive. The Committee, in its absolute discretion, may award Common Stock to employees, consultants, and directors of the Company, and such other persons as the Committee may select, and permit holders of options to exercise such options prior to full vesting.
In the event that our outstanding Common Stock is changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, equitable adjustment will be made to the aggregate number and kind of shares subject to stock options which may be granted under the 2020 Plan.
The Committee may at any time, and from time to time, suspend or terminate the 2020 Plan in whole or in part or amend it from time to time in such respects as it may deem appropriate and in our best interest.
The 2020 Plan will be presented to stockholders for approval at the Company’s next annual meeting of stockholders.
Director Compensation
Neurotrope reimburses all of its directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors. On March 9, 2017, Neurotrope adopted a new nonemployee director compensation policy (the “Director Compensation Policy”). The Director Compensation Policy provides for the annual automatic grant of nonqualified stock options to purchase up to 10,000 shares of the Neurotrope’s common stock to each of Neurotrope’s nonemployee directors. Such grants shall occur annually on the fifth business day after the filing of Neurotrope’s Annual Report on Form 10-K and shall vest on the one-year anniversary from the date of grant subject to the director’s continued service on the Board on the vesting date. The Director Compensation Policy also provides for the automatic grant of nonqualified stock options to purchase up to 7,813 shares of Neurotrope’s common stock, plus options to purchase an additional 1,562 shares for service on a committee of Neurotrope’s board of directors, to each newly appointed director following the date of his or her appointment. Such options shall vest in equal daily installments over three years from the date of grant, subject to the director’s continued service on Neurotrope’s board of directors on the applicable vesting dates. Each nonemployee director will also receive an annual retainer, in the amount of $120,000 for Neurotrope’s Chairman of the Board and $25,000 for each other nonemployee board member. In addition, the Chairman of each of the Audit, Compensation, and Nominating and Governance Committees will receive an additional $15,000 retainer. Following the Spin-Off, Neurotrope Bioscience intends to adopt Neurotrope’s Director Compensation Policy and, upon or shortly after the consummation of the Spin-Off, expects to grant stock options to the members of its Board pursuant to its 2020 Equity Plan, see “Executive Compensation — 2020 Equity Plan.”
In addition to the compensation described above, on January 22, 2019, Neurotrope’s board of directors approved of additional stock option grants to purchase shares of Neurotrope’s common stock to its directors and officers. The grants were made pursuant to the Neurotrope’s 2017 Plan. The stock options vest according to the following schedule: 50% vested on the date of the grant, with the remaining 50% vesting in equal quarterly installments over a two-year period.

The following table provides information concerning the compensation of Neurotrope’s directors for the year ended December 31, 2019.
Name (a)	Fees earned or paid in cash ($)(b)	Nonqualified Non-equity Stock awards ($)(c)	Deferred Option awards ($)(d)(1)	Incentive plan compensation ($)(e)	Compensation earnings ($)(f)	All other Compensation ($)(g)	Total ($)(h)
Joshua Silverman(2)	240,000	—	526,056	—	—	—	766,056
Charles S. Ryan, Ph.D.(3)	—	—	617,600	—	—	—	617,600
William S. Singer	52,082	—	87,675	—	—	—	139,757
James R. Gottlieb(4)	25,000		35,070	—	—	—	60,070
Shana K. Phares(5)	25,000	—	35,070	—	—	—	60,070
Bruce T. Bernstein	40,000	—	87,675	—	—	—	127,675
George Perry, Ph.D.	25,000	—	35,070	—	—	—	60,070
Jonathan L. Schechter	40,000	—	35,070	—	—		75,070
Dr. Ivan Gergel	24,134		35,070	—	—	—	59,204

(1)
These amounts represent the aggregate grant date fair value of options granted to each director in 2019 computed in accordance with FASB ASC Topic 718.

(2)
Fees represent payments for consulting services provided by Mr. Silverman and Chairman of the Board fees.

(3)
Option awards reflect compensation paid to Dr. Ryan in connection with his employment agreement pursuant to which he agreed to be appointed as our Chief Executive Officer effective February 15, 2018.

(4)
Mr. Gottlieb resigned February 21, 2020

(5)
Ms. Phares resigned on February 25, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
All of the Common Stock is currently beneficially owned by Neurotrope. After the Spin-Off, Neurotrope will not own any of the Common Stock. The following table provides information with respect to the expected beneficial ownership of the Common Stock after giving effect to the Spin-Off by (i) each person who we believe will be a beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of our directors and our named executive officers, and (iii) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Neurotrope common stock as of October 26, 2020, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of 1 share of our Common Stock for every five shares of Neurotrope common stock.
To the extent our directors and officers own Neurotrope common stock at the time of the Spin-Off, they will participate in the Spin-Off on the same terms as other holders of Neurotrope common stock.
To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. Following the Spin-Off, we will have outstanding an aggregate of 5,058,014 shares of Common Stock based upon 23,790,667 shares of Neurotrope common stock outstanding on October 26, 2020, assuming no exercise of Neurotrope options and applying the distribution ratio of one share of our Common Stock for every five shares of Neurotrope common stock held as of the Record Date.
Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned(1)
Daniel L. Alkon	5,938	*
Bruce T. Bernstein	313	*
Ivan P. Gergel	0	*
George Perry	0	*
Charles S. Ryan	0	*
Jonathan L. Schechter	10,000	*
Joshua N. Silverman	20,000	*
William S. Singer	0	*
Robert Weinstein	791	*
All current directors and executive officers as a group (9 persons)	7,039	*

*
Represents beneficial ownership of less than 1% of the outstanding shares.

(1)
Applicable percentage ownership is based on 5,058,014 shares of our common stock outstanding, together with securities exercisable or convertible into shares of our common stock within 60 days of October 26, 2020 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares issuable pursuant to the exercise or conversion of such securities are deemed outstanding for the purpose of computing the percentage of ownership of the security holder, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We believe that the transactions and agreements discussed below (including renewals of any existing agreements) between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.
Agreements with Neurotrope
Following the Spin-Off, we and Neurotrope will operate independently, and neither will have any ownership interest in the other. In order to govern the ongoing relationships between us and Neurotrope after the Spin-Off and to facilitate an orderly transition, we and Neurotrope intend to enter into agreements providing for various services and rights following the Spin-Off, and under which we and Neurotrope will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with Neurotrope.
Separation Agreement
We intend to enter into a Separation Agreement with Neurotrope before the Distribution. The Separation Agreement will set forth our agreements with Neurotrope regarding the principal actions to be taken in connection with the Spin-Off. It will also set forth other agreements that govern aspects of our relationship with Neurotrope following the Spin-Off. We have not yet finalized all the terms of this agreement, and we intend to include additional details on the terms of this agreement in an amendment to this Prospectus.
Intercompany Arrangements.   All agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between us, on the one hand, and Neurotrope, on the other hand, will terminate effective as of the Distribution, except specified agreements and arrangements that are intended to survive the Distribution.
The Distribution.   The Separation Agreement will govern Neurotrope’s and our respective rights and obligations regarding the proposed Distribution. Prior to the Distribution, Neurotrope will deliver all the issued and outstanding shares of our Common Stock to the distribution agent. Following the Distribution Date, the distribution agent will electronically deliver the shares of our Common Stock to Neurotrope stakeholders based on the distribution ratio. The Neurotrope board of directors will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the Distribution.
Conditions.   The Separation Agreement will also provide that several conditions must be satisfied or waived by Neurotrope in its sole and absolute discretion before the Distribution can occur. For further information about these conditions, see “The Spin-Off — Conditions to the Spin-Off.” The Neurotrope board of directors may, in its sole and absolute discretion, determine the Record Date, the Distribution Date and the terms of the Spin-Off and may at any time prior to the completion of the Spin-Off decide to abandon or modify the Spin-Off.
Exchange of Information.   We and Neurotrope will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Neurotrope will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation Agreement. Until the end of the first full fiscal year following the Distribution, each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.
Intellectual Property.   The Separation Agreement will contain provisions governing our use of the Neurotrope trademark and other related matters following the Spin-Off.
Termination.   The Neurotrope board of directors, in its sole and absolute discretion, may terminate the Separation Agreement at any time prior to the Distribution.
Release of Claims.   We and Neurotrope will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from certain claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution.
Indemnification.   We and Neurotrope will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Neurotrope’s respective businesses. The Separation Agreement will also specify procedures regarding claims subject to indemnification.
Tax Matters Agreement
We intend to enter into a Tax Matters Agreement with Neurotrope that will govern the respective rights, responsibilities and obligations of Neurotrope and us after the Spin-Off with respect to all tax matters. We have not yet finalized all of the terms of this agreement, and we intend to include additional details on the terms of this agreement in an amendment to this Prospectus.
Other Agreements
In addition to the above agreements, Neurotrope and the Company have entered into a sublease agreement prior to the Distribution, pursuant to which we lease from Neurotrope a portion of Neurotrope’s current headquarters. This sublease agreement is not material to our business.
Policy and Procedures Governing Related Person Transactions
Following the Spin-Off, our Audit Committee of the Board will utilize procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. Our related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. We will test to ensure that the terms of related party transactions are at least as favorable to us as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee will consider, at a minimum, the nature of the relationship between us and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, our rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit will annually analyze all existing related party agreements and transactions and review them with the Audit Committee.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a summary of material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws, and certain provisions of Delaware law. The following description does not purport to be complete and is subject to and qualified in its entirety by, and should be read in conjuncture with, our certificate of incorporation and bylaws, each of which are filed as exhibits to this Registration Statement and are incorporated herein by reference. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law.
Authorized Capital Stock
Our certificate of incorporation, which is expected to be effective upon the Spin-Off, authorizes us to issue 150,000,000 shares of Common Stock, par value $0.0001 per share, and 25,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.
Common Stock
The holders of our Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as our Board from time to time may determine. To date, we have not paid dividends on our Common Stock. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. Our Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Common Stock after payment of liabilities, accrued dividends and liquidation preferences, if any. Each outstanding share of our Common Stock is duly and validly issued, fully paid and non-assessable.
Effective upon the consummation of the Spin-Off, we anticipate that we will have outstanding shares of 5,058,014 Common Stock issued and outstanding held by approximately 225 stockholders of record.
Preferred Stock
The shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.
While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:
•
Restricting dividends on the Common Stock;

•
Diluting the voting power of the Common Stock;

•
Impairing the liquidation rights of the Common Stock; or

•
Delaying or preventing a change in control of the Company without further action by the stockholders.

Effective upon the consummation of the Spin-Off, we anticipate that we will have no outstanding shares of Preferred Stock.

Spin-Off Warrants
In connection with the Spin-Off, we expect to issue the following Spin-Off Warrants:
•
157,792 Series A Warrants to purchase up to 157,792 shares of Common Stock with an exercise price of $49.43 per share

•
623,250 Series B Warrants to purchase up to 623,250 shares of Common Stock with an exercise price of $19.77 per share

•
908,464 Series C Warrants to purchase up to 908,464 shares of Common Stock with an exercise price of $9.89 per share; and

•
2,221,820 Series D Warrants to purchase up to 2,221,820 shares of Common Stock with an exercise price of $3.95 per share.

The following summary of certain terms and provisions of the Spin-Off Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Spin-Off Warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Duration
Each Spin-Off Warrant will be immediately exercisable and will expire on the fifth anniversary of consummation of the Spin-Off. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.
Exercisability
The Spin-Off Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Spin-Off Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Spin-Off Warrant. In lieu of fractional shares, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable exercise price or round up to the next whole share.
Cashless Exercise
If, at the time a holder exercises its Spin-Off Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Spin-Off Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Spin-Off Warrants.
Fundamental Transaction
If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Spin-Off Warrants with the same effect as if such successor entity had been named in the Spin-Off Warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the applicable Spin-Off Warrant following such fundamental transaction.
Transferability
Subject to applicable laws, a Spin-Off Warrant may be transferred at the option of the holder upon surrender of the Spin-Off Warrant together with the appropriate instruments of transfer.

Exchange Listing
We do not intend to list the Spin-Off Warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder
Except as otherwise provided in the Spin-Off Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Spin-Off Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Spin-Off Warrants.
Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws
Amended and Restated Certificate of Incorporation and Amended and Restated By-laws
As noted above, certain provisions in our proposed Amended and Restated Certificate of Incorporation and our proposed Amended and Restated By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.
We have not yet finalized our proposed Amended and Restated Certificate of Incorporation and our proposed Amended and Restated By-laws, and we intend to include additional details on the terms of these documents in an amendment to this Prospectus.
Delaware Takeover Statute
Section 203 of the Delaware General Corporation Law, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitation on Liability of Directors and Indemnification of Directors and Officers
Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted under Delaware law, no Company director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.
Our Amended and Restated By-laws will require indemnification, to the fullest extent permitted under Delaware law, of any person who is or was a director or officer of the Company or any of its direct or indirect wholly-owned subsidiaries and who is or was a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or any direct or indirect wholly-owned subsidiary of the Company, or is or was serving at our request as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.
In addition, our Amended and Restated By-laws will provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any action, suit or proceeding will be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.
The indemnification rights to be provided in our Amended and Restated By-laws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.
As permitted by Delaware law, our Amended and Restated By-laws will authorize us to purchase and maintain insurance to protect any director, officer, employee or agent against claims and liabilities that such persons may incur in such capacities.
Exclusive Forum
Article Twelfth of our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, to us or to our stockholders, (iii) any action or proceeding asserting a claim against us or any current or former director, officer or other employee arising out of or pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim governed by the internal affairs doctrine against us or any of our directors, officers or other employees, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the provisions of Article Twelfth will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Philadelphia Stock Transfer.
Listing
We intend to have our Common Stock quoted on the OTCQB under a symbol that is yet to be determined.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the Distribution, there has been no public market for our Common Stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our Common Stock and our ability to raise additional capital through a future sale of securities.
Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.
Upon completion of the Distribution, we anticipate that we will have 5,058,014 outstanding shares of our Common Stock.
Sale of Restricted Securities
The shares of our Common Stock distributed to Neurotrope stakeholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.
Rule 144
In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.
Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.
Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.
Shares received by our affiliates in the Distribution or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

LEGAL MATTERS
The validity of the Common Stock to be distributed in the Spin-Off will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.
EXPERTS
The consolidated financial statements of Neurotrope, Inc. included in Neurotrope’s Annual Report on Form 10-K for the year ended December 31, 2019 and included in this Registration Statement and Prospectus, have been so incorporated in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Before the date of this Prospectus, we were not required to file reports with the SEC. This Prospectus and all future materials we file with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and registration statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.neurotropebioscience.com. The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the Registration Statement on Form S-1, of which this Prospectus is a part.
We have filed a Registration Statement on Form S-1 to register with the SEC the shares of our Common Stock to be distributed in the Spin-Off. This document constitutes a part of that Registration Statement, together with all amendments, supplements, schedules and exhibits to the Registration Statement.
This Prospectus does not contain all of the information in the Registration Statement. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to that exhibit for a more complete description of the matter involved.
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
Corporate Secretary
Neurotrope Bioscience, Inc.
1185 Avenue of the Americas, 3rd Floor,
New York, New York 10036
We intend to furnish holders of our Common Stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Neurotrope, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Neurotrope, Inc. and subsidiary (the Company) as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2020 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Friedman LLP
We have served as the Company’s auditor since 2013.
East Hanover, NJ
March 13, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Neurotrope, Inc.
Opinion on Internal Control over Financial Reporting
We have audited Neurotrope, Inc. and subsidiary (the Company) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weaknesses described below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018 and the related statements of operations, changes in shareholders’ equity, and cash flows for the two years in the period ended December 31, 2019, and our report dated March 13, 2020, expressed an unqualified opinion on those consolidated financial statements.
A material weakness is a control deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment: (i) inadequate segregation of duties over certain payroll and banking systems and processes, (ii) ineffective review processes over period end financial disclosure and reporting and (iii) deficiencies in the risk assessment and design assessment supporting information technology (IT) security policies and procedures, user access and IT controls within third party contracts.
These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2019, and this report does not affect our report dated March 13, 2020, on such financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Friedman LLP
East Hanover, NJ
March 13, 2020

NEUROTROPE, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,382,038	$28,854,218
Prepaid expenses	494,112	603,324
TOTAL CURRENT ASSETS	17,876,150	29,457,542
Fixed assets, net of accumulated depreciation	21,671	20,842
TOTAL ASSETS	$17,897,821	$29,478,384
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$413,081	$2,898,583
Accrued expenses	65,975	58,492
TOTAL CURRENT LIABILITIES	479,056	2,957,075
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock – 100,000 shares authorized, $0.0001 par value; 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018 Liquidation preference of $0 as of December 31, 2019 and 2018, . . . . . . . . . . . . . . . . . . . . . . . .	—	—
Common stock – 150,000,000 shares authorized, $0.0001 par value; 13,068,023 shares issued and outstanding as of December 31, 2019; 12,922,370 shares issued and outstanding as of December 31, 2018	1,307	1,292
Additional paid-in capital	106,234,301	100,202,110
Accumulated deficit	(88,816,843)	(73,682,093)
TOTAL SHAREHOLDERS’ EQUITY	17,418,765	26,521,309
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,897,821	$29,478,384
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	Year Ended December 31, 2018
OPERATING EXPENSES:
Research and development – related party	$—	$262,012
Research and development	4,540,947	4,623,551
General and administrative – related party	50,000	50,000
General and administrative	6,740,510	3,997,222
Stock-based compensation – related party	220,856	291,577
Stock-based compensation	3,961,144	1,925,034
TOTAL OPERATING EXPENSES	15,513,457	11,149,396
OTHER INCOME (EXPENSE):
Interest income	378,707	127,110
Net loss before income taxes	15,134,750	11,022,286
Provision for income taxes	—	—
Net loss	$15,134,750	$11,022,286
PER SHARE DATA:
Basic and diluted loss per common share	$(1.16)	$(1.37)
Basic and diluted weighted average common shares outstanding	12,992,900	8,050,700
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
	Year Ended December 31, 2018
	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total
Balance January 1, 2018	7,895,859	$790	$77,544,976	$(62,659,807)	$14,885,959
Sale of common stock and warrants	5,012,677	501	20,436,097	20,436,598
Exercise of common stock warrants	13,834	1	4,426	—	4,427
Stock based compensation	—	—	2,216,611	—	2,216,611
Net loss	—	—	—	(11,022,286)	(11,022,286)
Balance December 31, 2018	12,922,370	$1,292	$100,202,110	$(73,682,093)	$26,521,309

	Year Ended December 31, 2019
	Common Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount			Total
Balance January 1, 2019	12,922,370	$1,292	$100,202,110	$(73,682,093)	$26,521,309
Issuance of common stock for consulting fees	49,579	5	352,743	—	352,748
Issuance of warrants for consulting fees	—	—	1,077,615	—	1,077,615
Exercise of common stock warrants	96,074	10	419,833	—	419,843
Stock based compensation	—	—	4,182,000	—	4,182,000
Net loss	—	—	—	(15,134,750)	(15,134,750)
Balance December 31, 2019	13,068,023	$1,307	$106,234,301	$(88,816,843)	$17,418,765
See accompanying notes to consolidated financial statements.

NEUROTROPE BIOSCIENCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	Year Ended December 31, 2018
CASH FLOW USED IN OPERATING ACTIVITIES
Net loss	$(15,134,750)	$(11,022,286)
Adjustments to reconcile net loss to net cash used by operating activities Stock based compensation	4,182,000	2,216,611
Consulting services paid by issuance of common stock	352,748	—
Consulting services paid by issuance of common stock warrants	1,077,615	—
Depreciation expense	4,385	2,999
Change in assets and liabilities Increase (decrease) in prepaid expenses	109,212	(292,887)
(Decrease) increase in accounts payable	(2,485,502)	1,658,550
Increase (Decrease) in accrued expenses	7,483	(209,758)
Decrease in accrued expenses – related party	—	(50,000)
Total adjustments	3,247,941	3,325,515
Net Cash Used in Operating Activities	(11,886,809)	(7,696,771)
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of fixed assets	(5,214)	(3,186)
Net Cash Used in Investing Activities	(5,214)	(3,186)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock, preferred stock and warrants	—	20,436,598
Net proceeds from exercise of common stock warrants	419,843	4,427
Net Cash Provided by Financing Activities	419,843	20,441,025
NET (DECREASE) INCREASE IN CASH AND EQUIVALENTS	(11,472,180)	12,741,068
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	28,854,218	16,113,150
CASH AND EQUIVALENTS AT END OF YEAR	$17,382,038	$28,854,218
See accompanying notes to consolidated financial statements.

NEUROTROPE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization, Nature of Business, and Liquidity:
Business
Neurotrope BioScience was incorporated in Delaware on October 31, 2012. Neurotrope BioScience was formed to advance new therapeutic and diagnostic technologies in the field of neurodegenerative disease, primarily Alzheimer’s disease (“AD”). Neurotrope BioScience is collaborating with Cognitive Research Enterprises, Inc. (formerly known as the Blanchette Rockefeller Neurosciences Institute, or BRNI) (“CRE”), a related party, in this process. The exclusive rights to certain technology were licensed by CRE to Neurotrope, Inc. on February 28, 2013 (see Note 4).
On September 9, 2019, Neurotrope, Inc. issued a press release announcing that the confirmatory Phase 2 study of bryostatin-1 in moderate to severe AD did not achieve statistical significance on the primary endpoint, which was change from baseline to Week 13 in the SIB total score. An average increase in SIB total score of 1.3 points and 2.1 points was observed for the bryostatin-1 and placebo groups, respectively, at Week 13. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the bryostatin -1 and placebo treatment groups.
On October 8, 2019, following Neurotrope, Inc.’s announcement of top-line results from its Phase 2 study of bryostatin-1 in moderate to severe AD, Neurotrope, Inc. announced its plans to explore strategic alternatives to maximize shareholder value. Neurotrope, Inc.’s Board of Directors (the “Board”) has formed a strategic alternatives committee to aid in evaluating its alternatives.
On January 22, 2020, Neurotrope, Inc. announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with bryostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of bryostatin-1’s benefit for the moderately severe stratum, the difference between the bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727).
Nasdaq Notice of Deficiency
On October 23, 2019, Neurotrope, Inc. received a notification letter from The Nasdaq Stock Market (“Nasdaq”) informing Neurotrope, Inc. that for the last 30 consecutive business days, the bid price of Neurotrope, Inc.’s securities had closed below $1.00 per share, which is the minimum required closing bid price for continued listing on The Nasdaq Capital Market pursuant to Listing Rule 5550(a)(2). This notice had no immediate effect on Neurotrope, Inc.’s Nasdaq listing; Neurotrope, Inc. had 180 calendar days, or until April 20, 2020, to regain compliance. On January 17, 2020, Neurotrope, Inc. received a notification letter from Nasdaq informing Neurotrope, Inc. that for the last ten consecutive business days, the closing bid price of its common stock was $1.00 or greater. Accordingly, Neurotrope, Inc. has regained compliance with Nasdaq Listing Rule 5550(a)(2).

Liquidity
As of December 31, 2019, Neurotrope, Inc. had approximately $17.4 million in cash and cash equivalents. As of February 20, 2020, Neurotrope, Inc. had approximately $32.7 million in cash and cash equivalents. The increase in cash is attributable to Neurotrope, Inc.’s issuance of preferred stock and warrants pursuant to a registered direct offering in January 2020 (see “Subsequent Events” Note 9 below) partially offset by cash used for operating activities during the 2020 period. Neurotrope, Inc. expects that its current cash and cash equivalents will be sufficient to support its projected operating requirements over at least the next 12 months from the Form 10-K filing date, which may include the continuing development of bryostatin, our novel drug targeting the activation of PKC epsilon. This development may include a follow-on Phase 2 clinical study, other non-clinical studies and additional studies in AD and other diseases that might benefit from using bryostatin. Neurotrope, Inc. is in the process of determining how to proceed with respect to Neurotrope, Inc.’s current development programs for bryostatin which may affect how our financial resources are deployed.
Neurotrope, Inc. expects to require additional capital in order to initiate and pursue potential additional development projects, including the continuing development of its lead candidate bryostatin-1. The future course of Neurotrope, Inc.’s product research and development activities will be contingent upon the further analysis of results from its recently completed trial mentioned herein, in addition to Neurotrope, Inc.’s concurrent plans to explore strategic alternatives to maximize shareholder value. Any additional equity financing, if available, may not be on favorable terms and would likely be significantly dilutive to Neurotrope, Inc.’s current stockholders and debt financing, if available, may involve restrictive covenants. If Neurotrope, Inc. is able to access funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that Neurotrope, Inc. would otherwise seek to develop or commercialize on its own, on terms that are not favorable to Neurotrope, Inc. Neurotrope, Inc.’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations.
Note 2 — Summary of Significant Accounting Policies:
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents and Concentration of Credit Risk:
Neurotrope, Inc. considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2019, Neurotrope, Inc.’s cash balances that exceed the current insured amounts under the Federal Deposit Insurance Corporation (“FDIC”) were approximately $0.8 million. In addition, approximately $16.6 million included in cash and cash equivalents were invested in a money market fund, which is not insured under the FDIC. Cash and cash equivalents are held in banks or in custodial accounts with banks. Cash equivalents are defined as all liquid investments and money market funds with maturity from date of purchase of 90 days or less that are readily convertible into cash.
Fixed Assets:
Lease Accounting. The new accounting standard for leases, Accounting Standard Codification (“ASC”) 842, Leases, was adopted for the fiscal year beginning on January 1, 2019. Per the new standard, all leases with a lease term greater than 12 months, regardless of lease type classification, are recorded as an obligation on the balance sheet with a corresponding right-of-use asset. Neurotrope, Inc. does not have any leases greater than 12 months in duration, hence, the adoption of this standard did not have a material impact to its financial statements based upon the de minimis amount of short-term lease commitments.

Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed on a straight line basis over the estimated useful life of the asset, which is deemed to be between three and ten years.
Research and Development Costs:
All research and development costs, including costs to maintain or expand Neurotrope, Inc.’s patent portfolio licensed from CRE are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at December 31, 2019 and 2018.
Loss Per Share:
Basic loss per common share amounts are computed by dividing net loss by the weighted average number of common shares outstanding.
Diluted loss per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options and warrants subject to anti-dilution limitations. All such potentially dilutive instruments were anti-dilutive as of December 31, 2019 and 2018, which were approximately 12.8 million shares and 11.7 million shares, respectively.
Income Taxes:
Neurotrope, Inc. had federal and state net operating loss carryforwards for income tax purposes of approximately $62.5 million for the period from October 31, 2012 (inception) through December 31, 2019. The net operating loss carryforwards resulted in a deferred tax asset of approximately $15.6 million at December 31, 2019. Income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deductions under existing tax law. The deferred tax asset is offset by a full valuation allowance.
Neurotrope, Inc. accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts reportable for income tax purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.
Neurotrope, Inc. applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.
Neurotrope, Inc. has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is generally three years from the date of filing.
Under Section 382 of the Internal Revenue Code of 1986, as amended, changes in Neurotrope, Inc.’s ownership may limit the amount of its net operating loss carryforwards that could be utilized annually to offset future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of Neurotrope, Inc. of more than 50% within a three-year period. Neurotrope, Inc. has not performed a study to assess whether an ownership change for purposes of Section 382 has occurred, or whether there have been multiple ownership changes since Neurotrope, Inc.’s inception, due to the significant costs and complexities associated with such study.

Risks and Uncertainties:
Neurotrope, Inc. operates in an industry that is subject to rapid technological change, intense competition, and significant government regulation. Neurotrope, Inc.’s operations are subject to significant risk and uncertainties including financial, operational, limited supply of nature raw material, technological, regulatory and other risk. Such factors include, but are not necessarily limited to, the results of clinical testing and trial activities, the ability to obtain regulatory approval, the ability to obtain favorable licensing, manufacturing or other agreements, including risk associated with our CRE licensing agreement, for its product candidates and the ability to raise capital to achieve strategic objectives.
CRE has entered into a material transfer agreement with the National Cancer Institute (“NCI”), pursuant to which the NCI has agreed to supply bryostatin required for our pre-clinical research and clinical trials. This agreement does not provide for a sufficient amount of bryostatin to support the completion of our clinical trials that we are required to conduct in order to seek FDA approval of bryostatin for the treatment of AD. Therefore, CRE or we will have to enter into one or more subsequent agreements with the NCI for the supply of additional amounts of bryostatin. If CRE or we are unable to secure such additional agreements or if the NCI otherwise discontinues for any reason supplying us with bryostatin, then we would have to either secure another source of bryostatin or discontinue our efforts to develop and commercialize bryostatin for the treatment of AD.
Stock Compensation:
Neurotrope, Inc. accounts for stock-based awards to employees and consultants in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options and consultant’s warrants, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options or warrants. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. Employee stock option and consulting expenses are recognized over the employee’s or consultant’s requisite service period (generally the vesting period of the equity grant). Neurotrope, Inc.’s option and warrant pricing model requires the input of highly assumptions, including the volatility and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense. Total stock-based compensation for year ended December 31, 2019 was $4,182,000 of which $1,381,198 was classified as research and development expense and $2,800,802 was classified as general and administrative expense. For year ended December 31, 2018, total stock-based compensation was $2,216,611 of which $707,459 was classified as research and development expense and $1,509,152 was classified as general and administrative expense.
Recent Accounting Pronouncements
In July 2017, the FASB issued new guidance, ASU-2017-11, Distinguishing Liabilities from Equity (Topic 480), which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features and re-characterizes the indefinite deferral of certain provisions within the guidance for distinguishing liabilities from equity. The guidance is effective for Neurotrope, Inc. beginning in the first quarter of fiscal year 2019 and has been adopted. In August 2018, the SEC issued a final rule Release No. 33-10532, “Disclosure Update and Simplification,” to amend certain disclosure requirements now seen as redundant, duplicative, overlapping, outdated or superseded in wake of recent accounting pronouncements. The amended rules became effective November 5, 2018. Neurotrope, Inc. analyzed the release in preparation of this Form 10-K, which resulted in the additional disclosure of changes to stockholders’ equity during interim periods, as presented within this Form 10-K within the condensed consolidated statements of stockholders’ equity. Many of the amended requirements under this Release are not applicable to Neurotrope, Inc.
In November 2018, the FASB issued ASU-2018-18, Collaborative Arrangements (Topic 808). In November 2018, the FASB issued new guidance to clarify the interaction between the authoritative guidance for collaborative arrangements and revenue from contracts with customers. The new guidance clarifies that, when the collaborative arrangement participant is a customer in the context of a unit-of-account, revenue from contracts with customers guidance should be applied, adds unit-of-account guidance to collaborative arrangements guidance, and requires, that in a transaction with a collaborative arrangement participant who is not a customer, presenting the transaction together with revenue recognized under contracts with customers is precluded. The guidance is effective for Neurotrope, Inc. beginning in the first quarter of fiscal year 2020. Early adoption is permitted. Neurotrope, Inc. will assess the impact of the adoption of this guidance on its consolidated financial statements once it becomes probable that Neurotrope, Inc. may generate revenue.
Accounting Pronouncements Adopted During the Period:
In February 2016, the FASB issued new guidance related to how an entity should account for lease assets and lease liabilities. The guidance specifies that an entity who is a lessee under lease agreements should recognize lease assets and lease liabilities for those leases classified as operating leases under previous FASB guidance. Accounting for leases by lessors is largely unchanged under the new guidance. The guidance is effective for Neurotrope, Inc. beginning in the first quarter of 2019. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The adoption of this standard did not have a material impact to its financial statements based upon the de minimis amount of short-term lease commitments.
Note 3 — Collaborative Agreements:
Stanford License Agreements
On May 12, 2014, the Company entered into a license agreement (the “Stanford Agreement”) with The Board of Trustees of The Leland Stanford Junior University (“Stanford”), pursuant to which Stanford has granted to the Company a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardio protection and traumatic brain injury, for the life of the licensed patents. The Company is required by the Stanford Agreement to use commercially reasonable efforts to develop, manufacture and sell products (“Licensed Products”) in the Licensed Field of Use (as defined in the Stanford Agreement) during the term of the licensing agreement which expires upon the termination of the last valid claim of any licensed patent under this agreement. In addition, the Company must meet specific diligence milestones, and upon meeting such milestones, make specific milestone payments to Stanford. The Company also pay Stanford royalties of 3% on net sales, if any, of Licensed Products (as defined in the Stanford Agreement) and milestone payments of up to $3.7 million dependent upon stage of product development. As of December 31, 2019, no royalties nor milestone payments have been required or made.
On January 19, 2017, the Company entered into an additional, second license agreement with Stanford, pursuant to which Stanford has granted to the Company a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of “Bryostatin Compounds and Methods of Preparing the Same,” or synthesized bryostatin, for use in the treatment of neurological diseases, cognitive dysfunction and psychiatric disorders, for the life of the licensed patents. The Company paid Stanford $70,000 upon executing the license and is obligated to pay an additional $10,000 annually as a license maintenance fee. In addition, based upon certain milestones which include product development and commercialization, the Company will be obligated to pay up to an additional $2.1 million and between 1.5% and 4.5% royalty payments on certain revenues generated by the Company relating to the licensed technology. The Company has made all required annual maintenance payments. As of December 31, 2019, no royalties nor milestone payments have been required or made.
Mt. Sinai License Agreement
On July 14, 2014, Neurotrope BioScience entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with the Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted Neurotrope BioScience (a) a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by the Company and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (b) a non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of Protein Kinase C Epsilon (“PKCε”), which includes Niemann-Pick Disease (the “Mount Sinai Field of Use”). The Mount Sinai Agreement allows

Neurotrope BioScience to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (“Mount Sinai Licensed Products”) in the Mount Sinai Field of Use (as such terms are defined in the Mount Sinai Agreement).
The Company will pay Mt. Sinai milestone payments of $2 million upon approval of a new drug approval (“NDA”) in the United States and an additional $1.5 million for an NDA approval in the European Union or Japan. In addition, the Company would be obligated to pay Mt. Sinai royalties on net sales of licensed product of 2.0% for up to $250 million of net sales and 3.0% of net sales over $250 million. Since inception, the Company has paid Mt. Sinai approximately $150,000 consisting of licensing fees of $75,000 plus development costs and patent fees of approximately $75,000. As of December 31, 2019, no royalties nor milestone payments have been required or made.
Clinical Trial Services Agreements
On May 4, 2018, Neurotrope BioScience executed a new Services Agreement (the “New Services Agreement”) with Worldwide Clinical Trials (“WCT”). The New Services Agreement relates to services for Neurotrope BioScience’s Phase 2 confirmatory clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe AD (the “Study”). Pursuant to the terms of the Services Agreement, WCT is providing services to target enrollment of approximately one hundred (100) Study subjects. The total estimated budget for the services, including pass-through costs, drug supply and other statistical analyses, was approximately $7.8 million. Of the total estimated Study costs, as of December 31, 2019, the Company has incurred approximately $7.6 million in expenses of which WCT has represented a total of approximately $7.2 million and approximately $400,000 of expenses have been paid to other trial-related vendors and consultants. Of the approximately $7.2 million of expenses incurred with WCT, approximately $7.1 million has been paid with the remaining $0.1 million payable as of December 31, 2019. In addition, the Company paid $1.2 million to WCT as prepaid deposits of which the Company has utilized the entire amount as of December 31, 2019. The Company believes that it has incurred substantially all of the expenses associated with WCT as of December 31, 2019, resulting in a savings of approximately $500,000 in total.
Note 4 — Related Party Transactions and Licensing / Research Agreements:
Cognitive Research Enterprises, Inc.
James Gottlieb, who resigned as a director of Neurotrope, Inc. on February 21, 2020, serves as a director of CRE, and Shana Phares, who resigned as a director of Neurotrope, Inc. on February 25, 2020, serves as President and Chief Executive Officer of CRE. CRE is a stockholder of a corporation, Neuroscience Research Ventures, Inc. (“NRV, Inc.”), which owned approximately 2.2% of Neurotrope, Inc.’s outstanding common stock as of December 31, 2019.
Effective October 31, 2012, Neurotrope BioScience executed a Technology License and Services Agreement (the “TLSA”) with CRE, a related party, and NRV II, LLC (“NRV II”), another affiliate of CRE, which was amended by Amendment No. 1 to the TLSA as of August 21, 2013. As of February 4, 2015, the parties entered into an Amended and Restated Technology License and Services Agreement (the “CRE License Agreement”). The CRE License Agreement provides research services and has granted Neurotrope BioScience the exclusive and nontransferable world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under CRE’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by CRE or licensed to NRV II by CRE as of or subsequent to October 31, 2012, to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the TLSA specifies that all patents that issue from a certain patent application shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the CRE License. The CRE License Agreement terminates on the later of the date (a) the last of the licensed patent expires, is abandoned, or is declared unenforceable or invalid or (b) the last of the intellectual property enters the public domain. After the initial Series A Stock financing, the CRE License Agreement required Neurotrope BioScience to enter into scope of work agreements with CRE as the preferred service provider for any research and development services or other related scientific assistance and support services. There were no such statements of work agreements entered into during the fiscal years 2019 and 2018.
In addition, the CRE License Agreement requires Neurotrope, Inc. to pay CRE a “Fixed Research Fee” of $1 million per year for five years, commencing on the date that Neurotrope, Inc. completes a Series B Preferred Stock financing resulting in proceeds of at least $25,000,000 (the “Series B Financing”) which shall also include the proceeds from the exercise of any Series A — E warrants. This Fixed Research Fee has not been triggered yet. The CRE License Agreement also requires the payment of royalties ranging between 2% and 5% of Neurotrope, Inc.’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that NRV, Inc. holds in Neurotrope, Inc. Under the CRE License Agreement, Neurotrope, Inc. was required to prepay royalty fees at a rate of 5% of all investor funds raised in the Series A or Series B Stock financings or any subsequent rounds of financing prior to a public offering, less commissions.
In addition, on November 10, 2018, Neurotrope BioScience and CRE entered into a second amendment (the “Second Amendment”) to the TLSA to which CRE granted certain patent prosecution and maintenance rights to Neurotrope BioScience. Under the Second Amendment, Neurotrope BioScience will have the sole and exclusive right and the obligation, to apply for, file, prosecute and maintain patents and applications for the intellectual property licensed to Neurotrope BioScience, and pay all fees, costs and expenses related to the licensed intellectual property. Neurotrope BioScience paid CRE $10,000 in consideration of this Second Amendment.
Note 5 — Commitments:
Consulting Agreements
On August 4, 2016, Neurotrope, Inc. entered into a consulting agreement with SM Capital Management, LLC (“SMCM”), a limited liability company owned and controlled by Neurotrope, Inc.’s Chairman of the Board, Mr. Joshua N. Silverman (the “Consulting Agreement”). Mr. Silverman was appointed to the Board on August 4, 2016. Pursuant to the Consulting Agreement, SMCM shall provide consulting services which shall include, but not be limited to, providing business development, financial communications and management transition services, for a one-year period, subject to annual review thereafter. SMCM’s annual consulting fee is $120,000, payable by Neurotrope, Inc. in monthly installments of $10,000. In addition, SMCM shall be reimbursed for (i) all pre-approved travel in connection with the consulting services to Neurotrope, Inc., (ii) upon submission to Neurotrope, Inc. of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by SMCM in furtherance of Neurotrope, Inc.’s business.
Effective as of April 1, 2019, Neurotrope, Inc. entered into a three-month consulting agreement with Katalyst Securities LLC (“Katalyst”), pursuant to which Katalyst agreed to provide investor relations services to Neurotrope, Inc. Neurotrope, Inc. paid Katalyst a total of $125,000, which was fully expensed in the second quarter of 2019 as a general and administrative expense.
Effective as of June 1, 2019, Neurotrope, Inc. entered into a consulting agreement with Katalyst (the “Katalyst Agreement”), pursuant to which Katalyst agreed to provide investment banking consulting services to Neurotrope, Inc. The term of the agreement continues until the second anniversary from the effective date and may be canceled by either Katalyst or Neurotrope, Inc. with 30 days’ advance notice. As consideration for its services under the Katalyst Agreement, Neurotrope, Inc. agreed to pay to Katalyst $25,000 per month, plus five-year warrants to purchase 90,000 shares of Neurotrope, Inc.’s common stock on the effective date of the Katalyst Agreement and on each of the three month anniversaries following the effective date. The warrants have an exercise price equal to the closing price of Neurotrope, Inc.’s stock price on the date of issuance. Katalyst’s cash and stock-based compensation is included as general and administrative expenses in Neurotrope, Inc.’s statement of operations.
Effective as of June 5, 2019, Neurotrope, Inc. entered into a consulting agreement with GP Nurmenkari, Inc. (“GPN”) (the “GPN Agreement”), pursuant to which GPN agreed to provide investment banking consulting services to Neurotrope, Inc. The term of the agreement continues until the second anniversary from the effective date and may be canceled by either GPN or Neurotrope, Inc. with 30 days’ advance notice. As consideration for its services under the GPN Agreement, Neurotrope, Inc. agreed to pay to GPN $8,000 per month, plus five-year warrants to purchase 24,000 shares of Neurotrope, Inc.’s common stock on the effective date and on each of the three month anniversaries following the effective date. The warrants have an exercise price equal to the closing price of Neurotrope, Inc.’s stock price on the date of issuance. On February 1, 2020, Neurotrope, Inc. amended the GPN Agreement, increasing the cash compensation to $17,500 per month and increasing the number of warrants issued each three-month period from 24,000 to 50,000 (See “Subsequent Events” in Note 9 below.) GPN’s cash and stock-based compensation is included as general and administrative expenses in Neurotrope, Inc.’s statement of operations.
Resignation of General Counsel and Chief Operating Officer
On October 23, 2019, Neurotrope, Inc. entered into a separation agreement (the “Separation Agreement”) with Michael F. Ciraolo, J.D., Ph.D., pursuant to which Dr. Ciraolo resigned from his positions as General Counsel and Chief Operating Officer of Neurotrope, Inc. Dr. Ciraolo’s resignation was effective as of October 31, 2019 (the “Effective Date”). Under the terms of the Separation Agreement, Dr. Ciraolo received severance (the “Severance”) equal to (i) $83,750, which represents three month’s base salary, (ii) a pro-rated bonus in the amount of $58,625 and (iii) $3,435.90 for accrued but unused vacation time. The Severance was paid in substantially equal installments pursuant to Neurotrope, Inc.’s regular payroll schedule over a period of two months commencing on Neurotrope, Inc.’s first practicable payroll date following the Effective Date. The Separation Agreement contains certain customary provisions regarding confidentiality and non-disparagement and provides for the release of certain claims between the parties.
Note 6 — Common Stock:
Adoption of a Shareholder Rights Plan
Overview
On September 9, 2019, Neurotrope, Inc. announced that its Board had adopted a shareholder rights plan (the “Rights Plan”). The Rights Plan is intended to protect the interests of Neurotrope, Inc.’s stockholders and enable them realize the full potential value of their investment by reducing the likelihood that any person or group gains control of Neurotrope, Inc. through open market accumulation or other tactics without appropriately compensating all stockholders. Pursuant to the Rights Plan, Neurotrope, Inc. issued, by means of a dividend, one preferred share purchase right for each outstanding share of Neurotrope, Inc.’s common stock to shareholders of record on the close of business on September 19, 2019. Initially, these Rights (as defined below) will trade with, and be represented by, the shares of Neurotrope, Inc.’s common stock. The Rights will generally become exercisable only if any person (or any persons acting as a group) acquires 15% or more of Neurotrope, Inc.’s outstanding common stock (the “Acquiring Person”) in a transaction not approved by the Board, subject to certain exceptions, as explained below.
If the Rights become exercisable, all holders of Rights, other than the Acquiring Person, will be entitled to acquire shares of Neurotrope, Inc.’s common stock at a 50% discount or Neurotrope, Inc. may exchange each Right held by such holders for one share of its common stock. In such situation, Rights held by the Acquiring Person would become void and will not be exercisable. If any person at the time of the first public announcement of the Rights Plan owned more than the triggering percentage then that stockholder’s existing ownership percentage will be grandfathered, although, with certain exceptions, the Rights will become exercisable if at any time after the announcement of the Rights Plan such stockholder increases its ownership of Neurotrope, Inc.’s common stock.
Unless earlier redeemed, terminated or exchanged pursuant to the terms of the Rights Plan, the Rights will expire at the close of business on September 8, 2021. The Board may terminate the Rights Plan before that date if the Board determines that there is no longer a threat to shareholder value.

Key Features
On September 9, 2019, the Board declared a dividend of one preferred share purchase right (a “Right”), payable on September 19, 2019, for each share of common stock, par value $0.0001 per share, of Neurotrope, Inc. outstanding on September 19, 2019, to the stockholders of record on that date. In connection with the distribution of the Rights, Neurotrope, Inc. entered into a Rights Agreement (the “Rights Agreement”), dated as of September 9, 2019, between Neurotrope, Inc. and Philadelphia Stock Transfer, Inc., as rights agent. Each Right entitles the registered holder to purchase from Neurotrope, Inc. one one-thousandth of a share of Series C Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of Neurotrope, Inc. at a price of $20 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. Each one one-thousandth of a Preferred Share entitles the holder thereof to receive (i) the same dividends and liquidation rights as if the holder held one share of common stock and will be treated the same as one share of common stock in the event of a merger, consolidation or other share exchange and (ii) one vote on all matters submitted to a vote of Neurotrope, Inc.’s stockholders, in each case subject to adjustment as described in the Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Neurotrope, Inc. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Neurotrope, Inc., including, without limitation, the right to vote or to receive dividends.
December 2018 Offering
On December 17, 2018, Neurotrope, Inc. entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, Neurotrope, Inc. agreed to sell to the Purchasers in a registered direct offering an aggregate of 5,012,677 shares of its common stock and Series G warrants to purchase up to an aggregate of 5,012,677 shares of common stock at a combined purchase price of $4.495 per share and accompanying warrant. The warrants are exercisable at a price of $4.37 per share beginning six months following the date of issuance and expire five years from the exercise date. The net proceeds to Neurotrope, Inc. from the offering were approximately $20.5 million.
In connection with the offering, Neurotrope, Inc. entered into a placement agent agreement and advisory consulting agreements with certain consultants in connection with the issuance and sale of the shares and warrants. Neurotrope, Inc. paid to the placement agent (i) a cash fee equal to 8% of the aggregate gross proceeds raised from purchasers first contacted by the placement agent in connection with the offering and (ii) warrants to purchase the number of shares of common stock equal to 2.0% of the aggregate number of shares sold to purchasers first contacted by the placement agent in connection with the offering. Neurotrope, Inc. also agreed to reimburse the placement agent an additional $25,000 for its legal expenses. Pursuant to separate advisory consulting agreements for the offering, Neurotrope, Inc. engaged two consultants, pursuant to which it agreed to pay the consultants an aggregate total of $1.36 million and warrants to purchase an aggregate of 75,657 shares of common stock, at an exercise price of $6.25 per share. Neurotrope, Inc. also reimbursed the consultants an additional $50,000 for legal expenses.
January 2020 Offering
On January 22, 2020, Neurotrope, Inc. entered into a securities purchase agreement with certain institutional investors and certain pre-existing high net worth individual investors. Pursuant to the terms of the purchase agreement, Neurotrope, Inc. issued to the purchasers in a registered offering an aggregate of 18,000 shares of Series D Preferred Stock (which are convertible into a total of 10,909,100 shares of common stock) and Series H warrants to purchase up to an aggregate of 10,909,100 shares of common stock for an aggregate purchase price of approximately $18 million. (See “Subsequent Events” Note 9 for further offering details.) The net proceeds to Neurotrope, Inc. from the offering were approximately $16.4 million, after deducting financial advisory fees and estimated offering expenses payable by Neurotrope, Inc.
During January and February 2020, 12,012 shares of Series D Preferred Stock were converted into 7,280,306 shares of common stock. The remaining 5,988 shares of Series D Preferred Stock are convertible into 3,628,794 shares of common stock.

Note 7 — Stock Options:
Option Grants
The following is a summary of stock option activity under the stock option plans for the year ended December 31, 2019:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(in millions)
Options outstanding at January 1, 2019	1,520,246	$18.07	8.2
Options granted	905,680	$3.68
Less options forfeited	—	$—
Less options expired/cancelled	59,407	$6.32
Less options exercised	—	$—
Options outstanding at December 31, 2019	2,366,519	$12.86	7.5	$—
Options exercisable at December 31, 2019	1,693,512	$15.49	7.6	$—
In January 2019, Neurotrope, Inc. granted stock options to purchase an aggregate of 595,000 shares of Neurotrope, Inc.’s common stock to eight members of the Board, three Company officers and two Company employees. The stock options have an exercise price of $3.93 per share and an expiration date that is ten years from the date of issuance. All of the options vest 50% at time of issuance and 50% quarterly over the subsequent two year period after the issuance date. Options to purchase an aggregate of 29,923 shares could not be exercised until, and were initially subject to, stockholder approval of an increase in shares under Neurotrope, Inc.’s 2017 Equity Incentive Plan, which approval was obtained on July 23, 2019. Pursuant to Neurotrope, Inc.’s non-employee director compensation plan, in March 2019, Neurotrope, Inc. granted stock options to purchase an aggregate of 80,000 shares of Neurotrope, Inc.’s common stock to eight members of the Board. The stock options have an exercise price of $4.06 per share and an expiration date that is ten years from the date of issuance. All of these options vest upon the first anniversary of the issuance date. Such options could not be exercised until, and were initially subject to, stockholder approval of an increase in shares under Neurotrope, Inc.’s 2017 Equity Incentive Plan, which approval was obtained on July 23, 2019 as the shareholders approved an additional 850,000 plan shares.
On April 15, 2019, Neurotrope, Inc. granted its General Counsel and Chief Operating Officer options to purchase 100,000 shares of common stock. In connection with the termination of such officer’s employment effective October 31, 2019, the 56,250 shares that had not vested as of such date were forfeited and cancelled. The 43,750 stock options that had vested have an exercise price of $5.67 per share and an expiration date that is ten years from the date of issuance. On December 14, 2019, Neurotrope, Inc. granted stock options to purchase an aggregate of 130,680 shares of Neurotrope, Inc.’s common stock to the Chief Executive Officer pursuant to his employment contract. The stock options have an exercise price of $0.7825 per share, have an expiration date that is ten years from the date of issuance and vest daily over a two-year period. Including the additional 850,000 options approved by shareholders on July 23, 2019, 615,679 options are issuable in the future.
The following is a summary of stock options outstanding under the plans as of December 31, 2019:
	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Avg. Contractual Life (years)	Weighted Avg. Exercise Price	Number of Shares	Weighted Avg. Exercise Price
$ 0.32 – $15.77	1,634,638	7.84	$6.15	1,032,177	$7.02
$19.10 – $22.72	489,540	7.29	$19.48	419,119	$19.48
$25.60 – $32.00	95,694	6.52	$29.83	95,694	$29.83
$35.52 – $49.60	35,003	5.75	$42.11	34,878	$42.13
$52.48 – $71.04	111,644	4.39	$58.22	111,644	$58.22
	2,366,519	7.48	$12.86	1,693,512	$15.49

As of December 31, 2019, there was approximately $2.4 million of total unrecognized compensation costs related to unvested stock options. These costs are expected to be recognized over a weighted average period of 1.4 years.
Neurotrope, Inc. used the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options issued for the year ended December 31, 2019 was estimated at the grant date using the following weighted average assumptions: Dividend yield 0%; Expected term 10 years; an aggregate volatility based upon a blend of Neurotrope, Inc.’s and guideline company historical volatility of 93.2%; and Risk-free interest rate 2.57%. The weighted average grant date fair value of options granted for the year ended December 31, 2019 is $3.38 per option, or a total for all grants of approximately $3.1 million.
Note 8 — Common Stock Warrants:
The following is a summary of common stock warrant activity for the year ended December 31, 2019:
Number of shares
Warrants outstanding January 1, 2019	10,236,232
Warrants issued	342,000
Warrants exercised	(96,074)
Warrants outstanding December 31, 2019	10,482,158
Neurotrope, Inc. used the Black-Scholes valuation model to calculate the fair value of warrants. The fair value of the 342,000 warrants issued in connection with certain consulting agreements for the year ended December 31, 2019 was estimated at the grant date using the following weighted average assumptions: Dividend yield 0%; Expected term five years; Volatility 94.6%; and Risk-free interest rate 1.64%. The weighted average grant date fair value of warrants granted for the year ended December 31, 2019 is $3.151 per warrant, or $1.1 million.
As of December 31, 2019, Neurotrope, Inc.’s warrants by exercise price were as follows: 147,606 warrants exercisable at $0.32, 114,000 warrants exercisable at $0.86, 4,916,603 warrants exercisable at $4.37, 114,000 warrants exercisable at $5.31, 100,240 warrants exercisable at $6.25, 382,887 warrants exercisable at $6.40, 24,000 warrants exercisable at $7.12, 90,000 warrants exercisable at $7.13, 3,772,908 warrants exercisable at $12.80 and 819,914 warrants exercisable at $32.00.
Note 9 — Subsequent Events
On January 22, 2020, Neurotrope, Inc. announced the receipt of a $2.7 million award from the National Institutes of Health to support an additional Phase 2 clinical study focused on the moderate stratum for which Neurotrope, Inc. saw improvement in the 203 study. The grant provides for funds in the first year of approximately $1.0 million and funding in year 2 of approximately $1.7 million subject to satisfactory progress of the project. Neurotrope, Inc. is planning to meet with the Food and Drug Administration to present the totality of the clinical data for bryostatin-1. Neurotrope, Inc. is continuing to determine how to proceed with respect to its current development programs for bryostatin-1.
On January 22, 2020, Neurotrope, Inc. entered into a securities purchase agreement with certain institutional investors and certain pre-existing high net worth individual investors. Pursuant to the terms of the purchase agreement, Neurotrope, Inc. issued to the purchasers in a registered offering an aggregate of 18,000 shares of Series D Preferred Stock (which are convertible into a total of 10,909,100 shares of common stock) and Series H warrants to purchase up to an aggregate of 10,909,100 shares of common stock for an aggregate purchase price of approximately $18 million. The warrants are exercisable at a price of $1.65 per share immediately upon issuance. They feature a five-year term and a right by Neurotrope, Inc., in certain circumstances, to call for the cancellation of up to 50% of the shares of common stock underlying such warrants for consideration equal to $0.0001 per share of underlying common stock in the event the value weighted average price of Neurotrope, Inc.’s common stock exceeds $5.00 for each of 10 consequence trading days in a 30-day calendar period. The Series D Preferred Stock and the Series H warrants are immediately separable and were issued separately. The net proceeds to Neurotrope, Inc. from the offering were approximately $16.4 million, after deducting financial advisory fees and estimated offering expenses payable by Neurotrope, Inc.
In connection with the offering, on January 22, 2020, Neurotrope, Inc. filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designation”) establishing and designating the rights, powers and preferences of the Series D Preferred Stock. Neurotrope, Inc. designated 18,000 shares of Series D Preferred Stock. Pursuant to the Series D Certificate of Designation, the holders of the Series D Preferred Stock are entitled, among other things, to the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. The Series D Preferred Stock has no voting rights except as required by law. The Series D Preferred Stock will be convertible at any time and from time to time without the payment of additional consideration into shares of Neurotrope, Inc.’s common stock at a conversion price of $1.65 per share, subject to certain adjustments and has a stated value of $1,000 per share of Series D Preferred Stock. In the event of any liquidation or dissolution of Neurotrope, Inc., the Series D Preferred Stock will rank junior to Neurotrope, Inc.’s Series C Preferred Stock and any other class of preferred stock of senior rank to the Series D Preferred Stock, senior to any other class of preferred stock and to Neurotrope, Inc.’s common stock in the distribution of assets, to the extent legally available for distribution.
During January and February 2020, 12 investors in Neurotrope, Inc.’s January 22, 2020 registered direct offering converted 12,012 shares of Series D Convertible Preferred Stock into 7,280,306 shares of Neurotrope, Inc.’s common stock.
Effective February 1, 2020, Neurotrope, Inc. amended the GPN Agreement, increasing the cash compensation to $17,500 per month and increasing the number of warrants issued each three-month period from 24,000 to 50,000. All other terms and conditions of the GPN Agreement remain the same.

Neurotrope, Inc and Subsidiary
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30, 2020	December 31, 2019
CURRENT ASSETS
Cash and cash equivalents	$30,251,180	$17,382,038
Prepaid expenses	589,559	494,112
TOTAL CURRENT ASSETS	30,840,739	17,876,150
Fixed assets, net of accumulated depreciation	24,677	21,671
TOTAL ASSETS	$30,865,416	$17,897,821
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$967,632	$413,081
Accrued expenses	99,946	65,975
TOTAL CURRENT LIABILITIES	1,067,578	479,056
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Convertible preferred stock – 100,000 shares authorized, $0.0001 par value; 500 shares issued and outstanding as of June 30, 2020, 0 shares issued and outstanding as of December 31, 2019 Liquidation preference of $500,000 and $0 as of June 30, 2020 and December 31, 2019, respectively.	1	—
Common stock – 150,000,000 shares authorized, $0.0001 par value; 23,674,089 shares issued and outstanding as of June 30,2020; 13,068,023 shares issued and outstanding as of December 31, 2019;	2,368	1,307
Additional paid-in capital	124,081,782	106,234,301
Accumulated deficit	(94,286,313)	(88,816,843)
TOTAL SHAREHOLDERS’ EQUITY	29,797,838	17,418,765
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,865,416	$17,897,821
See accompanying notes to condensed consolidated financial statements.

Neurotrope, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
OPERATING EXPENSES:
Research and development	$438,423	$1,566,441	$594,470	$3,427,734
General and administrative – related party	—	12,500	7,361	25,000
General and administrative	2,165,064	1,705,391	3,953,051	3,033,891
Stock-based compensation – related party	—	47,177	21,001	125,466
Stock-based compensation	404,280	780,519	1,040,095	2,295,994
TOTAL OPERATING EXPENSES	3,007,767	4,112,028	5,615,978	8,908,085
OTHER INCOME (EXPENSE):
Interest income	75,641	104,562	146,508	211,461
Net loss before income taxes	2,932,126	4,007,466	5,469,470	8,696,624
Provision for income taxes	—	—	—	—
Net loss	$2,932,126	$4,007,466	$5,469,470	$8,696,624
PER SHARE DATA:
Basic and diluted loss per common share	$0.13	$0.31	$0.27	$0.67
Basic and diluted weighted average common shares outstanding	22,095,600	12,940,100	20,155,900	12,931,200
See accompanying notes to condensed consolidated financial statements.

Neurotrope, Inc. and Subsidiary
Condensed Consolidated Statement of Changes in Shareholders’ Equity
(Unaudited)
	Three Months Ended June 30, 2019
	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance April 1, 2019	12,922,370	$1,292	$—	$—	$101,795,874	$(78,371,251)	$23,425,915
Issuance of common stock for consulting fees	49,579	5	—	—	352,743	—	352,743
Issuance of warrants for consulting fees	—	—	—	—	577,092	—	577,092
Exercise of common stock warrants	11,000	1	—	—	48,069	—	48,070
Stock based compensation	—	—	—	—	827,696	—	827,696
Net loss	—	—	—	—	—	(4,007,466)	(4,007,466)
Balance June 30, 2019	12,982,949	$1,298	—	$—	$103,601,474	$(82,378,717)	$21,224,050

	Six Months Ended June 30, 2019
	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance January 1, 2019	12,922,370	$1,292	$—	$—	$100,202,110	$(73,682,093)	$26,521,309
Issuance of common stock for consulting fees	49,579	5	—	—	352,743	—	352,748
Issuance of warrants for consulting fees	—	—	—	—	577,092	—	577,092
Exercise of common stock warrants	11,000	1	—	—	48,069	—	48,070
Stock based compensation	—	—	—	—	2,421,460	—	2,421,460
Net loss	—	—	—	—	—	(8,696,624)	(8,696,624)
Balance June 30, 2019	12,982,949	$1,298	—	$—	$103,601,474	$(82,378,717)	$21,224,055

	Three Months Ended June 30, 2020
	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance April 1, 2020	20,948,330	$2,096	$4,998	$1	$123,527,245	$(91,354,187)	$32,175,155
Stock based compensation	—	—	—	—	404,280	—	404,280
Issuance of warrants for consulting fees	—	—	—	—	150,529	—	150,529
Sale of preferred stock and warrants	—	—	—	—	—	—	—
Conversion of preferred stock to common stock	2,725,759	272	(4,498)	—	(272)	—	(0)
Net loss	—	—	—	—	—	(2,932,126)	(2,932,126)
Balance June 30, 2020	23,674,089	$2,368	500	$1	$124,081,782	$(94,286,313)	$29,797,838

See accompanying notes to condensed consolidated financial statements.

	Six Months Ended June 30, 2020
	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance January 1, 2020	13,068,023	$1,307	—	$—	$106,234,301	$(88,816,843)	$17,418,765
Stock based compensation	—	—	—	—	1,061,096	—	$1,061,096
Issuance of warrants for consulting fees	—	—	—	—	267,459	—	267,459
Sale of preferred stock and warrants	—	—	18,000	2	16,519,986	—	16,519,988
Conversion of preferred stock to common stock	10,606,066	1,061	(17,500)	(1)	(1,060)	—	—
Net loss	—	—	—	—	—	(5,469,470)	(5,469,470)
Balance June 30, 2020	23,674,089	$2,368	500	$1	$124,081,782	$(94,286,313)	$29,797,838
See accompanying notes to condensed consolidated financial statements.

Neurotrope, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
CASH FLOW USED IN OPERATING ACTIVITIES
Net loss	$(5,469,470)	$(8,696,624)
Adjustments to reconcile net loss to net cash used by operating activities
Stock based compensation	1,061,096	2,421,460
Consulting services paid by issuance of common stock	—	352,748
Consulting services paid by issuance of common stock warrants	267,459	577,092
Depreciation expense	2,407	1,793
Change in assets and liabilities
Decrease in prepaid expenses	(95,447)	(193,210)
Increase (decrease) in accounts payable	554,551	(2,102,817)
Increase (decrease) in accrued expenses	33,971	(1,999)
Total adjustments	1,824,037	1,055,067
Net Cash Used in Operating Activities	(3,645,433)	(7,641,557)
CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of fixed assets	(5,413)	(5,214)
Net Cash Used in Investing Activities	(5,413)	(5,214)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from exercise of common stock warrants	—	48,070
Net proceeds from issuance of preferred stock and warrants	16,519,988	—
Net Cash Provided by Financing Activities	16,519,988	48,070
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	12,869,142	(7,598,701)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	17,382,038	28,854,218
CASH AND EQUIVALENTS AT END OF PERIOD	$30,251,180	$21,255,517
See accompanying notes to condensed consolidated financial statements.

NEUROTROPE, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 — Organization, Nature of Business, and Liquidity:
Organization & Business
Neurotrope Bioscience was incorporated in Delaware on October 31, 2012. Neurotrope Bioscience was formed to advance new therapeutic and diagnostic technologies in the field of neurodegenerative disease, primarily Alzheimer’s disease (“AD”). Neurotrope Bioscience is collaborating with Cognitive Research Enterprises, Inc. (formerly known as the Blanchette Rockefeller Neurosciences Institute, or BRNI) (“CRE”), a related party, in this process. The exclusive rights to certain technology were licensed by CRE to Neurotrope Bioscience on February 28, 2013 (see Note 4, “Related Party Transactions and Licensing / Research Agreements”).
On September 9, 2019, the Company issued a press release announcing that the confirmatory Phase 2 study of Bryostatin-1 in moderate to severe AD patients did not achieve statistical significance on the primary endpoint, which was change from baseline to Week 13 in the Severe Impairment Battery (“SIB”) total score. An average increase in SIB total score of 1.3 points and 2.1 points was observed for the Bryostatin-1 and placebo groups, respectively, at Week 13. There were multiple secondary outcome measures in this trial, including the changes from baseline at Weeks 5, 9 and 15 in the SIB total score. No statistically significant difference was observed in the change from baseline in SIB total score between the Bryostatin-1 and placebo treatment groups. On January 22, 2020, the Company announced the completion of an additional analysis in connection with the confirmatory Phase 2 study, which examined moderately severe to severe AD patients treated with Byrostatin-1 in the absence of memantine. To adjust for the baseline imbalance observed in the study, a post-hoc analysis was conducted using paired data for individual patients, with each patient as his/her own control. For the pre-specified moderate stratum (i.e., MMSE-2 baseline scores 10-15), the baseline value and the week 13 value were used, resulting in pairs of observations for each patient. The changes from baseline for each patient were calculated and a paired t-test was used to compare the mean change from baseline to week 13 for each patient. A total of 65 patients had both baseline and week 13 values, from which there were 32 patients in the Bryostatin-1 treatment group and 33 patients in the placebo group. There was a statistically significant improvement over baseline (4.8 points) in the mean SIB at week 13 for subjects in the Bryostatin-1 treatment group (32 subjects), paired t-test p < 0.0076, 2-tailed. In the placebo group (33 subjects), there was also a statistically significant increase from baseline in the mean SIB at week 13, for paired t-test p < 0.0144, consistent with the placebo effect seen in the overall 203 study. Although there was a signal of Bryostatin-1’s benefit for the moderately severe stratum, the difference between the Bryostatin-1 and placebo treatment groups was not statistically significant (p=0.2727). The Company, while proceeding with its next Phase 2 clinical trial, is determining how to proceed with respect to its development programs for Bryostatin-1.
On October 8, 2019, following the Company’s announcement of top-line results from its Phase 2 study of Bryostatin-1 in moderate to severe AD, the Company announced its plans to explore strategic alternatives to maximize shareholder value. The Company’s Board of Directors (the “Board”) formed a strategic alternatives committee to evaluate its alternatives, including, but not necessarily limited to, collaborations or merger and acquisition transactions (see below- “Planned Merger and Spin-Off”.)
Planned Merger and Spin-Off
On May 17, 2020, the Company, Petros Pharmaceuticals, Inc., a Delaware corporation formed for the purposes of effecting transactions contemplated by the Merger Agreements (as defined below) (“Petros”), PM Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Petros (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Petros (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), as amended by the First Amendment to the Original Merger Agreement (the “Merger Agreement Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”) dated as of July 23, 2020, which provides for (1) the merger of Merger Sub 1 with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into the Company, with the Company surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Mergers”).
As a result of the Metuchen Merger, each outstanding common unit or preferred unit of Metuchen will be exchanged for a number of shares of Petros common stock, par value $0.0001 per share (the “Petros Common Stock”) equal to the quotient resulting from the formula of (i) 82,587,877 divided by (ii) the number of fully-diluted units of Metuchen outstanding immediately prior to the effective time of the Mergers, subject to adjustment. In addition, each securityholder of Metuchen prior to the Mergers will receive a right to receive such securityholder’s pro rata share of an aggregate of 13,320,624 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement. As a result of the Neurotrope Merger, each outstanding share of Neurotrope common stock, par value $0.0001 per share (the “Neurotrope Common Stock”) will be exchanged for one (1) share of Petros Common Stock and each outstanding share of Neurotrope preferred stock, par value $0.0001 per share (the “Neurotrope Preferred Stock”) will be exchanged for one (1) share of Petros preferred stock (the “Petros Preferred Stock”). Following the Mergers, the Petros Preferred Stock will have substantially the same conversion rights (proportionally adjusted to give effect to the Mergers), powers, rights and privileges as the Neurotrope Preferred Stock prior to the Mergers. In addition, each outstanding option to purchase Neurotrope Common Stock or outstanding warrant to purchase common stock that has not previously been exercised prior to the closing of the Mergers (the “Closing”) will be converted into equivalent options and warrants to purchase shares of Petros Common Stock and will be adjusted to give effect to the exchange ratios set forth in the Merger Agreement.
Upon the Closing, it is anticipated that current Neurotrope stockholders will own approximately 22.5% of Petros and current Metuchen securityholders will own approximately 77.5% of Petros. The Board of Directors of Petros is expected to consist of nine members, five of whom will be designated by Metuchen and four of whom will be designated by the Company. Upon closing, Metuchen will be the accounting acquirer in the Mergers, but not the legal acquirer. As such, the Mergers are deemed a reverse recapitalization under the guidance of ASC 805 and, upon consummation, the historical financial statements of Metuchen will become the historical financial statements of the combined company.
In addition, as a condition to the consummation of the Mergers, Neurotrope is required to approve a spin-off transaction (the “Spin-Off”) whereby (i) any cash in excess of $20,000,000, subject to adjustment as provided for in the Merger Agreement, and all of the operating assets and liabilities of the Company not retained by the Company in connection with the Mergers will be contributed to a wholly-owned subsidiary of the Company (“Neurotrope SpinCo”) and (ii) holders of record of Neurotrope Common Stock and certain warrants will receive a pro rata distribution of one share of Neurotrope SpinCo’s common stock for each share of Neurotrope Common Stock held or underlying certain warrants, contingent upon the consummation of the Mergers. The record date for the Spin-Off and the extent to which other stakeholders of the Company may be entitled to participate in the Spin-Off have not yet been finally determined.
Consummation of the Mergers is subject to certain closing conditions, including, among other things, approval by the common stockholders of the Company and Metuchen and the listing of the Petros common stock on the Nasdaq Stock Market after the Mergers. The Company has not yet set a date for its shareholder meeting. The Merger Agreement contains certain termination rights for both the Company and Metuchen, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1.0 million plus third party expenses incurred by the terminating party.
On July 23, 2020, the Company, Petros, Merger Sub 1, Merger Sub 2 and Metuchen entered into the Merger Agreement Amendment. See Note 9, “Subsequent Events”.
Liquidity
As of June 30, 2020, the Company had approximately $30.3 million in cash and cash equivalents as compared to $17.4 million at December 31, 2019. The increase in cash is attributable to the Company’s issuance of preferred stock and warrants pursuant to a registered direct offering in January 2020 (see Note 6, “Common Stock”) partially offset by cash used for operating activities during the 2020 period. The Company expects that its current cash and cash equivalents will be sufficient to support its projected operating requirements over at least the next 12 months from the Form 10-Q filing date, which would include the continuing development of bryostatin, our novel drug targeting the activation of PKCε, but do not take into account the potential impact of the planned merger and spin-off disclosed above.
The future course of the Company’s operations and research and development activities will include a continuing Phase 2, 100 patient clinical trial which is planned to commence during the third quarter 2020 (see Note 5 below) and will be contingent upon the Company’s current plans regarding the strategic alternative disclosed above under “Planned Merger and Spin-Off”.
Any additional equity financing, if available, may not be on favorable terms and would likely be significantly dilutive to the Company’s current stockholders and debt financing, if available, may involve restrictive covenants. If the Company is able to access funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that the Company would otherwise seek to develop or commercialize on its own, on terms that are not favorable to the Company. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly the Company’s financial position and the results of its operations and cash flows for the interim periods presented. Such adjustments are of a normal recurring nature. The results of operations for the six months ended June 30, 2020 may not be indicative of results for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K.
Note 2 — Summary of Significant Accounting Policies:
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents and Concentration of Credit Risk:
The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2020, the Company’s cash balances that exceed the current insured amounts under the Federal Deposit Insurance Corporation (“FDIC”) were approximately $2.7 million. In addition, approximately $27.6 million included in cash and cash equivalents were invested in a money market fund, which is not insured under the FDIC. Cash and cash equivalents are held in banks or in custodial accounts with banks. Cash equivalents are defined as all liquid investments and money market funds with maturity from date of purchase of 90 days or less that are readily convertible into cash.
Fixed Assets:
Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed on a straight line basis over the estimated useful life of the asset, which is deemed to be between three and ten years.
Research and Development Costs:
All research and development costs, including costs to maintain or expand the Company’s patent portfolio licensed from CRE are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at June 30, 2020 and December 31, 2019.
Loss Per Share:
Basic loss per common share amounts are computed by dividing net loss by the weighted average number of common shares outstanding. In periods where there is net income, the Company applies the two-class method to calculate basic and diluted net income (loss) per share of common stock, as the Company’s preferred stock is a participating security. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. In periods where there is a net loss, the two-class method of computing earnings per share does not apply as the Company’s preferred stock does not contractually participate in its losses.
Diluted loss per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options and warrants subject to anti-dilution limitations. All such potentially dilutive instruments were anti-dilutive as of June 30, 2020 and 2019, which were approximately 24.1 million shares and 12.5 million shares, respectively.
Income Taxes:
The Company accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts reportable for income tax purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.
The Company had federal and state net operating loss carryforwards for income tax purposes of approximately $66.9 million for the period from October 31, 2012 (inception) through June 30, 2020. The net operating loss carryforwards resulted in a deferred tax asset of approximately $16.7 million at June 30, 2020. Income tax effects of share-based payments are recognized in the financial statements for those awards that will normally result in tax deductions under existing tax law. The deferred tax asset is offset by a full valuation allowance.
The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.
The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is generally three years from the date of filing.
Under Section 382 of the Internal Revenue Code of 1986, as amended, changes in the Company’s ownership may limit the amount of its net operating loss carryforwards that could be utilized annually to offset future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of the Company of more than 50% within a three-year period. The Company has not performed a study to assess whether an ownership change for purposes of Section 382 has occurred, or whether there have been multiple ownership changes since the Company’s inception, due to the significant costs and complexities associated with such study.
Risks and Uncertainties:
The Company operates in an industry that is subject to rapid technological change, intense competition, and significant government regulation. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risk. Such factors include, but are not necessarily limited to, the results of clinical testing and trial activities, the ability to obtain regulatory approval, the limited supply of raw materials, the ability to obtain favorable licensing, manufacturing or other agreements, including risk associated with our CRE licensing agreement, for its product candidates and the ability to raise capital to achieve strategic objectives.
CRE has entered into a material transfer agreement with the National Cancer Institute of the National Institutes of Health (“NCI”), pursuant to which the NCI has agreed to supply bryostatin required for the Company’s pre-clinical research and clinical trials. This agreement does not provide for a sufficient amount of bryostatin to support the completion of all of the clinical trials that the Company is required to conduct in order to seek U.S. Food and Drug Administration (“FDA”) approval of bryostatin for the treatment of AD. Therefore, CRE or the Company will have to enter into one or more subsequent agreements with the NCI for the supply of additional amounts of bryostatin. If CRE or the Company are unable to secure such additional agreements, or if the NCI otherwise discontinues for any reason supplying the Company with bryostatin, then the Company would have to either secure another source of bryostatin or discontinue its efforts to develop and commercialize bryostatin for the treatment of AD. In the interest of mitigating this risk, on June 9, 2020, the Company entered into a supply agreement (the “Supply Agreement”) with BryoLogyx Inc. (“BryoLogyx”), pursuant to which BryoLogyx agreed to serve as the Company’s exclusive supplier of synthetic Bryostatin-1. Pursuant to the terms of the Supply Agreement, the Company has agreed to place an initial order of one gram of current good manufacturing practice (“cGMP”) synthetic Bryostatin-1 as an active pharmaceutical ingredient to be used in a drug product (“API”), to be shipped by BryoLogyx within 60 days after the date upon which BryoLogyx obtains cGMP certification for production of API, which certification shall be obtained no later than March 31, 2021.
Stock Compensation:
The Company accounts for stock-based awards to employees and consultants in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options and consultant warrants, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options or warrants. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. Employee stock option and consulting expenses are recognized over the employee’s or consultant’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the volatility and expected term. Any changes in these highly subjective assumptions can significantly impact stock-based compensation expense.
Total stock-based compensation for the six months ended June 30, 2020 was $1,061,096, of which $398,840 was classified as research and development expense and $662,256 was classified as general and administrative expense, versus total stock-based compensation for the six months ended June 30, 2019 of $2,421,460, of which $695,406 was classified as research and development expense and $1,726,054 was classified as general and administrative expense. For the three months ended June 30, 2020, total stock-based compensation was $404,280, of which $161,642 was classified as research and development expense and $242,638 was classified as general and administrative expense, versus total stock-based compensation for the three months ended June 30, 2019 totaling $827,696, of which $137,658 was classified as research and development expense and $690,038 was classified as general and administrative expense.
Recent Accounting Pronouncements
Accounting Pronouncements Adopted During the Period:
In August 2018 the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This standard modifies certain disclosure requirements on fair value measurements. This standard became effective for the Company on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s financial statements.

Note 3 — Collaborative Agreements:
Stanford License Agreements
On May 12, 2014, Neurotrope Bioscience entered into a license agreement (the “Stanford Agreement”) with The Board of Trustees of The Leland Stanford Junior University (“Stanford”), pursuant to which Stanford has granted to Neurotrope Bioscience a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of bryostatin structural derivatives, known as “bryologs,” for use in the treatment of central nervous system disorders, lysosomal storage diseases, stroke, cardio protection and traumatic brain injury, for the life of the licensed patents. Neurotrope Bioscience is required by the Stanford Agreement to use commercially reasonable efforts to develop, manufacture and sell products (“Licensed Products”) in the Licensed Field of Use (as defined in the Stanford Agreement) during the term of the licensing agreement which expires upon the termination of the last valid claim of any licensed patent under this agreement. In addition, the Company must meet specific diligence milestones, and upon meeting such milestones, make specific milestone payments to Stanford. Neurotrope Bioscience must also pay Stanford royalties of 3% of net sales, if any, of Licensed Products (as defined in the Stanford Agreement) and milestone payments of up to $3.7 million dependent upon stage of product development. As of June 30, 2020, no royalties nor milestone payments have been required.
On January 19, 2017, Neurotrope Bioscience entered into an additional, second license agreement with Stanford, pursuant to which Stanford has granted to Neurotrope Bioscience a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under certain patent rights and related technology for the use of “Bryostatin Compounds and Methods of Preparing the Same,” or synthesized bryostatin, for use in the treatment of neurological diseases, cognitive dysfunction and psychiatric disorders, for the life of the licensed patents. The Company paid Stanford $70,000 upon executing the license and is obligated to pay an additional $10,000 annually as a license maintenance fee. In addition, based upon certain milestones which include product development and commercialization, Neurotrope Bioscience will be obligated to pay up to an additional $2.1 million and between 1.5% and 4.5% royalty payments on certain revenues generated by Neurotrope Bioscience relating to the licensed technology. The Company has made all required annual maintenance payments. As of June 30, 2020, no royalties nor milestone payments have been required.
Mt. Sinai License Agreement
On July 14, 2014, Neurotrope Bioscience entered into an Exclusive License Agreement (the “Mount Sinai Agreement”) with the Icahn School of Medicine at Mount Sinai (“Mount Sinai”). Pursuant to the Mount Sinai Agreement, Mount Sinai granted Neurotrope Bioscience (a) a revenue-bearing, world-wide right and exclusive license, with the right to grant sublicenses (on certain conditions), under Mount Sinai’s interest in certain joint patents held by the Company and Mount Sinai (the “Joint Patents”) as well as in certain results and data (the “Data Package”) and (b) a non-exclusive license, with the right to grant sublicenses on certain conditions, to certain technical information, both relating to the diagnostic, prophylactic or therapeutic use for treating diseases or disorders in humans relying on activation of Protein Kinase C Epsilon (“PKCε”), which includes Niemann-Pick Disease (the “Mount Sinai Field of Use”). The Mount Sinai Agreement allows Neurotrope Bioscience to research, discover, develop, make, have made, use, have used, import, lease, sell, have sold and offer certain products, processes or methods that are covered by valid claims of Mount Sinai’s interest in the Joint Patents or an Orphan Drug Designation Application covering the Data Package (“Mount Sinai Licensed Products”) in the Mount Sinai Field of Use (as such terms are defined in the Mount Sinai Agreement).
The Company will pay Mt. Sinai milestone payments of $2 million upon approval of a new drug approval (“NDA”) in the United States and an additional $1.5 million for an NDA approval in the European Union or Japan. In addition, the Company would be obligated to pay Mt. Sinai royalties on net sales of licensed product of 2.0% for up to $250 million of net sales and 3.0% of net sales over $250 million. Since inception, the Company has paid Mt. Sinai approximately $150,000 consisting of licensing fees of $75,000 plus development costs and patent fees of approximately $75,000. As of June 30, 2020, no royalties nor milestone payments have been required.

Agreements with BryoLogyx
On June 9, 2020, the Company entered into a supply agreement (the “Supply Agreement”) with BryoLogyx Inc. (“BryoLogyx”), pursuant to which BryoLogyx agreed to serve as the Company’s exclusive supplier of synthetic Bryostatin-1. Pursuant to the terms of the Supply Agreement, the Company has agreed to place an initial order of one gram of current good manufacturing practice (“cGMP”) synthetic Bryostatin-1 as an active pharmaceutical ingredient to be used in a drug product (“API”), to be shipped by BryoLogyx within 60 days after the date upon which BryoLogyx obtains cGMP certification for production of API, which certification shall be obtained no later than March 31, 2021. The Company may place additional orders for API beyond the initial order by making a written request to BryoLogyx no later than six months prior to the requested delivery date.
In connection with the Supply Agreement, on June 9, 2020, the Company entered into a transfer agreement (the “Transfer Agreement”) with BryoLogyx. Pursuant to the terms of the Transfer Agreement, the Company agreed to assign and transfer to BryoLogyx all of the Company’s right, title and interest in and to that certain Cooperative Research and Development Agreement, dated as of January 29, 2019 (the “CRADA”), by and between the Company and the U.S. Department of Health and Human Services, as represented by the NCI, under which Bryostatin-1’s ability to modulate CD22 in patients with relapsed/refractory CD22+ disease has been evaluated to date. The transfer is subject to the receipt of NCI’s consent. Pursuant to guidance provided by NCI, Neurotrope’s CRADA has been cancelled and BryoLogyx has initiated a request for a new CRADA in its name. BryoLogyx will be filing its own investigational new drug application (“IND”) for CD22 with the FDA. As consideration for the transfer of rights to the CRADA, BryoLogyx has agreed to pay to the Company 2% of the gross revenue received in connection with the sale of bryostatin products, up to an aggregate payment amount of $1 million. No such revenues have been earned as of June 30, 2020.
Note 4 — Related Party Transactions and Licensing / Research Agreements:
Cognitive Research Enterprises, Inc. (“CRE”)
James Gottlieb, who resigned as a director of the Company on February 21, 2020, serves as a director of CRE, and Shana Phares, who resigned as a director of the Company on February 25, 2020, served as President and Chief Executive Officer of CRE. CRE is a stockholder of a corporation, Neuroscience Research Ventures, Inc. (“NRV, Inc.”), which owned approximately 1.2% of the Company’s outstanding common stock as of June 30, 2020.
Effective October 31, 2012, Neurotrope Bioscience executed a Technology License and Services Agreement (the “TLSA”) with CRE, a related party, and NRV II, LLC (“NRV II”), another affiliate of CRE, which was amended by Amendment No. 1 to the TLSA as of August 21, 2013. As of February 4, 2015, the parties entered into an Amended and Restated Technology License and Services Agreement (the “CRE License Agreement”). The CRE License Agreement provides research services and has granted Neurotrope Bioscience the exclusive and nontransferable world-wide, royalty-bearing right, with a right to sublicense (in accordance with the terms and conditions described below), under CRE’s and NRV II’s respective right, title and interest in and to certain patents and technology owned by CRE or licensed to NRV II by CRE as of or subsequent to October 31, 2012, to develop, use, manufacture, market, offer for sale, sell, distribute, import and export certain products or services for therapeutic applications for AD and other cognitive dysfunctions in humans or animals (the “Field of Use”). Additionally, the TLSA specifies that all patents that issue from a certain patent application shall constitute licensed patents and all trade secrets, know-how and other confidential information claimed by such patents constitute licensed technology under the CRE License. The CRE License Agreement terminates on the later of the date (a) the last of the licensed patent expires, is abandoned, or is declared unenforceable or invalid or (b) the last of the intellectual property enters the public domain.
After the initial Series A Stock financing, the CRE License Agreement required Neurotrope Bioscience to enter into scope of work agreements with CRE as the preferred service provider for any research and development services or other related scientific assistance and support services. There were no such statements of work agreements required to be entered into during the six months ended June 30, 2020 or fiscal year 2019.

In addition, the CRE License Agreement requires the Company to pay CRE a “Fixed Research Fee” of $1 million per year for five years, commencing on the date that the Company completes a Series B Preferred Stock financing resulting in proceeds of at least $25,000,000 (the “Series B Financing “) which shall also include the proceeds from the exercise of any Series A warrants, Series B warrants, and Series E warrants. This Fixed Research Fee has not been triggered. The CRE License Agreement also requires the payment of royalties ranging between 2% and 5% of the Company’s revenues generated from the licensed patents and other intellectual property, dependent upon the percentage ownership that NRV, Inc. holds in the Company.
In addition, on November 10, 2018, Neurotrope Bioscience and CRE entered into a second amendment (the “Second Amendment”) to the TLSA pursuant to which CRE granted certain patent prosecution and maintenance rights to Neurotrope Bioscience. Under the Second Amendment, Neurotrope Bioscience will have the sole and exclusive right and the obligation, to apply for, file, prosecute and maintain patents and applications for the intellectual property licensed to Neurotrope Bioscience, and pay all fees, costs and expenses related to the licensed intellectual property. Neurotrope Bioscience paid CRE $10,000 in consideration of this Second Amendment.
Note 5 — Commitments:
Clinical Trial Services Agreements
On May 4, 2018, Neurotrope Bioscience executed a Services Agreement (the “2018 Services Agreement”) with Worldwide Clinical Trials, Inc. (“WCT”). The 2018 Services Agreement related to services for Neurotrope Bioscience’s Phase 2 confirmatory clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe AD (the “2018 Study”). Pursuant to the terms of the 2018 Services Agreement, WCT provided services to target enrollment of approximately one hundred (100) 2018 Study subjects. The total estimated budget for the services, including pass-through costs, drug supply and other statistical analyses, was approximately $7.8 million. The Company has incurred all of the expenses associated with the 2018 Services Agreement as of June 30, 2020.
On July 23, 2020, Neurotrope Bioscience entered into an additional services agreement (the “2020 Services Agreement”) with WCT. The 2020 Services Agreement relates to services for the Company’s Phase 2 clinical study assessing the safety, tolerability and long-term efficacy of bryostatin in the treatment of moderately severe AD subjects not receiving memantine treatment (the “2020 Study”).
Pursuant to the terms of the 2020 Services Agreement, WCT will provide services to enroll approximately one hundred (100) 2020 Study subjects. The Company and Neurotrope Bioscience expect that the first 2020 Study site will be initiated during the third quarter of 2020. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As previously disclosed on January 22, 2020, the Company was awarded a $2.7 million grant from the National Institutes of Health (“NIH”), which award will be used to support the 2020 Study, resulting in an estimated net budgeted cost of the 2020 Study to the Company of $7.1 million. In connection with their entry into the 2020 Services Agreement, the parties agreed that WCT would invoice Neurotrope Bioscience for the following advance payments: (i) services fees of approximately $490,000; (ii) pass-through expenses of approximately $140,000; and (iii) investigator/institute fees of approximately $310,000, which in each case will be due within ten (10) days of Neurotrope Bioscience’s receipt of such invoice. Remaining amounts due to WCT will be paid as services and related expenses are incurred. Neurotrope Bioscience may terminate the 2020 Services Agreement without cause upon sixty (60) days prior written notice.
Pursuant to the terms of a letter of intent between Neurotrope Bioscience and WCT, dated May 28, 2020, which anticipated the entry into the 2020 Services Agreement, Neurotrope Bioscience paid to WCT a cash fee of approximately $0.6 million as an advance in order to fund the initial commitment and certain upfront costs of third party vendors. As of June 30, 2020, approximately $200,000 of expenses have been incurred in connection with the 2020 Services Agreement, which was applied against the advance paid to WCT. (See Note 9, “Subsequent Events”).
Consulting Agreements
On August 4, 2016, the Company entered into a consulting agreement with SM Capital Management, LLC (“SMCM”), a limited liability company owned and controlled by the Company’s Chairman of the Board,

Mr. Joshua N. Silverman (the “Consulting Agreement”). Mr. Silverman was appointed to the Board on August 4, 2016. Pursuant to the Consulting Agreement, SMCM shall provide consulting services which shall include, but not be limited to, providing business development, financial communications and management transition services, for a one-year period, subject to annual review thereafter. SMCM’s annual consulting fee is $120,000, payable by the Company in monthly installments of $10,000. In addition, SMCM shall be reimbursed for (i) all pre-approved travel in connection with the consulting services to the Company, (ii) upon submission to the Company of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by SMCM in furtherance of the Company’s business.
Effective as of June 1, 2019, the Company entered into a consulting agreement with Katalyst Securities LLC (“Katalyst”), pursuant to which Katalyst agreed to provide investment banking consulting services to the Company (the “Katalyst Agreement”). The term of the agreement continues until the second anniversary from the effective date and may be canceled by either Katalyst or the Company with 30 days’ advance notice. As consideration for its services under the Katalyst Agreement, the Company agreed to pay to Katalyst $25,000 per month, plus five-year warrants to purchase 90,000 shares of the Company’s common stock on the effective date of the Katalyst Agreement and on each of the three month anniversaries following the effective date. The warrants have an exercise price equal to the closing price of the Company’s stock price on the date of issuance. Katalyst’s cash and stock-based compensation is included as general and administrative expenses in the Company’s statement of operations.
Effective as of June 5, 2019, the Company entered into a consulting agreement with GP Nurmenkari, Inc. (“GPN”) (the “GPN Agreement”), pursuant to which GPN agreed to provide investment banking consulting services to the Company. The term of the agreement continues until the second anniversary from the effective date and may be canceled by either GPN or the Company with 30 days’ advance notice. As consideration for its services under the GPN Agreement, the Company agreed to pay to GPN $8,000 per month, plus five-year warrants to purchase 24,000 shares of the Company’s common stock on the effective date and on each of the three month anniversaries following the effective date. The warrants have an exercise price equal to the closing price of the Company’s stock price on the date of issuance. On February 1, 2020, the Company amended the GPN Agreement, increasing the cash compensation to $17,500 per month and increasing the number of warrants issued each three-month period from 24,000 to 50,000. GPN’s cash and stock-based compensation is included as general and administrative expenses in the Company’s statement of operations.
Note 6 — Common and Preferred Stock:
Adoption of a Shareholder Rights Plan
Overview
On September 9, 2019, the Company announced that its Board had adopted a shareholder rights plan (the “Rights Plan”). The Rights Plan is intended to protect the interests of the Company’s stockholders and enable them realize the full potential value of their investment by reducing the likelihood that any person or group gains control of the Company through open market accumulation or other tactics without appropriately compensating all stockholders. Pursuant to the Rights Plan, the Company issued, by means of a dividend, one preferred share purchase right for each outstanding share of the Company’s common stock to shareholders of record on the close of business on September 19, 2019. Initially, these Rights (as defined below) will trade with, and be represented by, the shares of the Company’s common stock. The Rights will generally become exercisable only if any person (or any persons acting as a group) acquires 15% or more of the Company’s outstanding common stock (the “Acquiring Person”) in a transaction not approved by the Board, subject to certain exceptions, as explained below.
If the Rights become exercisable, all holders of Rights, other than the Acquiring Person, will be entitled to acquire shares of the Company’s common stock at a 50% discount or the Company may exchange each Right held by such holders for one share of its common stock. In such situation, Rights held by the Acquiring Person would become void and will not be exercisable. If any person at the time of the first public announcement of the Rights Plan owned more than the triggering percentage then that stockholder’s existing ownership percentage will be grandfathered, although, with certain exceptions, the Rights will become exercisable if at any time after the announcement of the Rights Plan such stockholder increases its ownership of the Company’s common stock.
Unless earlier redeemed, terminated or exchanged pursuant to the terms of the Rights Plan, the Rights will expire at the close of business on September 8, 2021. The Board may terminate the Rights Plan before that date if the Board determines that there is no longer a threat to shareholder value.
Key Features
On September 9, 2019, the Board declared a dividend of one preferred share purchase right (a “Right”), payable on September 19, 2019, for each share of common stock, par value $0.0001 per share, of the Company outstanding on September 19, 2019, to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of September 9, 2019, between the Company and Philadelphia Stock Transfer, Inc., as rights agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of the Company at a price of $20 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. Each one one-thousandth of a Preferred Share entitles the holder thereof to receive (i) the same dividends and liquidation rights as if the holder held one share of common stock and will be treated the same as one share of common stock in the event of a merger, consolidation or other share exchange and (ii) one vote on all matters submitted to a vote of the Company’s stockholders, in each case subject to adjustment as described in the Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Neurotrope Inc. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. As of June 30, 2020, there is no Series C Preferred Stock outstanding.
January 2020 Offering
On January 22, 2020, the Company entered into a securities purchase agreement with certain institutional investors and certain pre-existing high net worth individual investors. Pursuant to the terms of the purchase agreement, the Company issued to the purchasers in a registered offering an aggregate of 18,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) (which are convertible into a total of 10,909,100 shares of common stock) and Series H warrants to purchase up to an aggregate of 10,909,100 shares of common stock for an aggregate gross purchase price of approximately $18 million. The warrants are exercisable at a price of $1.65 per share immediately upon issuance. They feature a five-year term and a right by the Company, in certain circumstances, to call for the cancellation of up to 50% of the shares of common stock underlying such warrants for consideration equal to $0.0001 per share of underlying common stock in the event the value weighted average price of the Company’s common stock exceeds $5.00 for each of 10 consecutive trading days in a 30-day calendar period. The Series D Preferred Stock and the Series H warrants are immediately separable and were issued separately. The net proceeds to the Company from the offering were approximately $16.4 million, after deducting financial advisory fees and offering expenses paid by the Company.
In connection with the offering, on January 22, 2020, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designation”) establishing and designating the rights, powers and preferences of the Series D Preferred Stock. The Company designated 18,000 shares of Series D Preferred Stock. Pursuant to the Series D Certificate of Designation, the holders of the Series D Preferred Stock are entitled, among other things, to the right to participate in any dividends and distributions paid to common stockholders on an as-converted basis. The Series D Preferred Stock has no voting rights except as required by law. The Series D Preferred Stock is convertible at any time and from time to time without the payment of additional consideration into shares of the Company’s common stock at a conversion price of $1.65 per share, subject to certain adjustments and has a stated value of $1,000 per share of Series D Preferred Stock. In the event of any liquidation or dissolution of the Company, the Series D Preferred Stock will rank junior to the Company’s Series C Preferred Stock under the Rights Agreement, if applicable, and any other class of preferred stock of senior rank to the Series D Preferred Stock, senior to any other class of preferred stock and to the Company’s common stock in the distribution of assets, to the extent legally available for distribution.

During the six months ended June 30, 2020, 17,500 shares of Series D Preferred Stock were converted into an aggregate of 10,606,066 shares of common stock. The remaining 500 shares of Series D Preferred Stock are convertible into an aggregate of 303,030 shares of common stock.
“Universal Shelf” Registration Statement
On April 17, 2020, the Company filed a “universal shelf” registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”), which provides for the issuance by the Company of up to $100,000,000 in common stock, preferred stock, debt securities, warrants and rights, either individually or in units. The registration statement was declared effective by the SEC on April 24, 2020.
Note 7 — Stock Options:
Option Grants
The following is a summary of stock option activity under the stock option plans for the six months ended June 30, 2020:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($ in thousands)
Options outstanding at January 1, 2020	2,366,519	$12.86	7.5	49.3
Options granted	60,000	$0.82		20.4
Less options forfeited	(27,282)	$5.30
Less options expired/cancelled	(127,664)	$10.76
Less options exercised	—	$—
Options outstanding at June 30, 2020	2,271,573	$12.75	7.1	$69.7
Options exercisable at June 30, 2020	1,789,278	$14.69	7.1	$13.4
Pursuant to the Company’s non-employee director compensation plan, in March 2020, the Company granted stock options to purchase an aggregate of 60,000 shares of the Company’s common stock to six members of the Board. The stock options have an exercise price of $0.82 per share and an expiration date that is ten years from the date of issuance. All of these options vest upon the first anniversary of the issuance date.
As of June 30, 2020, there was approximately $1.3 million of total unrecognized compensation costs related to unvested stock options. These costs are expected to be recognized over a weighted average period of 1.1 years.
The Company used the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options issued for the six months ended June 30, 2020 was estimated at the grant date using the following weighted average assumptions: Dividend yield 0%; Expected term 10 years; an aggregate volatility based upon a blend of the Company’s and guideline company historical volatility of 99.46%; and Risk-free interest rate 0.92%. The weighted average grant date fair value of options granted for the six months ended June 30, 2020 is $0.73 per option, or a total for all grants of approximately $44,000.
Note 8 — Common Stock Warrants:
The following is a summary of common stock warrant activity for the six months ended June 30, 2020:
Number of shares
Warrants outstanding January 1, 2020	10,482,158
Warrants issued	11,389,100
Warrants exercised	—
Warrants outstanding June 30, 2020	21,871,258

Pursuant to its January 2020 offering, the Company issued a total of 11,109,100 five-year warrants to purchase shares of common stock at $1.65 per share (See Note 6, “Common Stock” above for details of the January 2020 offering.) Of the total warrants issued, 10,909,100 were issued to investors and 200,000 to the Company’s financial advisor.
As of June 30, 2020, the Company’s warrants by exercise price were as follows: 147,606 warrants exercisable at $0.32, 114,000 warrants exercisable at $0.86, 140,000 warrants exercisable at $1.13, 140,000 warrants exercisable at $1.46, 11,109,100 warrants exercisable at $1.65, 4,916,603 warrants exercisable at $4.37,114,000 warrants exercisable at $5.31, 100,240 warrants exercisable at $6.25, 382,887 warrants exercisable at $6.40, 24,000 warrants exercisable at $7.12, 90,000 warrants exercisable at $7.13, 3,772,908 warrants exercisable at $12.80 and 819,914 warrants exercisable at $32.00.
Note 9 — Subsequent Events:
First Amendment to Merger Agreement and Employee Lease Agreement
On July 23, 2020, the Company, Petros, Merger Sub 1, Merger Sub 2 and Metuchen entered into the Merger Agreement Amendment which provides, among other things, that the aggregate number of shares of Petros common stock to be issued to the Metuchen securityholders in the Mergers is 82,587,877. In addition, upon the achievement of certain targets set forth in the Merger Agreement Amendment, Petros will deposit earnout payments (the “Earnout Payments”) with the exchange agent for distribution to each unitholder of Metuchen prior to the closing of the Metuchen Merger in accordance with such unitholder’s earnout pro rata percentage as follows:
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If at any time following the closing of the Metuchen Merger and prior to July 31, 2022, the closing price per share of Petros common stock is:

(i)
greater than or equal to $1.8125 for a period of twenty (20) consecutive trading days, then the earnout payment will be equal to 3,330,156 shares of Petros common stock (“First Milestone Earnout Payment”);

(ii)
greater than or equal to $2.175 for a period of twenty (20) consecutive trading days, then the earnout payment will be equal to 3,330,156 shares of Petros common stock (the “Second Milestone Earnout Payment”);

(iii)
greater than or equal to $2.5375 for a period of twenty (20) consecutive trading days, then the earnout payment will be equal to 3,330,156 shares of Petros common stock (the “Third Milestone Earnout Payment”); and

(iv)
greater than or equal to $2.90 for a period of twenty (20) consecutive trading days, then the earnout payment will be equal to 3,330,156 shares of Petros common stock (the “Final Milestone Earnout Payment”).

Each Milestone Earnout Payment is only achievable and payable one time and no further payments with respect to any individual Milestone Earnout Payment will be achievable following its initial achievement. In no event will the sum of the First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment be greater than 13,320,624 shares of Petros common stock. If Milestones achieved, ownership percentages will be approximately 80% and 20% to former Metuchen and Neurotrope shareholders, respectively. Each reference to share prices and Petros common stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros common stock that occur after the date of the Merger Agreement.
The Merger Agreement Amendment also amends and restates Section 9.2 of the Merger Agreement to provide that for so long as at least one of Josh Silverman, Bruce Bernstein, Charles Ryan and Ivan Gergel (the “Continuing Neurotrope Directors”) is serving on the board of directors of Petros, the Continuing Neurotrope Directors will have sole authority on behalf of Petros to approve any amendment to the Merger Agreement on behalf of the board of directors of Petros. The Merger Agreement Amendment additionally amends and restates certain defined terms in the Merger Agreement, including the definition of “Excess Cash” to adjust for costs associated with Charles Ryan’s employment and assistance to Metuchen and certain investor relations and public relations costs. Excess Cash relates to the amount of cash to be distributed to Neurotrope SpinCo in connection with the Spin-Off.
In connection with the entry into the Merger Agreement Amendment, on July 23, 2020, the Company, Neurotrope Bioscience and Metuchen entered into an Employee Lease Agreement (the “Employee Lease Agreement”), pursuant to which the Company and Neurotrope Bioscience agreed to lease the services of Dr. Charles Ryan, Chief Executive Officer of the Company, to Metuchen prior to the closing of the Metuchen Merger. Pursuant to the terms of the Employee Lease Agreement, Dr. Ryan will devote no more than 75% of his working time performing services to Metuchen and Metuchen will pay 75% of the costs associated with Dr. Ryan’s employment from the period beginning on June 1, 2020 through the closing of the Metuchen Merger, including but not limited to, the costs for all compensation and benefits paid to, for or on behalf Dr. Ryan (the “Fees”). The Fees pursuant to the Employee Lease Agreement will act to reduce the amount of cash that is retained by Petros following the closing of the Metuchen Merger, provided, however, that if the Mergers are not consummated and the Merger Agreement is terminated pursuant to its terms, Metuchen will not be required to pay any of the Fees.
Second Amendment to Merger Agreement
On September 30, 2020, Petros, Merger Sub 1, Merger Sub 2, Metuchen and Neurotrope entered into the Second Amendment to the Merger Agreement (the “Second Merger Agreement Amendment”). The Second Merger Agreement Amendment provides, among other things, that:
•
the Metuchen Exchange Ratio shall be calculated as follows: each Metuchen Capital Unit issued and outstanding immediately prior to the Metuchen Effective Time will be converted into (i) a number of validly issued, fully paid and non-assessable shares of Petros Common Stock equal to the quotient resulting from the formula of (A) 24,748,051 divided by (B) the number issued and outstanding Metuchen Capital Units, except that the parties may mutually agree to adjust the Metuchen Exchange Ratio if required for Nasdaq listing purposes, in which case the other ratios set forth in the Merger Agreement shall be proportionately adjusted and (ii) the right to receive a number of shares of Petros Common Stock pursuant to the earnout provisions set forth in the Merger Agreement

•
upon the achievement of the targets set forth below, Petros will deposit earnout payments (the “Earnout Payments”) with the Exchange Agent for distribution to each unitholder of Metuchen prior to the Closing in accordance with such unitholder’s Earnout Pro Rata Percentage (as defined below) as follows:

•
if at any time following the Closing and prior to the one year anniversary of the Closing (the “First Period”), the Closing Price (as defined in the Merger Agreement) per share of Petros Common Stock is (i) greater than or equal to $1.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“First Period Initial Milestone Earnout Payment”); (ii) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Second Milestone Earnout Payment”); (iii) greater than or equal to $2.60 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “First Period Final Milestone Earnout Payment”).

•
if at any time within the twelve (12) month period following the one year anniversary of the Closing (the “Second Period”), the Closing Price per share of Petros Common Stock is (i) greater than or equal to $2.00 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (“Second Period Initial Milestone Earnout Payment” and together with the First Period Initial Milestone Earnout Payment, the “First Milestone Earnout Payment”); (ii) greater than or equal to $2.50 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Second Milestone Earnout Payment” and together with the First Period Second Milestone Earnout Payment, the “Second Milestone Earnout Payment”); (iii) greater than or equal to $3.25 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Third Milestone Earnout Payment” and together with the First Period Third Milestone Earnout Payment, the “Third Milestone Earnout Payment”) and (iv) greater than or equal to $3.75 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period, then the earnout payment will be equal to 5,000,000 shares of Petros Common Stock (the “Second Period Final Milestone Earnout Payment” and together with the First Period Final Milestone Earnout Payment, the “Final Milestone Earnout Payment”). The First Milestone Earnout Payment, the Second Milestone Earnout Payment, the Third Milestone Earnout Payment and the Final Milestone Earnout Payment are collectively referred to herein as the “Milestone Earnout Payments” and individually as a “Milestone Earnout Payment”).
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Each Milestone Earnout Payment is only achievable and payable one time and upon achievement of such Milestone Earnout Payment, there will be no further payments with respect to such MilestoneEarnout Payment. Further, upon achievement of a Milestone Earnout Payment in the First Period, the corresponding milestone for the Second Period will not be achievable.

•
In no event will the sum of (i) the First Milestone Earnout Payment, (ii) the Second Milestone Earnout Payment, (iii) the Third Milestone Earnout Payment and (iv) the Final Milestone Earnout Payment be greater than 20,000,000 shares of Petros Common Stock.

•
In addition to the Milestone Earnout Payments, Metuchen equity holders will have the opportunity to receive the following during the period ending on the second anniversary of the Closing if: (a) either (i) Petros’ Market Capitalization (as defined in the Second Merger Agreement Amendment) is greater than or equal to $250,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $25,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $250,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock (the “Initial Market Capitalization/Gross Proceeds Earnout Payment”); (b) either (i) Petros’ Market Capitalization is greater than or equal to $300,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $3.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $30,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $3.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $300,000,000, then the Earnout Payment shall be equal to 10,000,000 shares of Petros Common Stock, (the “Second Market Capitalization/Gross Proceeds Earnout Payment”); (c) either (i) Petros’ Market Capitalization is greater than or equal to $400,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.50 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $40,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.50 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $400,000,000, then the Earnout Payment shall be equal to 15,000,000 shares of Petros Common Stock (the “Third Market Capitalization/Gross Proceeds Earnout Payment”); and (d) either (i) Petros’ Market Capitalization is greater than or equal to $500,000,000 for a period of twenty (20) trading days during any thirty (30) consecutive trading day period with a Closing Price of no less than $4.75 on each such trading day or (ii) Petros receives aggregate gross proceeds of at least $50,000,000 in an offering (or series of offerings within a sixty (60) calendar day period) of Petros Common Stock with a price per share of Petros Common Stock sold equal to no less than $4.75 in each offering (or series of offerings) and where Petros has a Market Capitalization immediately prior to each such offering (or series of offerings) equal to at least $500,000,000, then the Earnout Payment shall be equal to 16,160,451 shares of Petros Common Stock,(the “Final Market Capitalization/Gross Proceeds Earnout Payment”). The Initial Market Capitalization/Gross Proceeds Earnout Payment, the Second Market Capitalization/Gross Proceeds Earnout Payment, the Third Market Capitalization/Gross Proceeds Earnout Payment and the Final Market Capitalization/Gross Proceeds Earnout Payment are collectively referred to herein as the “Market Capitalization/Gross Proceeds Earnout Payments” and individually as a “Market Capitalization/Gross Proceeds Earnout Payment”).
•
Each Market Capitalization/Gross Proceeds Earnout Payment will only be achievable and payable one time and upon achievement of such Market Capitalization/Gross Proceeds Earnout Payment, there will be no further payments with respect to such Market Capitalization/Gross Proceeds Earnout Payment.

•
In no event will the sum of (i) the Initial Market Capitalization/Gross Proceeds Earnout Payment, (ii) the Second Market Capitalization/Gross Proceeds Earnout Payment, (iii) the Third Market Capitalization/Gross Proceeds Earnout Payment and (iii) the Final Market Capitalization/Gross Proceeds Earnout Payment be greater than 51,160,451 shares of Petros Common Stock.

•
Further, in no event will the sum of (i) the Milestone Earnout Payments and (ii) the Market Capitalization/Gross Proceeds Earnout Payments be greater than 71,160,451 shares of Petros Common Stock.

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Each and every reference to share prices and Petros Common Stock will be subject to adjustment for reverse and stock forward splits, stock dividends, stock combinations and other similar transaction of the Petros Common Stock that occur after the date of the Merger Agreement.

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Section 6.11 of the Merger Agreement is amended and restated to provide that, immediately following the Closing, the Petros board of directors will consist of five (5) directors, of which three (3) directors will be designated by Metuchen and two (2) directors will be designated by Neurotrope. In addition, Section 6.11 of the Merger Agreement is amended and restated to remove references to Dr. Charles Ryan being designated as the Chief Executive Officer of Petros.

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The definition of “Excess Cash” in the Merger Agreement is amended and restated to reduce the amount of cash to be retained by Petros following the Mergers by fifty percent (50%) of any severance, change-in-control payments or similar payment obligations that become due or payable to Dr. Charles Ryan, as follows:

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“Excess Cash” shall mean cash held by Neurotrope in excess of (i) the sum of (A) Twenty Million Dollars ($20,000,000) plus (B) the amount of gross proceeds to be retained by Neurotrope from any exercises of Neurotrope Warrants as set forth in Section 5.2(b); provided, however, that if any Neurotrope Warrants are exercised during the Pre-Closing Period, the proceeds of such exercised Neurotrope Warrants which would be retained by Parent and not distributed to SpinCo will be used to pay the Transaction Costs contemplated by this Agreement or reimburse either Neurotrope or the Company, as the case may be, for any Transaction Costs contemplated by this Agreement that have been paid prior to the Closing minus (ii) the sum of (A) any Fees (as defined in the Employee Lease Agreement), (B) seventy-five percent (75%) of all investor relations and public relations fees reasonably incurred by Neurotrope and its Subsidiaries during the Pre-Closing Period, and (C) fifty percent (50%) of any severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to Dr. Charles Ryan. To the extent that the proceeds of any Neurotrope Warrants exercised during the Pre-Closing Period, if any, are inadequate to cover the aggregate Transaction Costs of each of Neurotrope and the Company, the balance of the unpaid Transaction Costs shall be borne fifty percent (50%) via a reduction in the Twenty Million Dollars ($20,000,000) to be retained by Parent and fifty percent (50%) via a reduction in the amount that would otherwise be distributed to SpinCo.

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The definition of “Earnout Pro Rata Percentage” in the Merger Agreement is amended and restated to reallocate the share of Earnout Payments payable to Metuchen unitholders, as follows:

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“Earnout Pro Rata Percentage” means, (i) with respect to Company Units issued to holders of Company warrants with an exercise price of $0.01 as of the date hereof, (each a “Lead Investor” and, collectively, the “Lead Investors”), such Lead Investor’s proportionate share (based on the pro rata percentage of the total amount of Company Units issuable upon exercise of all Lead Investor warrants) of a percentage of the Earnout Payments equal to a fraction (a) the numerator of which is (x) 8,730,300 minus (y) the number of shares of Parent Common Stock issued in exchange for the Company Units resulting from the exercise of warrants held by the Lead Investor warrants prior to the Effective Time, and (b) the denominator of which is 71,160,451 (such percentage is referred to herein as the “Lead Investor Earnout Percentage”), and (ii) with respect holders of Company Units which are not issued pursuant to warrants for Lead Investors, (a) a fraction (A) the numerator of which equals the Company Outstanding Units held by such unitholder immediately prior to the Metuchen Effective Time and (B) the denominator of which equals (x) all of the Company Outstanding Units immediately prior to the Metuchen Effective Time minus (y) the total amount of Company Units issuable upon exercise of all Lead Investor warrants, (b) multiplied by (A) one-hundred percent (100%) minus (B) the Lead Investor Earnout Percentage. For purposes of determining a unitholder’s Earnout Pro Rata Percentage, no effect shall be given to any subsequent transfer by a unitholder prior to the Metuchen Effective Time of the right to receive any Earnout Payment, if any.

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The signatories to the Neurotrope Voting Agreements was amended to remove all references to existing directors and officers of Neurotrope

WCT Services Agreement
On July 23, 2020, Neurotrope Bioscience entered into a services agreement (the “2020 Services Agreement”) with WCT. The 2020 Services Agreement relates to services for the Company’s Phase 2 clinical study assessing the safety, tolerability and long-term efficacy of bryostatin in the treatment of moderately severe AD subjects not receiving memantine treatment (the “2020 Study”).
Pursuant to the terms of the 2020 Services Agreement, WCT will provide services to enroll approximately one hundred (100) 2020 Study subjects. The Company and Neurotrope Bioscience expect that the first 2020 Study site will be initiated during the third quarter of 2020. The total estimated budget for the services, including pass-through costs, is approximately $9.8 million. As previously disclosed on January 22, 2020, the Company has received a $2.7 million award from the National Institutes of Health, which award will be used to support the 2020 Study, resulting in an estimated net budgeted cost of the 2020 Study to the Company of $7.1 million. In connection with their entry into the 2020 Services Agreement, the parties agreed that WCT would invoice Neurotrope Bioscience for the following advance payments: (i) services fees of approximately $490,000; (ii) pass-through expenses of approximately $140,000; and (iii) investigator/institute fees of approximately $310,000, which in each case will be due within ten (10) days of Neurotrope Bioscience’s receipt of such invoice. Neurotrope Bioscience may terminate the 2020 Services Agreement without cause upon sixty (60) days prior written notice.
Of the total cost of the trial, as of August 5, 2020, approximately $1.5 million has been funded against the total trial cost.
SRAX Consulting Agreement
Effective as of July 3, 2020, the Company entered into a consulting agreement with SRAX, Inc. (“SRAX”) (the “SRAX Agreement”), pursuant to which SRAX agreed to provide investor relations consulting services to the Company. The term of the agreement continues until the first anniversary from the effective date and may be canceled by either SRAX or the Company with 30 days’ advance notice after the one-year term. As consideration for its services under the SRAX Agreement, the Company agreed to pay to SRAX 103,450 restricted shares of the Company’s common stock which vested immediately upon receipt.

8,969,340 shares of
Common Stock (par value $0.0001) and
Warrants to purchase
3,911,326 shares of
Common Stock
Neurotrope Bioscience, Inc.
PROSPECTUS
November 9, 2020